As filed with the Securities and Exchange Commission on October 3, 2008
Registration No. 333-153191
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WHITNEY HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Louisiana	6711	72-6017893
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

228 St. Charles Avenue
New Orleans, Louisiana 70130
(504) 586-7272
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joseph S. Schwertz, Jr.
General Counsel and Corporate Secretary
Whitney Holding Corporation
228 St. Charles Avenue, Suite 626
New Orleans, Louisiana 70130
(504) 586-3596
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randolph A. Moore III Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30339 (404) 881-7000	Paul S. Ware Bradley Arant Rose & White LLP One Federal Place 1819 Fifth Avenue North Birmingham, Alabama 35203 (205) 521-8000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Aggregate	Registration
Securities to be Registered	Registered(1)	Offering Price(2)	Fee
Common stock, no par value	8,461,538		$0

(1)	This amount is based upon the maximum number of shares of the registrant’s common stock anticipated to be issued upon the consummation of the merger described in this Registration Statement, and is based on a price per share of $19.50. The merger agreement provides that the number of shares to be issued is based upon the average closing price of Whitney Holding Corporation common stock for the 20 trading days preceding the fifth trading day immediately prior to the effective time of the merger, however, if the average closing price per share is less than $19.50, the average closing price will be $19.50.

(2)	This amount is estimated solely for purposes of calculating the registration fee. It is calculated pursuant to paragraphs (f)(2) and (f)(3) of Rule 457 under the Securities Act of 1933, as amended, and is equal to (1) the product of (a) $61.01, the per share book value of Parish National Corporation common stock as of June 6, 2008 and (b) the 1,022,292 shares of Parish National Corporation common stock outstanding on October 1, 2008; less (2) the cash portion of the merger consideration to be paid by the registrant in the transaction, which is estimated to be approximately $99,000,000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement-prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement-prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED OCTOBER 3, 2008

404 East Kirkland Street
Covington, LA 70433

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

To Parish National Corporation Shareholders:

The boards of directors of Parish National Corporation and Whitney Holding Corporation have each unanimously agreed to Whitney’s acquisition of Parish. Parish will merge with and into Whitney and Whitney will be the surviving bank holding company following the merger. As a shareholder of Parish, we are asking you to approve the merger agreement at a special meeting of shareholders to be held on November 6, 2008. Whitney shareholders are not required to approve the merger.

If the merger is completed, each of your shares of Parish common stock will automatically convert into the right to receive an estimated aggregate value of approximately $156.65 in the form of (1) all shares of Whitney common stock, or (2) all cash, or (3) a combination of stock and cash, consisting of 40% in shares of Whitney common stock and 60% in cash. However, Whitney has the right to adjust the form of consideration to be paid to any shareholders so that the total cash consideration to be paid in the merger does not exceed 60% of the total consideration to be paid to all Parish shareholders.

If the merger is completed and all Parish shareholders elect to receive consideration in the form of all shares of Whitney common stock, former shareholders of Parish and shareholders of Whitney prior to the acquisition of Parish will own approximately 9.4% and 90.6% respectively, of Whitney’s outstanding common stock following the merger.

Whitney’s common stock is quoted on The Nasdaq Global Select Market under the ticker symbol “WTNY” and the closing price of Whitney’s common stock on October 2, 2008 was $24.55. Shares of Parish common stock are not traded on any securities exchange and have no established trading market. The last known sales price for a share of Parish common stock was $140.00 on August 6, 2008.

Parish will hold a special meeting of Parish shareholders at the office of Parish National Corporation, 404 East Kirkland Street, Covington, Louisiana 70433 November 6, 2008 at 2:00 p.m., central time. At the special meeting, you will be asked to approve the Amended and Restated Agreement and Plan of Merger, dated October 2, 2008, among Whitney Holding Corporation, Whitney National Bank, Parish National Corporation and Parish National Bank, which is referred to in this proxy statement-prospectus as the merger agreement. The completion of the merger requires the receipt of bank regulatory approvals and the affirmative vote of a majority of the total voting power of Parish present, in person or by proxy, at the special shareholders’ meeting. Parish’s board of directors unanimously recommends that you vote FOR approval of the merger agreement and urges you to sign and date the enclosed proxy and return it promptly in the enclosed envelope to make sure that your vote is counted. Of course, if you attend the meeting, you may vote in person, even if you have returned your proxy.

This document describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document. In particular, you should carefully read the information under the section entitled “Risk Factors,” beginning on page 14, for a discussion of the risks relating to the proposed merger. You can also obtain information about Whitney from documents that it has filed with the Securities and Exchange Commission and about Parish from the information in this document.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the Whitney common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The shares of Whitney common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated October [  ], 2008, and is first being mailed to Parish shareholders on or about October   , 2008.

404 East Kirkland Street
Covington, LA 70433

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 6, 2008

To the Shareholders of Parish National Corporation:

Parish National Corporation will hold a special meeting of shareholders at 404 East Kirkland Street, Covington, Louisiana 70433, on November 6, 2008 at 2:00 p.m., central time, for the following purposes:

1. Merger.  To approve the Amended and Restated Agreement and Plan of Merger, dated October 2, 2008, among Whitney Holding Corporation, Whitney National Bank, Parish National Corporation and Parish National Bank, pursuant to which Whitney will acquire Parish through the merger of Parish with and into Whitney. A copy of the merger agreement is attached to the accompanying proxy statement-prospectus as Appendix A.

2. Adjournment, if necessary.  To approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3. Other business.  To approve such other matters as may be appropriate in connection with the approval of the merger agreement and the transactions contemplated thereby.

Only shareholders of record at the close of business on September 22, 2008, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the merger agreement requires the affirmative vote of a majority of the total voting power of Parish present, in person or by proxy, at the special shareholders’ meeting.

After careful consideration, your board of directors supports the merger and unanimously recommends that you vote FOR approval of the merger agreement. The Parish board of directors also recommends that you vote FOR the approval of the adjournment, if necessary and FOR approval of such other matters as may be appropriate in connection with the merger and merger agreement.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. Please vote as soon as possible. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Parish’s corporate secretary, or by filing a properly executed proxy at a later date with Parish’s corporate secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

You, as a Parish shareholder, have dissenter’s rights with respect to the merger under Louisiana law. If you wish to assert your dissenter’s rights and comply with the procedural requirements of Section 131 of the Louisiana Business Corporation Law, you will be entitled to receive payment of the fair value of your shares in cash in accordance with Louisiana law; however, if at least 80% of the total voting power approve the merger agreement, then you will not be entitled to exercise your dissenter’s rights. A copy of Section 131 of the Louisiana Business Corporation Law is attached as Appendix C to the accompanying proxy statement-prospectus.

You are cordially invited to attend the special meeting in person, but regardless of whether you plan to attend, please return the enclosed proxy card.

By Order of the Board of Directors,

Susan B. Pierce
Chairperson of the Board of Directors

Covington, Louisiana
October   , 2008

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD.

i

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS	51
Authorized Capital Stock	51
Preemptive Rights	51
Boards of Directors	51
Filling Vacancies on the Board of Directors	51
Nomination of Directors	51
Removal of Directors	52
Special Meetings of Shareholders	52
Anti-takeover Provisions	52
Indemnification of Directors and Officers	53
Amendments to Articles of Incorporation and Bylaws	53
DISSENTER’S RIGHTS	54
INFORMATION ABOUT WHITNEY	56
General	56
Recent Developments	56
Market Prices of and Dividends Declared on Whitney Common Stock	57
INFORMATION ABOUT PARISH	58
General	58
Market Prices of and Dividends Declared on Parish Common Stock	58
Business and Properties	59
Competition	60
Employees	61
Legal Proceedings	61
Stock Ownership of Principal Shareholders, Management and Directors	61
Parish Common Stock	61
Equity Compensation Plans	62
SUPERVISION AND REGULATION	63
LEGAL MATTERS	66
EXPERTS	66
OTHER MATTERS	66
SHAREHOLDER PROPOSALS	66
IMPORTANT NOTICE FOR PARISH SHAREHOLDERS	67
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	67
WHERE YOU CAN FIND ADDITIONAL INFORMATION	67
APPENDIX A Amended and Restated Agreement and Plan of Merger By and Among Whitney Holding Corporation, Whitney National Bank, Parish National Corporation and Parish National Bank
APPENDIX B Fairness Opinion of Sheshunoff & Co. Investment Banking
APPENDIX C Full text of Section 131 of the Louisiana Business Corporation law
Opinion of Joseph S. Schwertz, Jr.
Opinion of Alston & Bird LLP
Consent of PricewaterhouseCoopers LLP
Consent of LaPorte Sehrt Romig and Hand
Consent of Sheshunoff & Co. Investment Banking
Form of Proxy of Parish National Corp

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Whitney from documents that are not included in, or delivered with, this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by visiting the Investor Relations page of our website, www.whitneybank.com, or by requesting them in writing or by telephone from Whitney at the following address:

Mrs. Shirley Fremin, Manager
Shareholder Services
Whitney Holding Corporation
P.O. Box 61260
New Orleans, Louisiana 70161-1260
Telephone: (504) 586-3627
or toll free: (800) 347-7272
E-mail: investor.relations@whitneybank.com

You will not be charged for any of these documents that you request. You should request any documents by October 30, 2008 in order to receive them before the special meeting.

See “Where You Can Find Additional Information” on page 67.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

Q:	What are you asking me to vote on?

A:	We are asking you to approve the merger agreement, which provides for the merger of Parish with and into Whitney, with Whitney as the surviving corporation in the merger.

Q:	When and where is the special meeting?

A:	The Parish special meeting will be held at 404 East Kirkland Street, Covington, Louisiana 70433 November 6, 2008 at 2:00 p.m., central time.

Q:	How does my board of directors recommend I vote on the merger agreement?

A:	The board of directors of Parish unanimously recommends that you vote FOR approval of the merger agreement.

Q:	Why is my board of directors recommending that I vote for approval of the merger agreement?

A:	Your board of directors believes the merger is a unique strategic opportunity to combine with Whitney, which is expected to create greater long-term growth and shareholder value.

Q:	Why are you sending me this proxy statement-prospectus?

A:	We are sending this document to provide you with information regarding Parish and Whitney, the proposed merger, the Whitney common stock you may elect to receive in the merger and the special meeting of Parish shareholders. The board of directors of Parish is soliciting the enclosed proxy for use at the special meeting of Parish shareholders.

Q:	What will I receive in the merger in exchange for my Parish common stock?

A:	If the merger is completed, each share of Parish common stock you hold will be automatically cancelled and converted into the right to receive an estimated aggregate value of approximately $156.65. This per share purchase price is subject to certain further adjustments that have yet to be determined as described in this proxy statement-prospectus. In the merger, you can elect to receive your consideration in three different forms: (1) shares of Whitney common stock, (2) cash (without interest) or (3) a combination of 40% shares of Whitney common stock and 60% cash (without interest). Whitney will pay cash rather than issuing fractional shares of common stock. The merger agreement also provides that Whitney has the right to adjust shareholder elections so that the total cash consideration to be paid in the merger does not exceed 60% of the total consideration to be paid to all Parish shareholders.

Q:	How do I make an election for the type of merger consideration I will receive?

A:	You will receive an election form, which you should complete and return, along with your Parish stock certificate(s), according to the instructions printed on the form. Your election form must be received no later than 5:00 p.m. eastern time, on November 5, 2008 (which is referred to as the election deadline). A copy of the election form is being mailed under separate cover on or about the date of this proxy statement-prospectus. If you do not send in the election form with your stock certificate(s) by the election deadline, you will be deemed to have made a 100% stock consideration election. If you own shares of Parish common stock in “street name” through a bank, broker or other financial institution, and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election. See “The Merger Agreement — Election and Election Procedures.”

Q:	Can I change or revoke my election?

A:	Yes. You may change your election at any time prior to the election deadline by submitting to American Stock Transfer & Trust Company, “AST” or the exchange agent, written notice accompanied by a properly completed and signed, revised election form. You may revoke your election by submitting written notice to AST prior to the election deadline or by withdrawing your stock certificates prior to the election deadline. You cannot change or revoke your election after the election deadline. If you instructed a bank, broker or other financial institution to submit an election for your shares, you must follow their directions for changing or revoking those instructions.

Q:	Should I send in my Parish common stock certificates now?

A:	No. Please DO NOT send your Parish stock certificates with your proxy card. You will receive a letter of transmittal with instructions for you to send in your Parish common stock certificate(s) along with your election form to AST prior to the election deadline. You should carefully review and follow the instructions set forth in the form of election and the letter of transmittal. AST must receive your completed letter of transmittal and stock certificate(s) in order for you to receive the applicable merger consideration. You will receive the merger consideration as soon as practicable after completion of the merger. If the merger agreement is terminated and the merger does not occur, your election will be revoked automatically and the exchange agent will promptly return your Parish stock certificate(s) to you.

Q:	Who is entitled to vote at the Parish special meeting?

A:	Parish shareholders of record at the close of business on September 22, 2008, the record date for the special meeting, are entitled to receive notice of and to vote on the approval of the merger agreement at the special meeting and any adjournments or postponements of the special meeting. However, a Parish shareholder may only vote his or her shares if he or she is either present in person or represented by proxy at the special meeting of Parish shareholders.

Q:	How many votes do I have?

A:	Each share of Parish common stock that you own as of the record date entitles you to one vote. On September 22, 2008, there were 1,022,292 outstanding shares of Parish common stock. As of the record date, Parish directors and executive officers and their affiliates owned approximately 30.58% of the outstanding shares of Parish common stock.

Q:	How many votes are needed to approve the merger agreement?

A:	The approval of the merger agreement requires the affirmative vote of a majority of the total voting power of Parish present, in person or by proxy, at the special shareholders’ meeting. Each director of Parish individually entered into an agreement with Whitney to vote his or her shares of Parish common stock in favor of the merger agreement and against any competing proposal. These director shareholders hold approximately 30.58% of Parish’s outstanding common stock as of September 22, 2008.

Q:	What should I do now?

A:	With respect to the special meeting — After carefully reading and considering the information in this proxy statement-prospectus, indicate on your proxy card how you want to vote, then sign and date the card and mail it in the enclosed envelope as soon as possible. If you sign and return your proxy card but do not indicate how you want to vote, your proxy card will be voted FOR approval of the merger agreement. You can choose to attend the special meeting and vote your shares in person instead of completing and returning a proxy card. Not returning a proxy card, and either not voting in person at the special meeting or abstaining from voting, will have the same effect as voting AGAINST the merger agreement.

With respect to your share election — You should complete and return the election form, together with a letter of transmittal and your stock certificate(s), to AST according to the instructions printed on the form or, if your shares are held in “street name,” according to the instructions of your bank, broker or other financial institution. Do not send your Parish stock certificate(s) or your election form with your proxy card.

v

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will vote your shares of stock on the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting “broker non-vote” will be counted toward a quorum but your shares will not be voted at the special meeting, which will have the same effect as voting your shares AGAINST the merger agreement.

Q:	Can I change my vote after I deliver my proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways:

• you can revoke your proxy by giving written notice of revocation to Parish’s corporate secretary;

• you can submit a new properly executed proxy with a later date to Parish’s corporate secretary, at or before the special meeting; the latest vote actually received before the special meeting will be counted, and any earlier votes will be revoked; or

• you can attend the special meeting and vote your shares in person, and any earlier proxy will be thereby revoked; however, simply attending the special meeting without voting will not revoke your proxy.

Q:	Am I entitled to dissenter’s rights in connection with the merger?

A:	Yes. If you wish, you may exercise dissenter’s rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the fair value of your shares of Parish common stock under Louisiana law; however, if at least 80% of the total voting power approve the merger agreement, then you will not be entitled to exercise dissenter’s rights. To exercise dissenter’s rights, you must file a written objection and vote against the approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Louisiana law summarized under the heading “Dissenter’s Rights” beginning on page 54 of this proxy statement-prospectus. The fair value of your shares may be more or less than the consideration to be paid in the merger. A copy of the applicable provisions of Louisiana law is included as Appendix C to this proxy statement-prospectus. Whitney’s obligations under the merger agreement are conditioned on having no more than 10% of the holders of Parish stock exercising their dissenters’ rights.

Q:	When do you expect the merger to be completed?

A:	Assuming timely satisfaction of the necessary merger closing conditions, we currently expect to complete the merger in the last quarter of 2008.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact: Shirley Evans, Corporate Secretary, Parish National Corporation, 404 East Kirkland Street, Covington, Louisiana 70433; telephone: (985) 730-3809.

SUMMARY

We prepared this summary to assist you in your review of this proxy statement-prospectus. It does not contain all the information that is important to you. To understand the merger and the issuance of cash and shares of Whitney common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated into this proxy statement-prospectus by reference. See “Where You Can Find Additional Information.” We urge you to read all of these documents in their entirety prior to voting at the special meeting of Parish shareholders. Throughout this proxy statement-prospectus, when describing the purchase price Parish shareholders will receive, we use an estimated aggregate value of approximately $156.65 per share. This per share price for Parish shareholders assumes there will be 1,044,792 shares of Parish common stock outstanding as of the closing date of the merger and assumes all outstanding Parish options will be exercised prior to the closing date of the merger and Parish will have no expenses over the permitted cap of $200,000. The per share purchase price is also subject to certain adjustments and prorations described elsewhere in this proxy statement-prospectus. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Merger (See page 20)

Under the terms of the merger agreement, which is attached as Appendix A, Whitney will acquire Parish pursuant to the merger of Parish with and into Whitney. After the merger, Whitney will be the surviving corporation and will continue its corporate existence under Louisiana law and Parish will cease to exist. We encourage you to read the entire merger agreement carefully, as it is the legal document that governs the merger.

The Companies (See page 56 for Whitney and page 58 for Parish)

Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, Louisiana 70130
(504) 586-7272

Whitney is a Louisiana corporation and a registered bank holding company headquartered in New Orleans, Louisiana. Whitney’s principal banking subsidiary is Whitney National Bank. Whitney currently provides banking services through over 150 banking locations in Texas, Louisiana, Mississippi, Alabama and Florida. Whitney National Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

As of June 30, 2008, Whitney had consolidated total assets of approximately $11 billion, consolidated total loans of approximately $8 billion, consolidated total deposits of approximately $8.3 billion and consolidated shareholders’ equity of approximately $1.2 billion.

Parish National Corporation
404 East Kirkland Street
Covington, LA 70433
(985) 898-3131

Parish is a Louisiana corporation and a registered bank holding company headquartered in Covington, Louisiana. Parish’s banking subsidiary is Parish National Bank. Parish National Bank currently provides banking services in 16 banking locations in Louisiana and Florida.

As of June 30, 2008, Parish had consolidated total assets of approximately $759 million, consolidated total loans of approximately $585 million, consolidated total deposits of approximately $647 million and consolidated shareholders’ equity of approximately $63 million.

Parish Shareholders Will Receive Cash and/or Shares of Whitney Common Stock in the Merger Depending on Their Election and Any Redesignation (See page 39)

You will have the right to submit a form of election to receive merger consideration in the form of all cash, all shares of Whitney common stock or a combination of 60% cash and 40% shares of Whitney common stock. Upon completion of the merger, each share of Parish common stock that you hold, unless you have perfected your dissenter’s rights under Louisiana law, will be automatically converted into the right to receive an estimated aggregate value of approximately $156.65 per share, subject to certain adjustments, which we sometimes refer to in this proxy statement-prospectus as the merger consideration. Subject to the limitations on cash and redesignation procedures described below, the merger consideration will be payable to each holder of Parish common stock as follows:

•	for each share of Parish common stock held, cash in an estimated amount equal to approximately $156.65, without interest (subject to adjustment as described below); or

•	for each share of Parish common stock held, an estimated number of shares of Whitney common stock equal to 6.38 (subject to adjustment as described below); or

•	the cash consideration for 60% of a holder’s shares of Parish common stock and the stock consideration for 40% of a holder’s shares of Parish common stock (subject to adjustment as described below).

The per share merger consideration reflects a downward adjustment in the aggregate purchase price to be paid by Whitney equal to the sum of (1) the aggregate payment to cash out each outstanding Parish stock option for an amount equal to the per share amount of $156.65 less the stock option exercise price, plus (2) any of Parish’s reasonable expenses (attorneys, accountants and other consultants) in connection with the merger that exceed $200,000 in the aggregate or any fee to Sheshunoff & Co. Investment Banking (Sheshunoff) in excess of $1.5 million, plus (3) any amount or liability of Parish or Whitney (following closing of the merger) arising out of or in connection with the deferred compensation plan with Gary B. Blossman in excess of $6.4 million on a pre-tax basis, plus (4) an amount, not to exceed $2 million, which represents 50% of the estimated maximum amount (net of taxes) to be paid by Parish or Whitney in connection with the termination, amendment or settlement of any long-term employment contracts with Parish employees or directors plus 50% of the estimated increased tax expense to be paid by Parish or Whitney as a result of disallowed deductions under Section 280G of the Internal Revenue Code of 1986, as amended (the Code).

You will not receive any fractional shares of Whitney common stock if you elect to receive all or a portion of the merger consideration as shares of Whitney common stock. Instead, you will receive cash in an amount equal to the fraction of a share of Whitney common stock otherwise issuable upon conversion, multiplied by the “average closing price.” The “average closing price” means the average closing price of Whitney common stock for the 20 trading days preceding the fifth trading day immediately prior to the effective time of the merger. However, if the average closing price is less than $19.50, it will be deemed to be $19.50, and if the average closing price is greater than $26.00, it will be deemed to be $26.00.

Election Form (See page 40)

A copy of the election form and letter of transmittal that you will need to complete in order to elect the type of merger consideration you will receive in the merger will be mailed to you under separate cover on or about the date this proxy statement-prospectus is mailed. To be valid, AST must receive your completed election form not later than 5:00 p.m. eastern time, on November 5, 2008, which we refer to as the election deadline.

If AST does not receive your properly completed election form on or before the election deadline, then it will be assumed that you have elected to receive 100% of the consideration in the form of Whitney common stock in exchange for all of your shares of Parish common stock. That assumption will be binding on you.

Limitation on Cash Consideration to be Paid (See page 39)

Under the merger agreement, the amount of cash that will be paid as a result of the merger will not exceed 60% of the aggregate value of the merger consideration to be issued. As a result, Whitney may, in its sole discretion, adjust shareholder elections to ensure that the amount of cash paid does not exceed 60% of the aggregate consideration.

Effect of the Merger on Parish Options (See page 42)

Pursuant to the terms of the merger agreement, Parish is required to take all necessary action to terminate each outstanding and unexercised option to purchase Parish common stock as of the effective time of the merger.

Each holder of an option to purchase Parish common stock immediately prior to the effective time will be entitled to receive an amount of cash from Parish, without interest, equal to the product of (x) the total number of shares of Parish common stock subject to such Parish stock option multiplied by (y) the excess, if any, of the estimated per share amount of approximately $156.65 above the exercise price per share of such Parish option. As of the effective time, each holder of a Parish phantom option immediately prior to the effective time will be entitled to receive an amount of cash from Parish paid in accordance with the terms of the phantom option agreements, equal to the product of (x) the total number of shares of Parish common stock subject to such Parish phantom option multiplied by (y) the excess, if any, of the estimated per share amount of approximately $156.65 above the stipulated present fair market value (as defined in the Parish phantom option agreements) of such Parish phantom option. No holder of a Parish option or phantom option that has an exercise price per share that is equal to or greater than the estimated per share amount of approximately $156.65 will be entitled to any payment with respect to such cancelled Parish option or Parish phantom option before or after the effective time.

Whitney is not required to complete the merger unless all options to purchase Parish common stock have been exercised or terminated and Parish has taken all action necessary to terminate all of its stock option plans prior to the effective time of the merger.

Reasons for the Merger (See page 25)

In reaching its determination to recommend to Parish shareholders that Parish merge with Whitney, Parish’s board of directors consulted with management and considered various material factors, including the potential benefits and opportunities listed below:

•	the board of directors considered favorably the value of the consideration to be received by Parish’s shareholders relative to the book value and earnings per share of Parish common stock and the core deposits of Parish National Bank, which in the opinion of the Parish directors, reflected a premium over criteria that are often used as a measurement of the value of a financial institution;

•	the board of directors believed Whitney’s financial condition, results of operations and business prospects demonstrated a strong operational platform that would continue to support growth following the merger;

•	the board of directors believed the value of the consideration to be paid by Whitney in the merger was supported by a comparison with the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of those selected combinations;

•	the board of directors considered positively the historical dividends paid by Whitney, which represented the ability of the shareholders to receive a return on their investment without selling their shares;

•	the board of directors considered favorably that, in the opinion of Sheshunoff, the consideration to be received by Parish’s shareholders in the merger is fair from a financial point of view;

•	the board of directors considered positively the fact that the merger will enable Parish’s shareholders to exchange their relatively illiquid shares of Parish common stock for shares that are more widely held and actively traded, which should provide Parish shareholders with more flexibility in their investment by providing them with more trading price information on which they can base their trading decisions and allowing them a much greater market to buy or sell the shares;

•	the board of directors considered favorably that the exchange will generally be tax-free to Parish shareholders to the extent they receive Whitney common stock (other than with respect to any cash received in lieu of fractional shares), so that the actual value of the consideration received by Parish shareholders would not be reduced by the amount of any tax the shareholders would be required to pay as a result of receiving the stock consideration; and

•	the board of directors considered favorably the potential for greater growth opportunities as a result of the expanded range of banking services that the merger will allow Parish to provide its customers.

The negative factors considered by Parish’s board of directors in approving the terms of the merger included:

•	the possibility that an alternative to the merger, including remaining an independent institution, could provide more long-term value to shareholders;

•	the effects that a merger with a larger institution, such as Whitney, would have on customer relationships; and

•	the risks associated with not closing the merger due to a failure to meet the conditions to closing.

Notwithstanding such potential negative factors, Parish’s directors unanimously believe that the benefits to Parish and its shareholders substantially outweigh the potential negative factors and that the merger with Whitney is in the best interests of Parish and its shareholders.

Opinion of Parish Financial Advisors (See page 27)

In deciding to approve the merger, the board of directors of Parish considered, among other things, the opinion of its financial advisor, Sheshunoff, an investment banking and financial advisory firm. Sheshunoff has given its opinion to the Parish board of directors that the terms of the merger are fair, from a financial point of view, to the shareholders of Parish. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Sheshunoff considered relevant. The fairness opinion is attached to this proxy statement-prospectus as Appendix B. We urge all Parish shareholders to read the entire opinion, which describes the procedures followed, matters considered and limitations on the reviews undertaken by Sheshunoff. Pursuant to an engagement letter between Parish and Sheshunoff, Parish has agreed to pay Sheshunoff a fee in the amount of $1.5 million, a substantial portion of which is payable only upon completion of the merger. Pursuant to the Sheshunoff engagement letter, Parish has agreed to reimburse Sheshunoff for reasonable out-of-pocket expenses and disbursements in connection with its retention and to indemnify Sheshunoff against certain liabilities under the federal securities laws.

Your Board of Directors Recommends Shareholder Approval of the Merger (See page 19)

The board of directors of Parish has unanimously approved the merger agreement and believes that the merger is in the best interests of Parish shareholders. The board of directors unanimously recommends that you vote FOR approval of the merger agreement.

Share Information and Comparative Market Prices (See pages 12)

Whitney’s common stock is traded on The Nasdaq Global Select Market under the ticker symbol “WTNY,” and the closing price of Whitney’s common stock October 2, 2008 was $24.55. Shares of Parish’s common stock are not traded on any securities exchange and have no established trading market. The last known sales price for a share of Parish common stock was $140.00 on August 6, 2008. To date, the trading of Parish’s common stock has been limited. Parish acts as its own transfer agent, and there are no market makers in Parish’s common stock. The table below presents the per share last reported sale prices of Whitney’s and Parish’s common stock as of the dates specified and the equivalent per share price for Parish’s common stock.

	Last Reported Sale Price
	Whitney	Parish
	Common	Common		Equivalent Per
Date	Stock	Stock		Share Value

June 6, 2008	$21.17	$99.50	(1)	$135.09
October 2, 2008	$24.55	$140.00	(2)	$156.65

(1)	The last sale price of Parish’s common stock prior to the execution of the merger agreement occurred on June 4, 2008, at $99.50 per share.

(2)	The last sale price of Parish’s common stock occurred on August 6, 2008, at $140.00 per share.

The market price of Whitney’s common stock will fluctuate between the date of this proxy statement-prospectus and the date on which the merger takes place. Parish shareholders are advised to obtain current market quotations for Whitney’s common stock to determine how many shares of Whitney common stock they will receive if they elect to receive Whitney common stock as part of the shareholder’s merger consideration. No assurance can be given as to the market price of Whitney’s common stock at the time of the merger, although either Parish or Whitney may terminate the merger agreement if the average closing price of Whitney’s common stock, as calculated on the fifth trading day prior to the effective date of the merger, falls below $16.75. See “The Merger Agreement — Termination of the Merger Agreement; Termination Fee.”

Your Expected Tax Treatment as a Result of the Merger (See page 49)

You will recognize gain (but not loss) equal to the lesser of (1) the cash (excluding any cash received in lieu of a fractional share of Whitney common stock) and the fair market value of the Whitney common stock received (including the fair market value of any fractional share of Whitney common stock that is deemed to be distributed in the merger, and then redeemed by Whitney), less your tax basis in Parish’s common stock, or (2) the amount of cash received. If you exchange shares of Parish common stock for shares of Whitney common stock in the merger you will not recognize gain or loss as to those shares of Whitney common stock, except with respect to any cash received in lieu of fractional share interests in Whitney common stock.

The completion of the merger is conditioned on the receipt of a written opinion from Alston & Bird LLP to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of the Code.

Any shareholder of Parish who perfects his or her dissenter’s rights under Louisiana law, as described below, will recognize gain to the extent the cash received exceeds the shareholder’s tax basis in his or her Parish common stock.

Tax laws are complex, and the tax consequences of the merger may vary depending upon your individual circumstances or tax status. For these reasons, we recommend that you consult your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.

Dissenter’s Rights as a Result of the Merger (See page 54)

If you, as a Parish shareholder, file a written objection and vote against the merger agreement and follow certain procedures as required by Louisiana law and described in this proxy statement-prospectus, you will be entitled to exercise dissenter’s rights and receive the fair value of your shares in cash under Louisiana law; however, if at least 80% of the total voting power approve the merger agreement, then you will not be entitled to exercise dissenter’s rights. If you assert and perfect your dissenter’s rights, you will not receive the merger consideration but instead will be entitled to receive the fair value of your shares of stock in cash as determined in accordance with Louisiana law. If you lose or withdraw your dissenter’s rights, Whitney may, in its sole discretion, determine the form of consideration you will receive, which may include cash consideration, stock consideration or both. Appendix C includes the relevant provisions of Louisiana law regarding these rights.

Information About the Special Shareholders’ Meeting (See page 18)

Parish will hold a special meeting of the shareholders of Parish on November 6, 2008 at 2:00 p.m., central time, at 404 East Kirkland Street, Covington, Louisiana 70433. At the meeting, you will vote on the merger agreement described above and in the notice for the meeting. If you approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger in the last quarter of 2008.

Quorum and Vote Required at the Special Meeting (See page 18)

Shareholders who own Parish common stock at the close of business on September 22, 2008, the record date, will be entitled to vote at the special meeting. A majority of the total voting power of Parish must be present, in person or by proxy, at the special meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

The approval of the merger agreement requires the affirmative vote of a majority of the total voting power of Parish present, in person or by proxy, at the special shareholders’ meeting.

Share Ownership of Management (See page 61)

As of the record date for the special meeting, certain directors and executive officers of Parish have or share voting or dispositive power over approximately 30.58% of the issued and outstanding Parish common stock. These individuals have agreed with Whitney that they will vote the stock over which they have voting power in favor of the merger agreement. The approval of the merger agreement requires the affirmative vote of a majority of the total voting power of Parish present, in person or by proxy, at the special shareholders’ meeting.

As of the record date for the meeting, directors and executive officers of Whitney have or share no voting or dispositive power over any of the issued and outstanding Parish common stock.

Regulatory Approvals to Complete the Merger (See page 37)

Parish and Whitney have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System and other applicable governmental authorities. Whitney received approval of the Federal Reserve Board on September 25, 2008. The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. Whitney expects to merge Parish National Bank into Whitney National Bank immediately after the merger of Parish into Whitney, although Whitney reserves the right to delay the bank merger. The bank merger requires the approval of the Office of the Comptroller of the Currency (OCC). Whitney has filed all regulatory applications and notices required to be filed prior to the merger. Although we do not know of any reason why we could not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

Conditions to Complete the Merger (See page 43)

In addition to the required regulatory approvals, and except as required by law, Whitney, Parish or both may choose not to complete the merger if the following conditions are not met or waived (if such conditions are waivable) by the affected party:

•	Parish shareholders must approve the merger agreement by the required vote;

•	the parties must receive an opinion by Alston & Bird LLP that the merger qualifies as a tax-free reorganization and that no gain or loss will be recognized by Parish shareholders with respect to any stock consideration received in the merger (except with respect to any cash received in lieu of a fractional share interest in Whitney common stock);

•	the merger cannot be a taxable event for either Whitney or Parish;

•	Whitney must receive an agreement not to compete from Parish’s president, chief executive officer, director and shareholder, Gary B. Blossman, which agreement has been delivered;

•	Parish’s net shareholders’ equity will not be less than $56.5 million, subject to certain adjustments;

•	all outstanding Parish stock options and phantom options must be exercised or terminated in accordance with their terms, and Parish must take all action necessary to terminate its stock option plans;

•	the average closing price of Whitney’s common stock for 20 consecutive trading days, with the measurement period beginning on the 25th trading day prior to closing and ending five trading days prior to closing, will not be less than $16.75;

•	the representations and warranties of the parties to the merger agreement must be true and correct, except as to such inaccuracies as would not reasonably be expected to have a material adverse effect in the aggregate, and the other party to the merger agreement must have performed in all material respects all of its obligations under the merger agreement; and

•	additional conditions customary in transactions of this type.

If the parties receive shareholder and all regulatory approvals and the other conditions to completion are satisfied, Whitney and Parish contemplate that they will complete the merger in the last quarter of 2008.

Waiver and Amendment (See page 48)

A default in the performance of any obligation may be waived. The conditions to completion of the merger may be waived at any time by the party for whose benefit they were created, except any condition that, if not satisfied, would result in the violation of any law, may not be waived. A waiver is only effective if it is in writing and signed by the waiving party.

In addition, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any material amendments. Any material change to the merger agreement after the special meeting of Parish shareholders may require a re-solicitation of votes from Parish’s shareholders.

Termination and Termination Fee (See page 46)

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail elsewhere in this proxy statement-prospectus. If either Whitney or Parish terminates the merger agreement under certain circumstances described in detail elsewhere in this proxy statement-prospectus, then Parish (or its successor) must pay to Whitney a termination fee of $5 million.

Parish’s Executive Officers and Directors Have Financial Interests in the Merger that Differ from Yours (See page 33)

In considering the information in this document, you should be aware that the executive officers and directors of Parish have financial interests in the merger that are in addition to, and different from, their interests as shareholders of Parish. These additional interests of Parish’s executive officers and directors may create potential conflicts of interest and cause these persons to view the proposed transactions differently than you may as a shareholder. The members of Parish’s board of directors knew about these interests and considered them when they adopted the merger agreement. All such material interests are as follows:

•	the continued employment of the executive officers by Whitney after the merger;

•	the continuation of employee benefits;

•	provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of Parish for certain liabilities;

•	payments to Gary B. Blossman of (1) $480,000 in connection with entry into a protective covenant agreement with Whitney and (2) approximately $6 million in connection with the termination of the deferred compensation plan with Parish National Bank;

•	payments of $1,000 per month for 36 months to each of the Parish non-officer directors in connection with their entry into support agreements with Whitney, which also contain certain protective covenant agreements;

•	payments having a present value of approximately $4.5 million to certain officers of Parish under their long-term employment and other agreements with Parish National Bank, if such agreements are not amended or terminated prior to the effective time of the merger; and

•	rights to acquire certain assets of Parish, excluded from the assets Whitney will acquire in connection with the merger, for a cash payment equal to the book value of such assets, which could result in a benefit to the executive officers and directors to the extent the book value of the excluded assets is less than the fair market value.

These interests are more fully described in this proxy statement-prospectus under the heading “The Merger — Parish’s Directors and Executive Officers Have Financial Interests in the Merger.”

Employee Benefits of Parish Employees after the Merger (See page 36)

Whitney has agreed to offer to all former Parish and Parish National Bank employees who become Whitney employees the same employee benefits as those offered by Whitney to its employees in similar positions, except that all executive and senior level management bonuses, stock options, restricted stock and similar benefits will be at the discretion of Whitney’s Compensation and Human Resources Committee. Whitney will also give Parish and Parish National Bank employees full credit for their years of service with Parish and Parish National Bank for both eligibility and vesting, except that prior service credit will not be considered for purposes of eligibility and benefit accrual under Whitney’s defined benefit retirement plan or any substitute plan adopted by Whitney or Whitney National Bank from time to time.

Differences in Rights of Parish Shareholders after the Merger (See page 51)

Parish shareholders who receive shares of Whitney common stock in the merger will become Whitney shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Louisiana law and by Whitney’s articles of incorporation and bylaws. The rights of Whitney shareholders are different in certain respects from the rights of Parish shareholders. Some of the principal differences are described in this proxy statement-prospectus under the heading “Certain Differences in Rights of Shareholders.”

Accounting Treatment (See page 48)

Whitney is required to account for the merger as a purchase transaction under accounting principles generally accepted in the United States of America (GAAP).

Summary Consolidated Financial Information of Whitney

The following table sets forth certain consolidated financial information of Whitney. This information should be read in conjunction with the consolidated financial statements and related notes of Whitney contained in its annual report on Form 10-K for the year ended December 31, 2007 and in its quarterly report on Form 10-Q for the quarter ended June 30, 2008, which are incorporated by reference in this proxy statement-prospectus. Information as of and for the periods ended June 30, 2008 and 2007 is unaudited, but, in the opinion of Whitney’s management, contains all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of Whitney’s financial position and results of operations for such periods in accordance with GAAP. Whitney’s results for the six-month period ended June 30, 2008 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2008.

Whitney’s financial statements for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 were audited by PricewaterhouseCoopers LLP.

	Six Months Ended
	June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In thousands, except share and per share data)

PERIOD-END BALANCE SHEET DATA
Total assets	$11,016,323	$10,608,267	$11,027,264	$10,185,880	$10,109,006	$8,222,624	$7,754,982
Earning assets	9,955,091	9,697,723	10,122,071	9,277,554	9,054,484	7,648,740	7,193,709
Loans	7,962,543	7,368,404	7,585,701	7,050,416	6,560,597	5,626,276	4,882,610
Investment securities	1,955,692	1,910,271	1,985,237	1,886,093	1,641,451	1,991,244	2,281,405
Noninterest-bearing deposits	2,773,086	2,736,966	2,740,019	2,947,997	3,301,227	2,111,703	1,943,248
Deposits	8,266,880	8,512,778	8,583,789	8,433,308	8,604,836	6,612,607	6,158,582
Shareholders’ equity	1,183,078	1,208,940	1,228,736	1,112,962	961,043	904,765	840,313
Common shares outstanding	63,930,743	67,633,006	65,825,516	65,930,064	63,340,484	62,101,581	60,671,988
INCOME STATEMENT DATA
Interest income	$291,363	$325,853	$661,105	$616,371	$468,085	$360,772	$338,069
Interest expense	66,693	94,116	196,314	145,160	80,986	40,682	43,509
Net interest income	224,670	231,737	464,791	471,211	387,099	320,090	294,560
Net interest income (TE)	227,159	234,841	470,868	477,423	392,979	326,237	300,115
Provision for credit losses	49,000	(2,000)	17,000	3,720	37,580	2,000	(3,500)
Noninterest income	54,650	48,146	126,681	84,791	82,235	82,523	89,504
Net securities gain (loss) in noninterest income	—	—	(1)	—	68	68	863
Noninterest expense	169,519	175,105	349,108	338,473	286,398	260,278	242,923
Net income	42,729	72,044	151,054	144,645	102,349	97,137	98,542
KEY PERFORMANCE RATIOS
Return on average assets	.79%	1.40%	1.44%	1.41%	1.15%	1.23%	1.36%
Return on average shareholders’ equity	7.03	12.33	12.48	13.58	10.94	11.02	11.96
Net interest margin	4.59	4.99	4.89	5.11	4.85	4.45	4.47
Average loans to average deposits	93.70	86.64	87.46	79.94	84.96	81.60	77.72
Efficiency ratio	60.15	61.88	58.42	60.20	60.28	63.69	62.49
Allowance for loan losses to loans	1.38	1.02	1.16	1.08	1.37	.97	1.22
Nonperforming assets to loans plus foreclosed and surplus property	2.03	.81	1.64	.81	1.03	.46	.62
Allowance for loan losses to non-performing loans	74.54%	132.25%	73.20%	135.60%	137.25%	229.83%	221.18%

	Six Months Ended
	June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In thousands, except share and per share data)

Annualized net charge-offs to average loans	.70	.06	0.11	0.29	0.08	0.19	0.07
Average shareholders’ equity to average assets	11.29	11.39	11.51	10.40	10.51	11.17	11.38
Shareholders’ equity to total assets	10.74	11.40	11.14	10.93	9.51	11.00	10.84
Tangible common equity to tangible assets	7.86	8.34	8.24	8.08	7.40	9.46	9.76
Leverage ratio	8.27	8.90	8.79	8.76	8.21	9.56	10.13
COMMON SHARE DATA
Earnings per share Basic	$.66	$1.08	$2.26	$2.24	$1.65	$1.59	$1.65
Diluted	.65	1.06	2.23	2.20	1.63	1.56	1.63
Dividends
Cash dividends per share	$.62	$.58	$1.16	$1.08	$.98	$.89	$.82
Dividend payout ratio	93.83%	54.65%	52.05%	48.85%	60.26%	56.99%	50.32%
Book value per share	$18.51	$17.88	$18.67	$16.88	$15.17	$14.57	$13.85

The net interest margin is annualized net interest income (TE) as a percent of average earning assets.

Tax-equivalent (TE) amounts are calculated using a marginal federal income tax rate of 35%.

The efficiency ratio is noninterest expense to total net interest (TE) and noninterest income (excluding securities transactions).

Tangible common equity is total shareholders’ equity less goodwill and other intangible assets.

Tangible assets are total assets less goodwill and other intangible assets.

Summary Consolidated Financial Information of Parish

The following table sets forth certain consolidated financial information of Parish. Information as of and for the periods ended June 30, 2008 and 2007 is unaudited, but, in the opinion of Parish’s management, contains all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of Parish’s financial position and results of operations for such periods in accordance with GAAP. Parish’s results for the six-month period ended June 30, 2008 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2008.

Parish’s financial statements for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 were audited by LaPorte Sehrt Romig and Hand, a Professional Accounting Corporation.

	Six Months Ended
	June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In thousands, except share and per share data)

PERIOD-END BALANCE SHEET DATA
Total assets	$759,024	$781,354	$764,958	$769,217	$736,123	$553,919	$464,616
Earning assets	712,472	718,536	706,951	699,818	676,721	511,485	417,594
Loans	584,824	546,770	570,035	532,121	480,955	433,127	330,324
Investment securities	88,544	90,087	99,732	97,486	58,613	26,038	53,978
Deposits	646,578	703,192	672,133	686,543	659,236	483,707	406,897
Shareholders’ equity	62,609	54,246	58,991	51,584	43,439	38,509	34,881
Common shares outstanding	1,015,092	1,012,092	1,012,092	1,012,092	1,010,092	1,006,592	1,002,792
INCOME STATEMENT DATA
Interest income	$24,388	$27,021	$54,390	$50,623	$37,408	$27,205	$23,081
Interest expense	6,972	10,609	20,418	16,726	9,927	5,133	3,916
Net interest income	17,416	16,412	33,972	33,897	27,481	22,072	19,165
Net interest income (TE)	17,449	16,508	34,170	34,109	27,598	22,155	19,277
Provision for credit losses	300	300	600	950	1,700	550	500
Noninterest income	6,965	6,617	12,566	11,568	11,883	12,794	9,481
Net securities gains in noninterest income	606	246	(384)	—	11	—	115
Noninterest expense	16,527	17,174	33,811	30,658	27,840	26,851	20,450
Net income	4,989	3,286	7,973	8,920	6,426	5,024	5,104
KEY PERFORMANCE RATIOS
Return on average assets	1.38%	1.00%	1.10%	1.27%	1.11%	1.02%	1.24%
Return on average shareholders’ equity	16.67	12.67	14.55	16.81	14.83	11.87	15.33
Net interest margin	5.02	4.67	4.79	4.85	4.92	4.83	5.05
Average loans to average deposits	90.45	77.73	84.73	77.51	73.02	90.00	81.18
Efficiency ratio	67.91	73.58	70.38	65.89	69.32	76.30	71.29
Allowance for loan losses to loans	0.95	1.07	0.93	1.05	1.04	0.83	0.92
Nonperforming assets to loans plus foreclosed and surplus property	0.60	0.37	0.57	0.21	0.35	0.02	0.43
Allowance for loan losses to non-performing loans	195	304	186	529	305	8010	1882
Annualized net charge-offs to average loans	0.08	0.02	0.14	0.07	0.07	0.01	0.04
Average shareholders’ equity to average assets	8.23	6.82	7.93	7.12	7.29	8.78	7.13
Shareholders’ equity to total assets	8.25	6.94	7.71	7.86	7.14	8.70	7.51
Leverage ratio	9.19%	7.99%	8.52%	7.71%	7.02%	8.44%	7.25%
COMMON SHARE DATA
Earnings per share
Basic	$4.91	$3.25	$7.91	$8.21	$6.11	$4.90	$5.09
Diluted	4.78	3.15	7.66	7.95	5.91	4.77	4.95
Dividends
Cash dividends per share	$1.00	$1.00	$2.00	$1.25	$1.25	$1.25	$1.25
Dividend payout ratio	20.30%	30.80%	25.29%	25.08%	20.46%	27.89%	24.95%
Book value per share	$61.68	$53.60	$58.32	$50.11	$42.46	$37.98	$34.78

Historical and Pro Forma Comparative Per Share Data

The table on the following page shows historical information about Whitney’s and Parish’s respective earnings per share, dividends per share and book value per share, and similar information reflecting the merger, which we refer to as “pro forma” information, at or for the six months ended June 30, 2008, and at or for the year ended December 31, 2007. In presenting the comparative pro forma information for the periods shown, we assumed that the merger was completed.

Whitney is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Parish will be recorded, as of completion of the merger, at their respective fair values and added to those of Whitney. Any excess of the purchase price over the net fair value of Parish’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Whitney issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Parish. The results of operations of Parish will be included in the results of operations of Whitney following the effective time of the merger.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Parish at their respective fair values. These pro forma adjustments are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of Parish will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included herein for these assets and liabilities, including additional intangible assets that may be identified. Any change in the fair value of the net assets of Parish will change the amount of the purchase price allocable to goodwill. Additionally, changes to Parish’s shareholders’ equity, including dividends and net income from July 1, 2008 through the date the merger is completed will also change the amount of goodwill recorded. In addition, the final adjustments may be materially different from the pro forma adjustments presented in this proxy statement-prospectus.

The pro forma information is also based on an estimate of the number of Whitney shares that will be issued in connection with the merger. The pro forma Whitney information is presented in terms of an equivalent share of Parish stock by multiplying the Whitney information by an estimate of the relative value of a share of Parish stock to a share of Whitney stock issuable in this merger.

We also anticipate that the merger will provide Whitney with financial benefits that include increased revenue and reduced operating expenses, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of Whitney would have been had Whitney and Parish been combined during the periods presented.

The information in the following tables is based on historical financial information and related notes for Parish and Whitney. You should read all of the summary financial information we provide in the following tables together with historical financial information and related notes. The historical financial information of Whitney is also incorporated into this document by reference. See “Where You Can Find Additional Information” on page 67 for a description of where you can find this historical information.

Historical and Pro Forma Comparative Per Share Data of Whitney and Parish

	As of and for the	As of and for the
	Six Months Ended	Year Ended
	June 30,	December 31,
	2008	2007

Book value per share:
Whitney	$18.51	$18.67
Parish	61.68	58.32
Pro forma combined	18.75	18.89
Per equivalent Parish share(1)	119.64	120.54
Cash dividends per share:
Whitney	$0.62	$1.16
Parish	1.00	2.00
Pro forma combined	0.62	1.16
Per equivalent Parish share(1)	3.96	7.40
Net income per share (basic):
Whitney	$0.66	$2.26
Parish	4.91	7.91
Pro forma combined	0.68	2.21
Per equivalent Parish share(1)	4.34	14.10
Net income per share (diluted):
Whitney	$0.65	$2.23
Parish	4.78	7.66
Pro forma combined	0.67	2.18
Per equivalent Parish share(1)	4.28	13.91

(1)	Calculated by multiplying the pro forma combined information by an exchange ratio of 6.38, which is the quotient obtained by dividing an estimated per share price of approximately $156.65 by the “average closing price” of Whitney stock, which we have assumed to be $24.55.

RISK FACTORS

In addition to the other information contained or incorporated by reference in this proxy statement-prospectus, including the matters addressed under the heading “A Warning about Forward-Looking Statements.” you should carefully consider the matters described below in determining whether to approve the merger agreement. We believe that the risks set forth in this proxy statement-prospectus represent all of the known material risks that you should consider in making a decision as to whether to vote to approve the merger agreement.

You may not receive the form of merger consideration that you elect.

The merger agreement contains redesignation provisions that are designed to ensure that the amount of cash paid for Parish common stock does not exceed 60% of the aggregate purchase price. If more Parish shareholders make valid elections to receive cash than is available as merger consideration under the merger agreement, Whitney may, in its sole discretion, adjust the elections made by Parish shareholders such that the Parish shareholders, despite electing cash only, may receive all or a portion of their consideration in Whitney common stock despite their election. See “The Merger Agreement — What You Will Receive in the Merger.”

If you receive a different form of consideration than you elected, the tax consequences to you may be different than they would have been had you received the exact form of merger consideration you elected. You should consult with your tax advisor prior to voting on the merger agreement and prior to making an election to receive cash and/or Whitney common stock in exchange for your Parish common stock. See “Material United States Federal Income Tax Consequences of the Merger.”

Because the market price of Whitney common stock may fluctuate, you cannot be sure of the number of shares or the market value of Whitney common stock that you will receive if you elect to receive stock consideration in the merger.

Upon completion of the merger, the issued and outstanding shares of Parish common stock will be converted into the right to receive cash, shares of Whitney common stock or a combination of cash and shares of Whitney common stock. If you receive any portion of the merger consideration in the form of shares of Whitney common stock, the number of shares of Whitney common stock representing that portion of the merger consideration will vary based on the trading price of Whitney common stock, which may differ from the price of Whitney common stock on the date the merger was announced, on the date that this document is mailed to Parish shareholders and on the date of the meeting of Parish shareholders.

Changes in the price of Whitney common stock may result from a variety of factors, including, without limitation, general market and economic conditions, changes in the values and perceptions of financial services stocks generally, changes in the regulation of financial institutions, changes in Whitney’s business, operations, earnings prospects, credit quality and capital ratios. Many of these factors are beyond Whitney’s control. At the time of the meeting, a Parish shareholder may not necessarily know or be able to calculate the exact number of shares of Whitney common stock the shareholder would receive upon completion of the merger. The value of the shares of Whitney common stock received by a Parish shareholder may decline immediately after, including as a result of, the completion of the merger.

The total merger consideration to be paid to Parish shareholders will be adjusted if the amount of the expenses incurred as a result of the merger exceeds the amount provided for in the merger agreement.

The merger agreement provides that the total per share consideration to be received, whether in the form of cash, shares of Whitney common stock or a combination of cash and stock, will reflect a downward adjustment in the aggregate purchase price to be paid by Whitney equal to the sum of (1) the aggregate payment to cash out each outstanding Parish stock option for an amount equal to the per share amount of $156.65 less the stock option exercise price, plus (2) any of Parish’s reasonable expenses (attorneys, accountants and other consultants) in connection with the merger that exceed $200,000 in the aggregate and any fee to Sheshunoff in excess of $1.5 million, plus (3) any amount or liability of Parish or Whitney (following the closing of the merger) arising out of or in connection with the deferred compensation plan with Gary B. Blossman in excess of $6.4 million on a pre-tax basis, plus (4)  an amount, not to exceed $2 million, which represents 50% of the maximum estimated amount (net of taxes) to be paid by Parish or Whitney in connection with the termination, amendment or settlement of any long-term employment contracts with Parish employees or directors plus 50% of the estimated increased tax expense to be paid by Parish or Whitney as a result of disallowed deductions under Section 280G of the Code. The purchase price could be adjusted further based on the terms of the merger agreement as described above. See “The Merger Agreement — What You Will Receive in the Merger.”

If Whitney’s closing stock price does not trade above a certain level for a certain period of time prior to the closing of the merger, then either party may refuse to close the merger.

The parties negotiated a closing condition in the merger agreement that permits either party to refuse to close the merger if the average closing stock price of Whitney’s common stock is less than or equal to $16.75 per share for the 20 consecutive trading days ending five days prior to the closing of the merger. Therefore, if this condition is not met and either party refuses to close, the merger will not be consummated, you will not receive the merger consideration and you will remain a Parish shareholder. On October 2, 2008, Whitney’s common stock price was $24.55 per share.

Combining the two companies may be more difficult, costly or time-consuming than expected.

Whitney and Parish have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the disruption of each company’s ongoing business or that inconsistencies in standards, procedures and policies might adversely affect the ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If Whitney has difficulties with the integration process, it might not achieve the economic benefits expected to result from the acquisition. As with any merger of banking institutions, there also may be business disruptions that cause Whitney and Parish to lose customers or cause customers to take their deposits out of either bank and move their business to other financial institutions.

Parish shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Parish’s shareholders currently have the right to vote in the election of the Parish board of directors and on other matters affecting Parish. When the merger occurs, each Parish shareholder that receives shares of Whitney common stock will become a shareholder of Whitney with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of Parish. In fact, if all Parish shareholders elect to receive consideration in the form of all shares of Whitney common stock, it is expected that the former shareholders of Parish as a group will own approximately 9.4% of the outstanding shares of Whitney immediately after the merger. Because of this, Parish’s shareholders will have less influence on the management and policies of Whitney than they now have on the management and policies of Parish.

Parish will be subject to business uncertainties while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Parish and consequently on Whitney. These uncertainties may impair Parish’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers, vendors and others that deal with Parish to seek to change existing business relationships with Parish. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty and difficulty of integration or a desire not to remain with Whitney. As a result, Whitney’s business following the merger could be negatively affected.

The loss of key personnel may adversely affect Whitney.

After the closing of the merger, Whitney expects to integrate Parish’s business into its own. The integration process and Whitney’s ability to successfully conduct Parish’s business after the merger will require the experience and expertise of key employees of Parish. Therefore, the ability to successfully integrate Parish’s operations with those of Whitney, as well as the future success of the combined company’s operations, will depend, in part, on Whitney’s ability to retain key employees of Parish following the merger. Although Whitney has entered into a restrictive covenant agreement and employment agreement with Gary B. Blossman, and other key employees of Parish are currently subject to restrictive covenant agreements that would inure to the benefit of Whitney, Whitney may not be able to retain these or other key employees for the time period necessary to complete the integration process or beyond. Although we do not have any reason to believe any of these employees will discontinue their employment with Parish or not become employed by Whitney, the loss of such employees could adversely affect Whitney’s ability to successfully conduct its business in the markets in which Parish now operates, which could have an adverse effect on Whitney’s financial results.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The Federal Reserve Board must approve the merger of Whitney and Parish and the Office of the Comptroller of the Currency (OCC) must approve the merger of Whitney National Bank and Parish National Bank. The Federal Reserve Board and the OCC will consider, among other factors, the competitive impact of the merger, Whitney’s financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board will review capital position, safety and soundness, legal and regulatory compliance matters and Community Reinvestment Act matters. Whitney received approval of the Federal Reserve Board on September 25, 2008. There can be no assurance as to whether Whitney will receive additional regulatory approvals, the timing of those approvals, or whether the regulators will impose any conditions on the mergers.

The market price of Whitney common stock after the merger may be affected by factors different from those affecting Parish common stock or Whitney common stock currently.

The businesses and market areas of Whitney and Parish differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Whitney or Parish. For a discussion of the businesses of Whitney and Parish and of certain factors to consider in connection with those businesses, see “Information About Whitney” and the documents that Whitney has filed with the SEC that are incorporated by reference in this proxy statement-prospectus and “Information About Parish.”

The merger agreement limits Parish’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Parish’s ability to discuss competing third-party proposals to acquire all or a significant part of Parish or Parish National Bank. In addition, Parish has agreed to pay Whitney a fee of $5 million if the transaction is terminated because Parish decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Parish or Parish National Bank from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Parish than it might otherwise have proposed to pay.

Certain directors and executive officers of Parish have economic interests in the merger that are different from, or in addition to, their interests as shareholders.

Certain directors and executive officers of Parish have interests in the merger other than their interests as shareholders. The board of directors of Parish was aware of these interests at the time it approved the merger. These interests may cause Parish’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger — Parish’s Directors and Executive Officers have Financial Interests in the Merger.”

Whitney’s anti-takeover provisions may make it more difficult for takeover attempts that Whitney’s board of directors has not approved.

Whitney’s articles of incorporation include anti-takeover provisions, such as supermajority vote and quorum requirements, which may make takeover attempts and other acquisitions of interests in Whitney that its board of directors has not approved more difficult. These provisions may give holders of a minority of Whitney’s voting power a veto over a business combination that a majority of shareholders may believe to be desirable and beneficial. Whitney is also subject to certain fair price protection and control share acquisition provisions under Louisiana law. See “Certain Differences in Rights of Shareholders.”

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus and the documents incorporated by reference in this proxy statement-prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements are based on management’s beliefs, assumptions, current expectations, estimates and projections about Whitney and Parish, their strategies and future plans, the financial services industry and the economy in general. Forward-looking statements provide projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements often contain words such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or other words or expressions of similar meaning.

The ability of Whitney and Parish to predict results or the actual effect of future plans or strategies, or those of the combined company, is inherently uncertain. Although Whitney and Parish believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from those expressed in these forward-looking statements include those discussed in Whitney’s filings with the SEC and discussed under “Risk Factors” in this proxy statement-prospectus. Additional factors include, but are not limited to, the following:

•	the costs of integrating Whitney’s and Parish’s operations, which may be greater than Whitney expects;

•	potential customer loss and deposit attrition as a result of the merger and the failure to achieve expected gains, revenue growth or expense savings;

•	changes in interest rates that affect the pricing of Whitney’s financial products, the demand for its financial services and the valuation of its financial assets and liabilities;

•	changes in economic and business conditions, including those caused by future natural disasters or by acts of war or terrorism, that directly or indirectly affect the financial health of Whitney’s customer base;

•	Whitney’s ability to effectively and efficiently expand into new markets;

•	the cost and other effects of material contingencies, including litigation contingencies and insurance recoveries;

•	Whitney’s ability to effectively manage interest rate risk and other market risk, credit risk and operational risk;

•	Whitney’s ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Whitney’s business;

•	Whitney’s ability to keep pace with technological changes;

•	the actual pace and magnitude of economic recovery in the regions impacted by hurricanes that struck portions of Whitney’s service area during the third quarter of 2005 compared to management’s current views on such recovery;

•	Whitney’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by our customers and potential customers; and

•	possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards.

You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Whitney and Parish do not intend, and undertake no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Whitney or Parish or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document.

THE PARISH

SPECIAL SHAREHOLDERS’ MEETING

This section contains information about the special meeting of Parish shareholders that we called to consider and approve the merger agreement between Parish and Whitney, pursuant to which Parish will be merged with and into Whitney, with Whitney as the surviving corporation in the merger.

Together with this document, we are also sending you a notice of the special meeting and a form of proxy that is solicited by the Parish board of directors. The special meeting will be held on November 6, 2008, at 2:00 p.m., central time, at 404 East Kirkland Street, Covington, Louisiana 70433, subject to any adjournments and postponements.

Matters to be Considered

The purpose of the special meeting is to vote on a proposal to approve the merger agreement. We will also ask you to vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope. If you do not return your properly executed card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.

Record Date; Quorum and Vote Required

The record date for the special meeting is September 22, 2008. Parish shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the special meeting. As of September 22, 2008, there were 1,022,292 shares of Parish common stock issued and outstanding and entitled to vote at the meeting, held by approximately 293 holders of record. Each share of Parish common stock outstanding on September 22, 2008 entitles its holder to one vote on the merger agreement and any other proposal that may properly come before the meeting.

The presence, in person or by proxy, of a majority of the shares of Parish common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. The approval of the merger agreement requires the affirmative vote of a majority of the total voting power of Parish present, in person or by proxy, at the special shareholders’ meeting.

As of the record date for the meeting, Parish’s directors beneficially owned approximately 312,605 shares, or approximately 30.58%, of the outstanding shares of Parish common stock. These individuals have agreed with Whitney that they will vote their stock in favor of the merger agreement.

Solicitation and Revocation of Proxies

If you have delivered a proxy for the special meeting, you may revoke it at any time before it is voted by:

•	attending the special meeting and voting in person;

•	giving written notice to Parish’s corporate secretary prior to the date of the special meeting revoking your proxy; or

•	submitting to Parish’s corporate secretary a signed proxy card dated later than your initial proxy.

The proxy holders will vote as directed all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger agreement. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. Parish’s board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger agreement.

If a shareholder holds shares of Parish common stock in the name of a bank, broker or other financial institution (sometimes called “street name” or “nominee name”), then the shareholder must provide voting instructions to the financial institution holding the shares. If the shareholder does not provide instructions to the financial institution, the shares will not be voted on any matter on which the financial institution does not have discretionary authority to vote, which includes the vote on the merger agreement. A vote that is not cast for this reason is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting. However, for purposes of the vote on the merger agreement, a broker non-vote is the same as a vote against the merger agreement. Additionally, for purposes of a vote on other matters properly brought at the special meeting, broker non-votes will not be counted as votes for or against such matter or as abstentions on such matter.

Parish will bear the cost of soliciting proxies from you, but Whitney will pay the filing fees payable in connection with the registration statement and proxy statement-prospectus and one-half of the printing costs incurred in connection with the printing of this proxy statement-prospectus. Parish will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of Parish may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. Parish will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

Recommendation of the Board of Directors of Parish

Parish’s board of directors has unanimously adopted the merger agreement and believes that the merger is fair to and in the best interests of Parish and its shareholders. Parish’s board of directors unanimously recommends that Parish shareholders vote FOR approval of the merger agreement. In making their recommendation to shareholders, Parish’s directors considered, among other things, the fairness opinion of Sheshunoff, which concludes that the terms of the merger are fair to Parish shareholders from a financial point of view. See “The Merger — Background of the Merger” and “The Merger — Opinion of Parish Financial Advisors” below.

Shareholders should note that Parish’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Parish. See “The Merger Agreement — Parish’s Directors and Executive Officers Have Financial Interests in the Merger.”

THE MERGER

This section of the proxy statement-prospectus describes certain aspects of the merger. We urge you to carefully read this entire document, including the merger agreement and the opinion of Sheshunoff, Parish’s financial advisor, which is attached as Appendix B to this document for a more complete understanding of the merger. This discussion is qualified in its entirety by reference to the merger agreement and the opinion of Sheshunoff.

General

Whitney’s and Parish’s boards of directors have approved and adopted the merger agreement, including the plan of merger contained therein. The merger agreement provides for combining the companies through the merger of Parish with and into Whitney. Whitney will be the surviving corporation, and we expect to complete the merger in the fourth quarter of 2008, although delays may occur.

If the shareholders of Parish approve the merger agreement and the other conditions to the consummation of the merger are satisfied, Whitney will acquire Parish pursuant to the merger of Parish with and into Whitney. Whitney will exchange cash and shares of Whitney common stock, plus cash instead of any fractional share, for each outstanding share of Parish common stock as to which dissenter’s rights have not been exercised and perfected (other than shares held by Whitney or Parish or their subsidiaries, all of which will be cancelled in the merger and no longer outstanding). Each share of Whitney common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding and unchanged as a result of the merger.

See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

From time to time, Parish’s board of directors has considered and discussed various strategies to continue to grow shareholder value in light of developments and conditions within the financial services industry. Periodically, in the past, senior management or the board of directors has received informal inquiries from other institutions regarding the possibility of transactions or business combinations. Historically, however, Parish’s board of directors and senior management has focused on internally generated organic growth at the bank, and using the platform of an independent community bank to achieve organic growth and enhance shareholder value, rather than pursue any business combination with a larger company.

Members of Parish’s board of directors developed a relationship with Sheshunoff over the past several years through participation in various institutional development events, and from time to time members of Parish’s board of directors would meet with Sheshunoff to discuss market conditions and outlook, review ranges of valuations for Parish and similar institutions and assess various strategic options to enhance shareholder value. In fall 2007, Jack A. Blossman, vice chairman of the board of directors of Parish National Bank, met with Sheshunoff to analyze and assess the potential benefits anticipated from a possible business combination with certain specific institutions. At that time, Parish’s willingness to explore opportunities was underscored by a desire for a predominantly cash transaction. In light of that, Jack Blossman and Sheshunoff reviewed and analyzed potential merger partners who they believed would have sufficient cash to engage in such a transaction and who had indicated an interest in combining with a bank operating in the markets served by Parish. Parish believed that a specific and targeted process was the preferable approach to ascertaining possible interest in a transaction, assessing possible ranges of value, while minimizing any possible disruption to its ongoing banking business and operations, in order to determine whether a business combination with a larger banking company would be in the best interests of its shareholders. In November 2007, Jack Blossman authorized Sheshunoff to approach, on a confidential basis, one specific regional financial institution, which we refer to as “Company A” in this proxy statement-prospectus, that Sheshunoff believed satisfied the criteria Parish had identified for a possible business combination.

On December 10, 2007, a representative from Sheshunoff met with the chief executive officer of Company A to explore the possibility of a transaction. On or about December 12, 2007, Parish and Company A entered into a mutual confidentiality agreement in order to exchange information regarding the institutions and assist in the evaluation of a possible transaction. Over the next one and one-half months the parties provided additional information about their respective companies to each other for review and analysis. On or about February 8, 2008, the chief executive officer of Company A communicated a verbal proposal for a proposed merger between Company A and Parish. Sheshunoff advised Company A that, based on its past discussions with Parish, Parish would not be interested in a transaction based on the financial parameters communicated by Company A. Company A subsequently consulted with its financial advisor, and on or about February 16, 2008 communicated a verbal proposal that represented greater aggregate consideration than previously communicated.

Representatives from Sheshunoff met with Jack Blossman to review the proposal and the proposed merger partner on February 20, 2008. Jack Blossman believed that the aggregate consideration by Company A undervalued the proposed combination, however, Jack Blossman believed that it was advisable and in the best interests of Parish’s shareholders to continue more formal discussions with Company A. On March 9, 2008, Gary B. Blossman, the chief executive officer and president of Parish, met with members of the executive management of Company A, along with representatives of Sheshunoff, to discuss the verbal proposal previously communicated and to provide additional financial and other information to the management of Company A that Gary Blossman and Sheshunoff believed supported higher consideration for the proposed business combination.

Subsequent to these meetings and discussions, Company A presented a written proposal to Parish on March 20, 2008, and additional informal discussions between the two companies continued from March 21 through April 17. On April 17, 2008, Company A presented a revised written proposal to Parish, and on April 18, Parish permitted representatives from Company A to commence additional due diligence investigations of Parish and its operations. This due diligence review continued from April 28 through May 2, 2008. On May 9, 2008 and again on May 12, 2008, Sheshunoff held additional discussions with the executive management of Company A to evaluate the terms and conditions of the proposed business combination.

On May 13, 2008, the board of directors of Parish met to review and assess the proposal from Company A. Following this meeting and discussion by the board of directors, the board of directors directed Sheshunoff to address certain pricing and structure issues with Company A. Thereafter, Sheshunoff engaged in additional discussions with executive management of Company A, and Company A communicated a revised oral proposal on May 14, 2008 that provided for a higher aggregate consideration, to be comprised of 33% stock and 67% cash. Based on these discussions and the parameters of this proposal, Parish authorized Company A to begin working on a proposed definitive agreement.

On May 23, 2008, Company A delivered an initial draft of a proposed definitive agreement to Parish and its legal advisors, Carver, Darden, Koretzky, Tessier, Finn, Blossman & Areaux L.L.C. (Carver Darden) and Bradley Arant Rose & White LLP (Bradley Arant). The draft agreement contained a number of terms that were inconsistent with what Parish had believed to be the understanding of the parties, including an escrow of a portion of the proposed consideration, continuing post-closing indemnification obligations on the part of Parish to Company A, and a significant cap and limitation on the indemnification rights of the directors and executive officers of Parish. Nonetheless, Parish directed its legal and financial advisers to continue to work through the various financial and legal issues with Company A and its advisers, in order to attempt to resolve these issues. Over the succeeding ten days to two weeks, the parties and their advisers worked diligently to reach an agreement regarding a possible combination of the two companies on mutually acceptable terms.

On May 30, 2008, William G. Premaza, a senior vice president of Whitney National Bank, contacted Roy E. Blossman, the brother of Gary Blossman and outside legal counsel to Parish, indicating that executives of Whitney had become aware of a rumor regarding a potential business combination between Parish and Company A, and expressing a desire for senior executives at Whitney to meet with members of the board of directors of Parish. At that time, Roy Blossman did not comment to William Premaza regarding the existence of any possible discussions or William Premaza’s inquiry into any such rumors. Following this inquiry on

May 30, 2008, Roy Blossman relayed to certain members of the board of directors the interest expressed by William Premaza on behalf of Whitney, and was directed on behalf of the board of directors to contact William Premaza to provide William Premaza with contact information for Jack Blossman and Gary Blossman. Roy Blossman spoke with William Premaza on the morning of June 1, 2008 to communicate this information. Later that same day, John Hope, chairman of the board of directors and chief executive officer of Whitney, and John Turner, president of Whitney, contacted Jack Blossman to arrange a meeting on Monday, June 2, 2008. On June 2, 2008, John Hope and John Turner traveled to Mandeville, Louisiana to meet with Jack Blossman for preliminary discussions regarding interest in a possible business combination between Parish and Whitney. John Hope and John Turner indicated to Jack Blossman that they would present a specific proposal to the board of directors of Parish by June 4, 2008.

On June 3, 2008, R. King Milling, the vice chairman of the board of directors of Whitney, met with Roy Blossman, at King Milling’s request, to discuss basic information relating to Parish and its branches and personnel. During this time, legal advisors for Parish and Company A continued to negotiate the definitive agreement and to attempt to resolve the legal, business and financial issues between these two parties. On the morning of June 3, 2008, the board of directors of Parish held a meeting to discuss the status and terms of the transaction proposed by Company A. Gary Blossman outlined for the board of directors the various operational, business and financial issues and areas that Company A and Parish continued to discuss. Additionally, Jack Blossman reported to the board of directors regarding the meeting on June 2, 2008 with John Hope and John Turner and their discussions, the interest expressed on behalf of Whitney at that meeting about a possible transaction with Whitney, and the indication that Whitney would be presenting a specific proposal on June 4, 2008. Following these discussions and reports, the board of directors invited representatives of Sheshunoff to join the meeting in person. At that time, Sheshunoff provided additional information and analysis to the board of directors regarding Company A and its financial and operating fundamentals, historic and anticipated financial performance and results of operations and, as reflected in the trading prices and values of its common stock, and regarding the proposed combination with Company A, the fairness from a financial point of view of the aggregate consideration represented by the proposal from Company A.

On June 4, 2008, John Turner and John Hope met with Jack Blossman and Gary Blossman in Mandeville, Louisiana, at which time John Turner and John Hope proposed a tax-free business combination between Whitney and Parish representing aggregate consideration of $165 million, which consideration would be in the form of 40% stock and 60% cash. This offer represented a significant increase over the aggregate consideration that had been proposed by Company A, and did not contain many of the financial adjustments and other terms that Parish found objectionable in Company A’s proposed agreement. Parish’s board of directors convened another meeting during the afternoon of June 4, 2008 to discuss and assess the proposal from Whitney. The board of directors discussed the status and presentation of the various items and matters raised and considered at their previous meeting on June 3, 2008. Gary Blossman reported and elaborated upon the discussions with representatives of Whitney, as well as the status and condition of the discussions and negotiations to that point with Company A. Representatives of Sheshunoff attended the meeting telephonically and provided financial analysis of the Whitney proposal, identifying positive and negative aspects of Whitney’s proposal relative to Company A’s proposal. The board of directors in consultation with legal counsel discussed the parameters of the proposal from Whitney, the status and parameters of the proposal and negotiations with Company A, the relative prospects of successfully concluding the discussions and negotiations with Company A and with Whitney, the views of the board of directors and senior management of the compatibility of the business, financial, strategic and operational goals and objectives of Parish relative to what Parish believed were the goals and objectives of Company A and Whitney, and concluded that the Whitney proposal represented a better overall value for the shareholders of Parish and for Parish as a whole from a financial value perspective, with respect to operational and integration consideration, impact on employees and customers and the community served by Parish, as well as a greater likelihood of an efficient and successful consummation of the transaction. Thereafter, Gary Blossman telephoned the chief executive officer of Company A during the evening of June 4, 2008 to inform him that Parish had determined to cease negotiations with Company A, and instead to pursue a proposed combination with another entity. Whitney’s legal advisors delivered a draft of a proposed form of definitive agreement during the morning of June 5, 2008, the parties executed a mutual confidentiality agreement, and the parties immediately commenced negotiation of a definitive agreement between Whitney and Parish.

Throughout the days of June 5 and June 6, 2008, the advisers to Parish and Whitney and senior management of Parish and Whitney discussed and negotiated the terms and provisions of the draft agreement provided by Whitney, and reached agreement with respect to various legal and structural issues and matters regarding the proposed agreement and otherwise regarding the proposed combination between Parish and Whitney, including certain tax and other issues involving possible change in control payments with respect to Parish employees, including the treatment of certain deferred compensation arrangements of Gary Blossman. The discussion and negotiation items between Parish and Whitney and their respective advisers were substantially resolved and agreed to by the afternoon of June 6, 2008, pending receipt of the agreed to documentation, which the parties expected to receive later in the evening of June 6.

Late in the afternoon of June 6, 2008, Company A delivered a revised written proposal to Parish proposing an aggregate consideration of $165 million, with certain conditions, including that the revised proposal be accepted by noon on June 7, 2008. Following the receipt of the revised proposal from Company A, the board of directors of Parish met during the evening of June 6, 2008 to discuss and assess the new proposal from Company A. The board of directors discussed the elements of the conditioned proposal from Company A, the status of the prior negotiations with Company A, the status of the previously proposed draft definitive agreement from Company A, the status of due diligence by Company A, which Company A had indicated had been completed, and the likelihood of being able to reach final, mutually acceptable terms with Company A. The board of directors also discussed and considered aspects of the financial and operating fundamentals of Company A, including trading volume and current and historic trading prices, as well as the information and presentation regarding Company A that had been presented to the board of directors by Sheshunoff at the meeting of the board of directors held on June 3, 2008. During this meeting, the board of directors also discussed and reviewed the status of the negotiations with Whitney, the status of the draft definitive agreement proposed by Whitney, the status of due diligence by Whitney which was still to be conducted, the belief that the transaction structure proposed by Whitney would be tax-free to shareholders of Parish who received shares of Whitney common stock in the transaction, and the likelihood of reaching final agreement with Whitney on the proposed transaction. Legal counsel for Parish reviewed and discussed with the board of directors the terms and provisions of the draft agreement proposed by Whitney and the expected resolution of any open issues or items in that agreement and the structure and treatment of various financial, business and legal items under that agreement. Legal counsel for Parish also reviewed the earlier status of the draft agreement previously proposed by and negotiated with Company A and its advisers. Following those discussions, presentations and deliberations, the board of directors determined at that time that it would not respond to Company A by the deadline stated in the letter, and directed its advisers to continue to negotiate and finalize the definitive agreement with Whitney.

Throughout the evening of June 6, 2008 and into the following day of June 7, 2008, the management and legal advisors of Parish and Whitney continued to negotiate the definitive agreement between Parish and Whitney. The proposed definitive agreement between Parish and Whitney was substantially completed by early Sunday morning June 8, 2008.

On June 8, 2008, the board of directors of Parish held a special meeting to formally approve the merger agreement between Parish and Whitney, along with the related documents. All of the directors of Parish participated in this meeting, either in person or by telephone. Following the opening of the meeting for business, the board discussed the proposed merger with Whitney, and legal counsel for Parish provided a detailed description of the terms and provisions of the merger agreement and responded to questions from the board of directors regarding the merger agreement and the proposed merger. The board of directors also discussed the revised written proposal from Company A that had been received Friday afternoon on June 6, 2008, and that over the weekend of June 7 and June 8, 2008, the senior management of Company A and its financial advisor had communicated overtures to Sheshunoff indicating a continued interest in a possible transaction with Parish. Representatives of Sheshunoff were participating in the board of directors meeting for purposes of presenting to the board of directors a financial analysis of the merger transaction with Whitney. The board of directors and its advisers discussed the expression of interest that Company A had communicated, and determined to direct Sheshunoff to contact the advisors of Company A to ascertain the specifics of any expression of interest. Representatives of Sheshunoff were excused from participation telephonically in the meeting, and the board of directors continued its discussions and deliberations. Thereafter, representatives of Sheshunoff rejoined the meeting telephonically and reported that Company A and its advisers had communicated orally to Sheshunoff a proposal for a combination with Parish for aggregate consideration of $175 million. The board of directors thereupon engaged in extended discussion regarding this renewed expression of interest from Company A. The board of directors noted that while Company A’s proposed purchase price on its face exceeded Whitney’s proposed purchase price, there were several risks, uncertainties and other disadvantages associated with Company A’s proposal that were not present in Whitney’s proposal. Among other things, the board of directors discussed and reviewed the terms of the competing offers presented by Company A and Whitney, the prior dealings and negotiations among all of the parties, the treatment of the deferred compensation payments to Gary Blossman, the impact of such payments on the aggregate consideration contemplated in the transactions, the impact of the transactions on Parish’s ability to continue to pay cash dividends pending the proposed transactions, and the financial, operating and other data and information that had been presented and discussed in the board of directors’ previous meetings and discussions, including their meetings on June 3, June 4 and June 6, 2008. In addition to these items and areas, the board of directors assessed again the anticipated impacts of the possible transaction on the customers, employees, prospects and business of Parish, as well as the financial aspects and impact of the transaction, including the belief of the board of directors of the greater likelihood of successfully consummating the proposed merger with Whitney provided for in the final definitive agreement that had been negotiated with Whitney and its advisers.

Subsequent to these discussions, the board of directors asked representatives of Sheshunoff to present their financial analysis and presentation of the merger with Whitney. Sheshunoff representatives reviewed in detail the terms and conditions of the merger agreement with Whitney, a comparison of the consideration offered to Parish shareholders in the transaction with Whitney relative to other transactions in Louisiana and the Southeastern United States, and various analyses on the financial implications of the transaction. Sheshunoff representatives also provided information about Whitney to Parish’s board of directors. At the conclusion of their presentation, the Sheshunoff representatives presented Sheshunoff’s written opinion confirming to the board of directors its belief that, as of that date, the transaction with Whitney was fair to Parish’s shareholders from a financial point of view. Parish’s board of directors found Sheshunoff’s fairness determination to be consistent with Parish’s board of directors’ own findings and conclusions that the merger with Whitney was fair to Parish’s shareholders from a financial point of view.

Legal counsel for Parish reviewed again the final provisions and terms of the merger agreement with members of the board of directors. Legal counsel for Parish answered questions from members of the board of directors concerning the transaction with Whitney. After further discussion and consideration of the factors discussed below under “— Reasons for the Merger,” Parish’s board of directors unanimously adopted resolutions authorizing Parish to enter into the merger agreement and take other actions necessary to consummate the proposed transaction with Whitney. Each of the directors also entered into support agreements, whereby each of them agreed to vote shares owned or controlled by them in favor of the transaction. The merger agreement was executed by Parish and Whitney later that evening. The transaction was announced on the morning of June 9, 2008 through a press release by Whitney.

During the negotiation of the merger agreement over the weekend of June 7 through June 8, 2008, the parties preliminarily identified potential contingencies relating to certain compensation arrangements and payments to be made to officers of Parish in connection with a change in control of Parish. At the time of executing the merger agreement, the parties had not quantified these potential contingent payments, so the parties agreed to share any costs associated with the termination, amendment or settlement of these Parish employment arrangements. Because of this sharing arrangement, the parties agreed that the aggregate purchase price to be paid by Whitney in the merger would be reduced by fifty percent of the ultimately determined associated costs.

In the initial merger agreement, Parish made certain representations and covenants to Whitney that Whitney would not incur increased tax liability as a result of any disallowed deductions for “excess parachute payments” under Section 280G of the Code. In general, Section 280G of the Code limits a company’s ability to fully deduct compensatory payments made in connection with a change in control if such payments exceed three times the recipient’s average annual compensation over the five years preceding the change in control. Following the execution of the merger agreement, the parties concluded that certain of the payments associated with the settlement of the Parish employment arrangements in fact will not be fully deductible under Section 280G, and will result in increased tax expense to Whitney.

Ultimately, the parties have agreed to share the total costs of terminating the employment arrangements, including the related tax expense associated with the nondeductible 280G payments, at the effective time of the merger by reducing the amount of the aggregate purchase price to be paid to shareholders by half of the total cost to Whitney. As a result, the parties expect that the aggregate purchase price to be received by Parish shareholders will be reduced by an amount of up to approximately $2 million.

In addition to the employment payments described above, at the request of Whitney, the parties amended and restated the merger agreement to remove a provision that capped at 45% the amount of Whitney common stock that could be issued as consideration in the transaction. Whitney decided to remove this restriction in the event Parish shareholders would prefer to receive more of Whitney’s common stock as consideration in the transaction.

Whitney’s board of directors considered and approved the amended and restated merger agreement on October 1, 2008 and Parish’s board of directors approved it on October 2, 2008.

Reasons for the Merger

General

The financial and other terms of the merger agreement resulted from arm’s length negotiations between Whitney’s and Parish’s representatives. Whitney’s and Parish’s boards of directors also considered many factors in determining the consideration Parish shareholders would receive in the merger. Some of the general factors considered include those listed below and a more detailed analysis is set forth under the headings for each of the companies in this section:

•	the comparative financial condition, results of operations, current business and future prospects of Whitney, Whitney National Bank, Parish and Parish National Bank; and

•	the market price and historical earnings per share of Whitney common stock and Parish common stock.

The following discussion of the information and factors considered by the Whitney board of directors and the Parish board of directors is not intended to be exhaustive but includes all of the material factors the respective boards of directors considered. In reaching their determinations to approve the merger, and, with respect to the Parish board of directors, to recommend the merger, neither the Whitney board of directors nor the Parish board of directors assigned any relative or specific weights to the following factors, and individual directors may have given different weights to different factors.

Whitney

Whitney’s business strategy includes seeking opportunities to expand into new high growth markets as well as identifying opportunities to strengthen its position in markets where Whitney has historically played a key role in the banking community. Whitney was founded in New Orleans in 1883 and is today the oldest continuously operating bank in New Orleans and the largest independent bank in Louisiana. Whitney’s management recognized that the acquisition of Parish would allow Whitney to leverage its existing operations and enhance deposit market share in its metropolitan New Orleans market area. The Parish acquisition would also facilitate Whitney’s expansion on the north shore of Lake Pontchartrain in communities that have seen significant growth since hurricane Katrina and allow Whitney to better serve both existing and new customers that have migrated their homes and businesses to the north shore.

In reaching its determination to recommend the acquisition of Parish, Whitney’s board of directors consulted with management and considered various material factors that would contribute to the success of Whitney following the acquisition, including the potential benefits and opportunities listed below:

•	Parish National Bank’s deposit base and branch network on the north shore of Lake Pontchartrain and in metropolitan New Orleans;

•	the strength and experience of Parish’s management team along with its 40-year history of serving the community and its customers;

•	Parish National Bank’s asset quality;

•	the complementary nature of Whitney’s and Parish’s business, management and employee cultures and the geographic locations of Parish; and

•	the desirability of the merger over expansion through de novo branching.

The board of directors analyzed the foregoing potential strategic benefits and opportunities in the context of the risks presented by the transaction, including the risks described under “Risk Factors.” The potential negative factors and uncertainties considered by Whitney’s board of directors in approving the terms of the merger included:

•	the ability of Parish to attain the projected financial results;

•	the potential effect of the merger on Parish’s customers and potential deposit run-off;

•	the potential effect of the merger on Whitney’s capital ratios;

•	Whitney’s ability to achieve projected savings by integrating Parish’s operations with Whitney’s; and

•	the potential negative impact on Whitney’s stock price that might result from the announcement of the acquisition.

The Whitney board of directors concluded that the benefits of the transaction to Whitney and its shareholders outweighed the negative factors considered.

The foregoing discussion is not considered to be exhaustive, but includes all material factors identified for the board of directors. In view of the complexity and wide variety of factors considered in connection with the Parish acquisition, the board of directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific material factors considered by the directors in the course of reaching its decision. The description in this section of Whitney’s reasons for the merger is in many respects forward-looking in nature and, therefore, should be read in light of the factors discussed under “A Warning About Forward-Looking Statements.”

Parish

On June 8, 2008, Parish’s board of directors voted unanimously to approve and adopt the merger agreement and on October 2, 2008, voted to approve and adopt the amended and restated merger agreement. The board of directors believes that the merger and the terms of the merger agreement are fair and in the best interests of all shareholders of Parish and unanimously recommends that each shareholder vote to approve the merger agreement.

In reaching its determination to recommend to shareholders that Parish merge with Whitney, Parish’s board of directors consulted with management and considered various material factors, including the potential benefits and opportunities listed below:

•	the value of the consideration Parish shareholders will receive relative to the book value and earnings per share of Parish common stock;

•	information concerning Whitney’s financial condition, results of operations and business prospects and the performance of Whitney’s common stock on both a historical and prospective basis, the strategic fit between the parties and the nature and compatibility of the management and business philosophies of Parish and Whitney;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Whitney;

•	the opinion of Sheshunoff that the consideration Parish shareholders will receive in the merger is fair from a financial point of view;

•	the likelihood that the merger could be consummated, noting the timing of and conditions to the merger, and the expected effect of the announcement of the merger on relationships with Parish’s customers, employees, service providers and suppliers;

•	the average daily trading volume of shares of Whitney common stock;

•	the fact that the merger will enable Parish’s shareholders to exchange their relatively illiquid shares of Parish common stock for the shares of a regional bank holding company, the stock of which is widely held and actively traded, and that the acquisition of Whitney common stock by Parish’s shareholders will be tax-free to those shareholders electing to receive shares of Whitney common stock;

•	the expanded range of banking services that the merger will allow Parish to provide its customers; and

•	the competitive and regulatory environment for financial institutions generally.

The negative factors considered by Parish’s directors in approving the terms of the merger included:

•	the alternatives to the merger, including remaining an independent institution;

•	the effects that a merger with a larger institution, such as Whitney, would have on customer relationships; and

•	the risks associated with not closing the merger due to a failure to meet the conditions to closing.

Notwithstanding such potential negative factors, Parish’s directors unanimously believe that the benefits to Parish and its shareholders substantially outweigh the potential negative factors and that the merger with Whitney is in the best interests of Parish and its shareholders.

The foregoing discussion of the information and factors considered is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Individual directors may have given differing weights to the specific factors considered in reaching the foregoing determinations and recommendations, and individual directors may have given different weights to different factors.

Each member of Parish’s board of directors has executed a support agreement with Whitney to vote his or her Parish shares of common stock in favor of the merger agreement and has subsequently indicated that he or she intends to vote his or her shares of Parish in favor of the merger agreement.

Parish’s board of directors unanimously recommends that Parish shareholders vote FOR the proposal to approve the merger agreement.

Opinion of Parish Financial Advisors

Parish retained Sheshunoff to provide its opinion as to the fairness from a financial viewpoint of the merger consideration to the Parish shareholders. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Sheshunoff is experienced in these activities and has performed assignments similar in nature to that requested by Parish on other occasions. Parish’s board of directors retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

On June 8, 2008, Sheshunoff rendered its fairness opinion to Parish’s board of directors that, as of such date, the merger consideration was fair, from a financial point of view, to the shareholders of Parish. The full text of the fairness opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix B to this proxy statement-prospectus. You are urged to read Sheshunoff’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to Parish’s board of directors and does not constitute a recommendation to any Parish shareholder as to how he or she should vote at the special meeting of Parish shareholders.

Sheshunoff will receive a fee contingent upon the completion of the merger for services rendered in connection with advising Parish regarding the merger, including the fairness opinion and financial advisory services provided to Parish. As of the date of the fairness opinion, that fee would have been approximately $1.5 million, and Sheshunoff will receive substantially that entire fee upon the close of the transaction. In addition, during 2007 and 2008, Parish paid Sheshunoff or its affiliates a total of $12,132.25 for its services.

In connection with the fairness opinion, Sheshunoff:

•	reviewed the merger agreement, dated June 8, 2008;

•	reviewed Parish’s audited financial statements for the period ending December 31, 2007 and unaudited financial statements for the period ending March 31, 2008;

•	evaluated Parish’s consolidated results based upon a review of its regulatory reports for the five-years ending December 31, 2003 through December 31, 2007 and at March 31, 2008;

•	reviewed publicly available financial statements and other business and financial information of Whitney;

•	conducted conversations regarding recent and projected financial performance of Parish with members of executive management;

•	compared Parish’s recent operating results and pricing multiples for Parish in the merger with those of certain other banks in Louisiana with assets greater than $100 million that have recently been acquired;

•	compared Parish’s recent operating results and pricing multiples for Parish in the merger with those of certain other banks in the United States with assets between $250 million and $1 billion that have recently been acquired;

•	analyzed the present value of the after-tax cash flows Parish could produce on a stand-alone basis through March 31, 2013 based on projections provided by Parish’s management;

•	reviewed the potential pro forma impact of the merger on the combined company’s results and certain financial performance measures of Parish and Whitney;

•	reviewed the historical stock price data and trading volume of Whitney’s common stock;

•	compared the historical stock price data and trading volume of Whitney’s common stock with that of certain other comparable publicly traded companies;

•	compared certain financial characteristics and performance measures of Whitney with that of certain other comparable publicly traded companies;

•	compared the historical stock price performance of Whitney’s common stock with that of selected indices Sheshunoff deemed relevant;

•	held various on-site meetings with Parish’s management to discuss the potential business combination between Whitney and Parish; and

•	performed such other analyses as Sheshunoff deemed appropriate.

In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. Sheshunoff assumed that internal confidential financial projections provided by Parish were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of Parish, and did not independently verify the validity of such assumptions.

Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of Parish or Whitney nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of Parish or Whitney. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan losses with respect thereto and has assumed that such allowances were, in the aggregate, adequate to cover such losses.

Sheshunoff assumed that all required regulatory and third-party approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect Parish, Whitney, the merger or Whitney’s operations following the merger.

The fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of June 8, 2008.

In rendering the fairness opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Sheshunoff did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff’s view of the actual value of Parish, Whitney or the combined entity.

In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Parish or Whitney. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, Sheshunoff’s analyses should not be viewed as determinative of the opinion of the board of directors or the management of Parish with respect to the value of Parish or Whitney or to the fairness of the merger consideration.

The following is a summary of the analyses performed by Sheshunoff in connection with its opinion. The discussion utilizes financial information concerning Parish and Whitney as of March 31, 2008.

Parish Discounted Cash Flow Analysis

Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that Parish could produce on a stand-alone basis through March 31, 2013 under various circumstances, assuming that it performed in accordance with the projections provided by Parish’s management.

Sheshunoff estimated the terminal value for Parish at the end of March 31, 2013 by capitalizing the final period projected earnings using a discount rate that is the quotient of (1) the assumed annual long-term growth rate of the earnings of Parish of 5% plus 1% and (2) the difference between a range of required rates of return and the assumed annual long-term growth rate of earnings in (1) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 7%) and the terminal values using discount rates ranging from 13% to 15%. The discount range was chosen to reflect different assumptions regarding the required rates of return of Parish and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $88.10 to $111.67 as shown in the table below compared to the estimated merger consideration of $159.05 per share.

	Discount Rate
	15%	14%	13%

Present value (in thousands)	$92,045	$102,948	$116,667
Present value (per share)	$88.10	$98.53	$111.67

Analysis of Selected Transactions

Sheshunoff performed an analysis of premiums paid in selected recently announced acquisitions of banking organizations with comparable characteristics to the merger. Two sets of transactions were selected to ensure a thorough analysis.

The first set of comparable transactions consisted of a group of selected transactions for banks in the state of Louisiana, for which pricing data were available, with assets greater than $100 million and that were announced since January 1, 2000. These comparable transactions consisted of seven mergers and acquisitions of banks with assets between $105 million and $22 billion that were announced between April 4, 2000 and December 11, 2007. The analysis yielded multiples of the purchase prices in these transactions as shown below:

			Price/	Price/
	Price/	Price/Tg	7% Tg	LTM	Price/	Price/
	Book(x)	Book(x)	Book(x)	Earnings(x)	Assets(%)	Deposits(%)

Maximum	2.75	2.80	3.07	33.0	22.5	29.1
Minimum	1.35	1.35	1.66	13.0	13.2	15.7
Median	2.31	2.45	2.52	21.7	19.5	25.7
Parish*	2.65	2.78	2.98	17.8	21.6	24.3

*	Assumes merger consideration of $165 million or $159.05 per share.

The median pricing multiples to book, tangible book, 7% tangible book and assets in the comparable transactions were lower than those in the merger. The median price to deposits ratio of the merger was slightly below the median for comparable transactions. The median price to last 12-month earnings (LTM earnings) multiple for the comparable transactions was slightly higher than the merger due in part to the higher level of earnings at Parish.

The second set of comparable transactions consisted of a group of selected transactions for banks in the United States, for which pricing data were available, with assets between $250 million and $1 billion that were announced since October 1, 2007. These comparable transactions consisted of 13 mergers and acquisitions of banks with assets between $269 million and $976 million that were announced between October 2, 2007 and March 31, 2008. The analysis yielded multiples of the purchase prices in these transactions as shown below:

			Price/	Price/
	Price/	Price/Tg	7% Tg	LTM	Price/	Price/
	Book(x)	Book(x)	Book(x)	Earnings(x)	Assets(%)	Deposits(%)

Maximum	3.03	3.03	3.41	28.0	29.2	35.9
Minimum	0.89	1.24	1.28	14.7	10.3	13.5
Median	2.02	2.11	2.49	21.7	18.8	24.4
Parish*	2.65	2.78	2.98	17.8	21.6	24.3

*	Assumes merger consideration of $165 million or $159.05 per share.

The median pricing multiples to book, tangible book, 7% tangible book and assets in the comparable transactions were lower than those in the merger. The median price to deposits ratio of the merger was slightly below the median for comparable transactions. The median price to LTM earnings multiple for the comparable transactions was slightly higher than the merger due in part to the higher level of earnings at Parish.

Contribution Analysis

Sheshunoff reviewed the relative contributions of Parish and Whitney to the combined company based on regulatory data as of March 31, 2008 for Parish and publicly available GAAP financial data as of March 31, 2008 for Whitney. The balance sheet items for Whitney are March 31, 2008 period-end balances and the income statement items are for the last 12 months ending March 31, 2008. Sheshunoff compared the pro forma ownership interests of Parish and Whitney of 5% and 95%, respectively, to: (1) total assets of 6.6% and 93.4%, respectively; (2) total loans of 6.9% and 93.1%, respectively; (3) total deposits of 7.6% and 92.4%, respectively; (4) total equity of 4.9% and 95.1%, respectively; (5) total tangible equity of 6.4% and 93.6%, respectively; (6) non-interest income of 11.7% and 88.3%, respectively; (7) non-interest expense of 8.9% and 91.1%, respectively; and (8) March 31, 2008 LTM earnings of 6.1% and 93.9% respectively. The contribution analysis shows that the ownership of Parish shareholders in the combined company is less than the contribution of equity and tangible equity and many of the other items, due to approximately 60% of the total consideration to be received by the Parish shareholders taking the form of cash that reduces the amount of stock the shareholders would have received if the total consideration had been all stock. The contributions are shown in the table following.

	Assets ($000)%		Loans ($000)%		($000)%

Parish National Corp.	$762,975	6.6%	$563,382	6.9%	$678,794	7.6%
Whitney Holding Corp.	$10,781,912	93.4%	$7,646,861	93.1%	$8,295,298	92.4%

Combined Company	$11,544,887	100.0%	$8,210,243	100.0%	$8,974,092	100.0%

	Equity ($000)%		Tg. Equity ($000)%		Earnings ($000)	%*

Parish National Corp.	$62,206	4.9%	$59,402	6.4%	$9,293	6.1%
Whitney Holding Corp.	$1,214,425	95.1%	$868,110	93.6%	$143,917	93.9%

Combined Company	$1,276,631	100.0%	$927,512	100.0%	$153,210	100.0%

	Non-Interest		Non-Interest
	Income ($000)	%*	Expenses ($000)	%*	Shares	%

Parish National Corp.	$12,903	11.7%	$33,772	8.9%	3,384,615	5.0%**
Whitney Holding Corp.	$97,547	88.3%	$346,193	91.1%	64,264,341	95.0%

Combined Company	$110,450	100.0%	$379,965	100.0%	67,648,956	100.0%

*	LTM March 31, 2008

**	Share percentage for Parish is lower due to deal consideration including a significant cash portion

**	Shares issued to Parish used the $19.50 cuff value for Whitney

Comparable Company Analysis

Sheshunoff compared the operating and market results of Whitney to the results of other publicly traded bank holding companies. The comparable publicly traded companies were selected primarily on the basis of two criteria: geographic location and total asset size. The geographic locations of the companies were the Southeast and Southwest regions of the United States (defined by SNL Financial LC). Whitney was compared to bank holding companies with total assets between $3 billion and $16 billion. The data for the following table was based on GAAP financial information provided by SNL Financial and are as of March 31, 2008.

Some of the ratios presented are proprietary to SNL Financial and may not strictly conform to the common industry determination.

	Whitney	Peer Group Median

Net Interest Margin	4.79%	3.77%
Efficiency Ratio	59.3%	61.1%
Return on Average Assets	1.35%	1.07%
Return on Average Equity	11.7%	10.4%
Equity to Asset Ratio	11.26%	10.20%
Tangible Equity to Tangible Asset Ratio	8.32%	6.79%
Ratio of Non-performing Assets to Total Assets	1.43%	0.57%
Ratio of Non-performing Loans to Total Loans	1.80%	0.62%
Ratio of Loan Loss Reserves to Loans	1.19%	1.13%
Ratio of Loan Loss Reserves to Non-performing Assets	61%	135%

Whitney’s performance as measured by its return on average assets and return on average equity was somewhat higher than that of its peers. Whitney’s asset quality, as measured by its ratio of non-performing assets to total assets and its ratio of non-performing loans to total loans, was weaker than the peer group medians. Its ratio of loan loss reserves to loans was slightly higher than the median peer group while the loan loss reserves to non-performing assets was lower than the peer group medians. Whitney’s capital level was generally higher than its peers with both the equity to asset ratio and tangible equity to asset ratio being above that of its peers.

Sheshunoff compared Whitney’s trading results to its peers. The results are contained in the following table. The data for the following table were based on publicly available GAAP financial information and market data provided by SNL Financial and are as March 31, 2008.

	Whitney		Peer Group Median

Market Price as a Multiple of Stated Book Value (times)	1.31	x	1.46	x
Market Price as a Multiple of Stated Tangible Book Value (times)	1.84	x	2.21	x
Price as a Multiple of LTM Earnings (times)	11.7	x	13.8	x
Market Price as a Percent of Assets	14.8%		14.1%
Dividend Yield per Share	5.00%		2.92%
Dividend Payout per Share	68.9%		44.3%

Whitney’s price-to-book multiples as measured by its market price as a multiple of stated book value and its market price to stated tangible book value were lower than the comparable peer group medians. Whitney’s market price to assets ratios was slightly higher than that for its peers. Whitney’s price-to-earnings multiple as shown, which is the price as a multiple of LTM earnings through March 31, 2008, was lower than its peers. Whitney’s dividend yield and dividend payout ratio were significantly higher than its peers.

Sheshunoff compared selected stock market results of Whitney to the publicly available corresponding data of other composites that Sheshunoff deemed to be relevant, including (1) the SNL index for all publicly traded banks in the United States, (2) the SNL index of banks in the Southeast region of the United States, and (3) the SNL index of banks in the Southwest region of the United States. Whitney’s common stock price generally underperformed the selected indices for the period from June 2007 until November 2007. For the period from December 2007 through the end of March 2008, Whitney’s stock price generally outperformed each of the selected indices. Since the beginning of April 2008, Whitney’s stock performance has been below to inline with the SNL index of banks in the Southwest region but remained above the SNL index of all publicly traded banks and the SNL index of banks in the Southeast region.

No company or transaction used in the comparable company and comparable transaction analysis is identical to Parish, Whitney or Whitney as the surviving corporation in the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of Parish and Whitney and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in and of itself a meaningful method of using comparable transaction data or comparable company data.

Pursuant to its engagement letter with Parish, Sheshunoff will receive a fee of $1.5 million contingent upon the closing of the merger. In addition, Parish agreed to reimburse Sheshunoff for its reasonable out-of-pocket expenses. Parish also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability. Under the engagement letter with Parish, Sheshunoff will receive a fee of $35,000, plus expenses, for rendering the fairness opinion, which is not contingent upon the closing of the transaction. The $35,000 fee for rendering the fairness opinion shall be credited to the $1.5 million fee contingent upon the closing of the merger.

The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial point of view and does not constitute a recommendation to any Parish shareholder to vote to approve the merger agreement. No limitations were imposed on Sheshunoff regarding the scope of its investigation or otherwise by Parish.

Based on the results of the various analyses described above, Sheshunoff concluded that the merger consideration to be paid by Whitney to Parish shareholders pursuant to the merger is fair to Parish shareholders from a financial point of view.

Parish’s Directors and Executive Officers Have Financial Interests in the Merger

Some of Parish’s directors and executive officers have economic interests in the merger in addition to their interests generally as shareholders of Parish. Parish’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Protective Covenant Agreement

As a condition to the completion of the merger, Gary B. Blossman, current president and chief executive officer of Parish, entered into a protective covenant agreement with Whitney and Whitney National Bank. The agreement provides that Gary Blossman will not disclose or reveal any confidential information or trade secrets of Parish or Whitney for five years following the closing of the merger.

In addition, the protective covenant agreement provides that for at least two years following the closing of the merger, but in no event extending beyond five years following the closing of the merger, he will not recruit any employees with whom he worked during employment with Parish, Parish National Bank or Whitney (or any of their affiliated companies) unless the employee has ceased to be employed by Parish, Parish National Bank or Whitney (or any of their affiliated companies) for at least one year. The agreement also provides that for at least two years following the closing of the merger, but in no event extending beyond five years following the closing of the merger, Gary Blossman will be prohibited from soliciting, for the purpose of providing financial services or products or inducing any customer to cease doing business with Whitney or any of its affiliates, customers with whom he had contact during employment with Parish, Parish National Bank or Whitney (or any of their affiliated companies). The agreement further provides that Gary Blossman will not engage or participate as an officer, director, partner, owner or in a managerial capacity in any business or enterprise that competes with the business activities of Whitney or Parish in St. Tammany, Tangipahoa, Washington, Jefferson, Orleans, East Baton Rouge and Livingston Parishes in Louisiana for at least two years following the closing of the merger, but in no event extending beyond five years following the closing of the merger.

In consideration of entering into the protective covenant agreement and upon completion of the merger, Whitney and Whitney National Bank will pay Gary Blossman a lump sum of $480,000 on January 1, 2009.

Employment Agreement with Whitney National Bank

Following the merger, Gary B. Blossman will be employed by Whitney National Bank. Gary Blossman entered into an employment agreement with Whitney National Bank whereby he will hold the position of senior vice president of Whitney National Bank and will serve as the Regional President — North Shore Region. Gary Blossman’s employment with Whitney National Bank will begin on the date of the merger and he will receive an annual salary of $240,000. Gary Blossman’s employment agreement includes a change in control agreement, which would be activated if a change in control should occur. The change in control agreement provides for the potential payment of an amount equal to 200% of Gary Blossman’s total compensation.

Deferred Compensation Plan

On December 13, 2001, Parish National Bank entered into a Deferred Compensation Plan (the Plan) with Gary B. Blossman, the current president and chief executive officer of Parish National Bank, which was thereafter amended on January 1, 2005. Pursuant to the Plan, Gary Blossman is entitled to receive compensation in addition to his annual compensation on a deferred basis, payable in monthly installments, with the parties’ acknowledgement that Gary Blossman’s annual compensation during his employment with Parish National Bank is less than the value of his services. The Plan is administered by a committee of three persons appointed by Parish National Bank’s board of directors, and is unfunded. Pursuant to the Plan, Parish National Bank established a reserve on its financial statements entitled the “Gary B. Blossman Deferred Compensation Account” for the purpose of accruing its anticipated liability under the Plan; however Gary Blossman has no property interest in such account and has explicitly agreed to rely solely on the unsecured promise of Parish National Bank to pay the benefits contained in the Plan. Parish National Bank is not required under the Plan to purchase a life insurance contract or any other property to secure its obligations under the Plan.

Pursuant to the Plan, Gary Blossman will receive deferred compensation on the following basis:

•	If Gary Blossman’s employment is terminated prior to age 60 for any reason other than a “change in control,” a “discharge for cause,” or a violation of the confidentiality or non-competition provisions of the Plan, he will receive a monthly income that, when annualized, is equal to a percentage of his salary immediately before termination of employment, less Gary Blossman’s anticipated annualized income from all Parish National Bank qualified retirement plans, excluding such income as is attributable to his own contributions and social security. Such percentage is 67.5% based on total years of service.

•	In the event of a change in control, Gary Blossman will be entitled to receive monthly income for life that, when annualized, is equal to 75% of his salary immediately before the change in control, less Gary Blossman’s anticipated annualized income from all Parish National Bank qualified retirement plans, excluding such income as is attributable to his own contributions and social security. In the event Gary Blossman is asked to and agrees to continue with Parish National Bank after a change in control, the terms of the provision above will apply, except that the percentage will be determined based on years of service calculated since the date of the Plan, not total years served.

•	If Gary Blossman is employed by Parish National Bank at age 60, retirement benefits will commence upon the earlier of (1) the termination of his employment, or (2) his attainment of age 65. Once commenced, Gary Blossman will receive a monthly income for life that, when annualized, is equal to 75% of his final Parish National Bank salary less his anticipated annualized income from all Parish National Bank qualified retirement plans, excluding such income as is attributable to his own contributions and social security.

In the event Gary Blossman’s employment is terminated based on a “discharge for cause” or a violation of the confidentiality or non-competition provisions contained in the Plan, Parish National Bank, at its option, will be entitled to notify Gary Blossman that the Plan is terminated, in which case the Plan will be rescinded (and thus terminated retroactively), and Gary Blossman will be obligated to repay to Parish National Bank all payments made to him under the Plan, if any. The Plan further provides that should Gary Blossman die prior to commencement of benefits, the obligation of Parish National Bank under the Plan will be extinguished. Should Gary Blossman die after the commencement of benefits, the benefits, with the exception of benefits as described in the first bullet point above, will be payable for a term of 20 years from the date of Gary Blossman’s first receipt of benefits.

The merger will constitute a change in control under the Plan. Effective as of the date of the merger, Parish will terminate the Plan. As a result of the termination of the Plan, Gary Blossman will receive a lump sum of approximately $6 million in liquidation of Gary Blossman’s interest under the Plan on or after January 1, 2009.

Affiliate Agreements

As a condition to the completion of the merger, Gary B. Blossman, Jack A. Blossman, A.R. (Fred) Blossman Jr., Susan B. Pierce and T. Jay Seale III must enter into affiliate agreements with Whitney and Parish. The agreements require the persons listed above to make certain representations, warranties and covenants related to each such person’s limitations on his or her ability to sell, transfer or otherwise dispose of Whitney common stock and Parish common stock.

Parish Stock Options and Phantom Options

As of September 22, 2008, directors and executive officers of Parish and Parish National Bank held options to purchase an aggregate of 16,000 shares of Parish common stock, with a weighted average exercise price of $36.83 per share. These options were held by Gary B. Blossman, Joseph E. Omner and Thorrill H. Betz, Jr. Other employees of Parish National Bank held options to purchase another 6,500 shares of Parish common stock, with a weighted average exercise price of $43.38 per share. All of these stock options have vested or will vest prior to the consummation of the merger. As of the effective time of the merger, each option will be cancelled in exchange for the right to receive an amount of cash from Parish, without interest, equal to the product of (1) the total number of shares of Parish common stock subject to such Parish stock option multiplied by (2) the excess, if any of the estimated per share amount of approximately $156.65 above the exercise price per share of such Parish option.

As of September 22, 2008, Parish National Bank’s directors and executive officers held 20,000 phantom options at an average option price of $58.60. Each phantom option entitles the holder, following a change in control, to a severance payment equal to the difference between the option price and the price per share to be received in the merger. All phantom options will be terminated and the applicable severance payments will be made in accordance with the phantom option agreements. It is assumed that the outstanding options will be cashed out and not converted to shares.

Shareholder Support Agreement

On June 8, 2008, as a condition and inducement to Whitney’s willingness to enter the merger agreement, all directors executed and delivered to Whitney a shareholder support agreement, pursuant to which they have agreed, subject to the terms of such shareholder support agreement, to vote their shares of Parish common stock to approve and adopt the merger agreement. Each director, except Gary B. Blossman who entered into a separate protective covenant agreement (as described above) and T. Jay Seale III who agreed to a one-year period, also agreed that for three years following the closing of the merger he or she will not solicit or recruit for employment any person who worked at Parish or Parish National Bank during his or her tenure as a director or who worked at Whitney or Whitney National Bank during the three-year period following the closing of the merger and who has not ceased to be employed by Parish, Parish National Bank, Whitney or Whitney National Bank for a period of at least one year. The shareholder support agreements also provide that for three years following the closing of the merger (one year in the case of Jay Seale), the directors will be prohibited from soliciting any client or customer of Whitney or Parish, or any of their affiliates, for the purpose of providing financial services or products or inducing any customer to cease doing business with Whitney or any of its affiliates. The agreements further provide that, except for those relationships expressly excluded from the restrictive covenants, for three years (one year in the case of Jay Seale) following the closing of the merger, the directors will not engage or participate as an officer, director, partner, shareholder, owner or in a managerial capacity in any business or enterprise that competes with the business activities of

Whitney or Parish in St. Tammany, Tangipahoa, Washington, Jefferson, Orleans, East Baton Rouge and Livingston Parishes in Louisiana. In addition, the shareholder support agreements provide that the directors will not disclose any confidential information of Parish, Parish National Bank or Whitney or any of their affiliates for five years following the closing of the merger. In consideration of entering into the shareholder support agreements, Whitney will pay each of the directors, other than Gary Blossman, $1,000 per month for a 36-month period following the closing of the merger.

Termination or Amendment of Long-Term Employment Agreements

Certain officers of Parish National Bank are party to long-term employment agreements with Parish National Bank. The agreements include an acceleration provision pursuant to which following a change in control such as the merger, the employee’s employment with Parish National Bank shall be deemed terminated if the employee is not offered a job of comparable stature on substantially the same terms and conditions as provided in their employment agreements. In addition, these officers are entitled to an acceleration of benefits under Parish’s Phantom Stock Option Plan. Absent termination or amendment of their employment agreements, following the merger, these officers will be entitled to aggregate payments having a present value equal to approximately $4.5 million under their employment and other agreements with Parish National Bank. Pursuant to the merger agreement, the total consideration to be paid to Parish shareholders will be reduced by 50% of any amount paid by Parish or Whitney in connection with the termination, amendment, settlement and/or early payout of these long-term employment agreements.

Employee Benefits

Whitney has agreed that all persons employed by Parish and Parish National Bank at the effective time of the merger will be eligible for such employee benefits as are generally available to employees of Whitney National Bank having like tenure, officer status and compensation levels, with two exceptions. First, all executive and senior level management bonuses, stock option awards, restricted stock and similar benefits will be at the discretion of Whitney’s compensation committee. Second, all employees of Parish and Parish National Bank who are employed at the effective time of the merger will be given full credit for all prior service as employees of Parish and Parish National Bank, except that all such employees will be treated as newly hired Whitney National Bank employees for purposes of eligibility and benefit accrual under Whitney’s defined benefit retirement plan or any substitute plan that may be adopted by the board of directors of Whitney or Whitney National Bank in the future.

Indemnification and Insurance

Whitney has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under Parish’s or Parish National Bank’s articles of incorporation and bylaws as in effect on June 8, 2008 with respect to matters occurring prior to or at the effective time of the merger will survive for a period concurrent with the applicable statute of limitations. In addition, Whitney has agreed to indemnify, under certain conditions, Parish’s and Parish National Bank’s directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws. Whitney must cause the officers and directors of Parish and Parish National Bank to be covered by Parish’s and Parish National Bank’s directors and officers’ liability insurance policy (or a substitute policy) for three years following the effective time of the merger, subject to certain conditions. Whitney, Whitney National Bank, Parish and Parish National Bank have acknowledged to the Federal Reserve Board that the indemnification provisions in the merger agreement and the respective articles of incorporation and bylaws of Parish and Parish National Bank are limited by applicable federal statutes and regulations, including federal banking regulations and securities laws.

No director or executive officer of Whitney has any personal interest in the merger other than as a Whitney shareholder. No Whitney director or executive officer owns any shares of Parish common stock. Whitney does not own any shares of Parish common stock.

Excluded Assets

Under the merger agreement, Parish and Whitney have agreed to permit the transfer of certain assets currently owned by Parish to certain executive officers and directors of Parish for a cash payment equal to the book value of such assets. The assets consist of an airplane, the hangar and hangar lease for the airplane, a football hospitality suite at Baton Rouge, Louisiana, and certain automobiles used by officers of Parish and Parish National Bank. As of September 30, 2008, the aggregate book value of these assets, as reflected on Parish’s financial statements, was approximately $2.5 million. These payments could result in a benefit to the executive officers and directors to the extent the book value of the excluded assets is less than the fair market value of such assets.

Dissenter’s Rights

Dissenting shareholders who comply with the procedural requirements of the Louisiana Business Corporation Law will be entitled to receive payment of the fair cash value of their shares if the merger is effected upon approval by less than 80% of the total voting power of Parish. For more information regarding the exercise of these rights, see “Dissenter’s Rights” beginning on page 54 of this proxy statement-prospectus.

Regulatory and Other Required Approvals

Federal Reserve Board

The Federal Reserve Board must approve the merger before it can be completed. Whitney and Parish must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the merger. Whitney filed its application with the Federal Reserve Board and received approval of the Federal Reserve Board on September 25, 2008. In reviewing that application, the Federal Reserve Board considered the following:

•	competitive factors, such as whether the merger would result in a monopoly or would further any combination or conspiracy to monopolize the business of banking, or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which includes an evaluation of:

•	the financial and managerial resources of Whitney, including its subsidiaries, and of Parish, and the effect of the proposed transaction on these resources;

•	management expertise;

•	internal control and risk management systems;

•	the capital of Whitney;

•	the convenience and needs of the communities to be served;

•	the regulatory status of Whitney and Parish, including legal and regulatory compliance; and

•	the effectiveness of Whitney and Parish in combating money laundering activities.

Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board took into account Whitney’s and Parish’s records of performance in meeting the credit needs of their entire communities, including low- and moderate-income neighborhoods, served by Whitney and Parish. Whitney National Bank received an “outstanding” rating and Parish National Bank received a “satisfactory” rating from the OCC in their most recent Community Reinvestment Act examinations with respect to this criterion.

The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve has the authority to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate.

During the minimum 15-day waiting period after Federal Reserve Board approval and before Whitney and Parish may complete the merger, the United States Department of Justice has the opportunity to file suit to block the merger on antitrust grounds.

Other Regulatory Approvals

In connection with or as a result of the merger, Whitney or Parish may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Whitney common stock to be issued in exchange for Parish common stock in the merger has been registered with the SEC and will be listed on The Nasdaq Global Select Market. The transaction will also be registered with such state securities regulators as may be required.

Following the merger, Whitney intends to merge Parish National Bank with and into Whitney National Bank, which is intended to become effective after the merger of Parish with and into Whitney, under the Bank Merger Act and the National Bank Act. The bank merger will require the approval of the OCC. Whitney has filed its application for regulatory approval with the OCC. In evaluating an application filed under the Bank Merger Act, the OCC uses substantially the same criteria as the Federal Reserve Board.

Status and Effect of Approvals

Whitney has filed all regulatory applications and notices required to be filed prior to the merger. As a result, Whitney and Parish contemplate that they will complete the merger in the last quarter of 2008. However, we cannot assure you that a public comment will not be filed or that any regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a comment or challenge is made, predict the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger. Whitney received the Federal Reserve Board’s approval of the merger on September 25, 2008.

We are not aware of any regulatory approvals required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, the parties will seek those approvals, but we cannot assure you when or if we will obtain such approvals.

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, we will seek those approvals or actions. There can be no assurance, however, that we will obtain any required additional approvals or actions.

THE MERGER AGREEMENT

This section of the proxy statement-prospectus describes certain terms of the merger agreement. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement and the opinion of Sheshunoff, Parish’s financial advisor, which are attached as Appendices A and B, respectively, to this proxy statement-prospectus and are incorporated by reference into this proxy statement-prospectus. We urge you to read these documents as well as the discussion in this document carefully.

General

If Parish’s shareholders approve the merger agreement and the other conditions to the merger are satisfied, then at the effective time of the merger, Parish will merge into Whitney, the separate existence of Parish will cease and Parish National Bank will become a wholly owned subsidiary of Whitney.

What You Will Receive in the Merger

Subject to the election and adjustment procedures described below, at the effective time of the merger, each share of Parish common stock, except for shares held by Whitney or any of the subsidiaries of Whitney or Parish (other than in a fiduciary capacity) and any shares as to which dissenter’s rights are asserted, will be converted into the right to receive at the holder’s election one of the following (assuming 1,044,792 shares of Parish common stock are outstanding as of the closing date of the merger and assumes that all outstanding Parish options are exercised prior to the closing date):

•	if an election to receive cash has been effectively made and not revoked, cash in an estimated amount equal to approximately $156.65 per share, subject to certain adjustments described below; or

•	if an election to receive stock has been effectively made and not revoked or if no election has been made, an estimated number of shares of Whitney common stock equal to 6.38, which is the quotient obtained by dividing an estimated per share price of approximately $156.65 by the “average closing price” of Whitney stock, which we have assumed to be $24.55 subject to certain adjustments described below; or

•	if an election to receive a combination of cash and shares of Whitney common stock has been effectively made and not revoked, the cash consideration described above for 60% of the holder’s shares of Parish common stock and the stock consideration described above for 40% of the holder’s shares of Parish common stock, subject to certain adjustments described below.

The “average closing price” means the average closing price of Whitney common stock for the 20 trading days preceding the fifth trading day immediately prior to the effective time of the merger. However, if the average closing price is less than $19.50, it will be deemed to be $19.50, and if the average closing price is greater than $26.00, it will be deemed to be $26.00. If the average closing price of Whitney common stock as calculated is below $16.75, then either the Parish board of directors or the Whitney board of directors may terminate the merger agreement. See “— Termination of the Merger Agreement; Termination Fee.”

The per share merger consideration reflects a downward adjustment in the aggregate purchase price to be paid by Whitney equal to the sum of (1) the aggregate payment to cash out each outstanding Parish stock option for an amount equal to the per share amount of $156.65 less the stock option exercise price, plus (2) any of Parish’s reasonable expenses (attorneys, accountants and other consultants) in connection with the merger that exceed $200,000 in the aggregate or any fee to Sheshunoff in excess of $1.5 million, plus (3) any amount or liability of Parish or Whitney (following closing of the merger) arising out of or in connection with the deferred compensation plan with Gary B. Blossman in excess of $6.4 million on a pre-tax basis, plus (4) an amount, not to exceed $2 million, which represents 50% of the maximum estimated amount (net of taxes) to be paid by Parish or Whitney in connection with the termination or amendment of any long-term employment contracts with Parish employees or directors plus 50% of the estimated increased tax expense to Parish or Whitney as a result of disallowed deductions under Section 280G of the Code.

Each share of Parish common stock owned by Whitney or any subsidiary of Whitney or Parish, other than in a fiduciary capacity, immediately prior to the effective time of the merger will be cancelled and extinguished. No payment will be made with respect to such shares.

Election and Election Procedures

A form of election on which Parish shareholders may elect to receive cash, Whitney common stock or a combination of cash and Whitney common stock will be mailed, at or about the same time that this proxy statement-prospectus is mailed, to shareholders of record of Parish as of the record date for the special meeting. After the date of the mailing of this proxy statement-prospectus, Whitney will use all reasonable efforts to make available as promptly as possible a form of election to any shareholder of Parish who requests such form of election following the initial mailing and prior to the deadline for return of the form of election.

To be effective, a form of election must be properly completed, signed and delivered, along with your Parish stock certificates (by mail, hand or courier delivery) to AST by 5:00 p.m. eastern time on November 5, 2008.

Forms of election sent by mail delivery should be addressed to:

American Stock Transfer & Trust Company
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219

or by hand or courier delivery to:

American Stock Transfer & Trust Company
Operations Center
Attn: Reorganization Department
59 Maiden Lane
New York, NY 10038

Any Parish shareholder may, at any time prior to the business day before the special meeting of Parish shareholders, change his or her election by written notice to AST accompanied by a properly completed and signed revised form of election.

Holders of record of shares of Parish common stock who hold such shares in a representative capacity (for example, as a nominee or a trustee) may submit multiple forms of election, provided that such nominee or representative certifies that each form of election covers all of the shares of Parish common stock held for a particular beneficial owner by the nominee or representative.

Whitney will have the discretion to determine whether forms of election have been properly completed, signed and submitted and to disregard immaterial defects in forms of election. Whitney’s decision in such matters will be conclusive and binding. Whitney will have no obligation to notify any person of any defect in a form of election or the receipt of a defective form.

If a Parish shareholder does not submit a form of election to AST by 5:00 p.m. eastern time, on November 5, 2008 or if Whitney determines that an election by a holder of Parish common stock was not properly made, then the holder will be deemed to have elected to receive 100% stock consideration in exchange for such holder’s shares of Parish common stock.

Neither the Parish board of directors nor its financial advisor makes any recommendation as to whether you should elect to receive the cash consideration or the stock consideration, or a combination of the two. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See “Material United States Federal Income Tax Consequences of the Merger.”

Redesignation Procedures

Under the merger agreement, each Parish shareholder may elect to receive, subject to adjustment as set forth below and other terms and conditions of the merger agreement, in exchange for such shareholder’s shares of Parish common stock, (1) 100% cash consideration, (2) 100% consideration in the form of shares of Whitney common stock, or (3) a combination of 60% cash consideration and 40% consideration in the form of shares of Whitney common stock. The aggregate amount of cash consideration that will be issued as a result of the merger, together with cash to be paid in lieu of the issuance of fractional shares and cash paid as payment to Parish shareholders who properly elect to exercise their dissenters’ rights, will not exceed 60% of the sum of the aggregate stock and cash consideration to be paid (such aggregate amount shall exclude cash to be paid in lieu of the issuance of fractional shares and cash paid as payment to Parish shareholders who properly exercise their dissenters’ rights). If, after the results of the forms of election are calculated, the shareholders of Parish have elected to receive aggregate cash consideration in excess of 60%, Whitney may, in its sole discretion, adjust shareholder elections such that the aggregate cash consideration paid in connection with the merger does not exceed 60%.

Parish shareholders who properly exercise their dissenters’ rights provided for in Section 131 of the Louisiana Business Corporation Law will not have their shares converted into the right to receive merger consideration. If a shareholder’s dissenter’s rights are lost or withdrawn, Whitney may, in its sole discretion, determine the form of consideration such shareholder will receive, which may include cash consideration, stock consideration or both.

Surrender and Exchange of Stock Certificates

At the effective time of the merger, Parish shareholders that receive shares of Whitney common stock in the merger will automatically become entitled to all of the rights and privileges afforded to Whitney shareholders at that time. However, the actual physical exchange of Parish common stock certificates for cash or certificates representing shares of Whitney common stock will occur after the merger.

AST will serve as exchange agent for the merger. Along with the election form, each Parish shareholder will receive a letter of transmittal with instructions to send in such shareholder’s Parish common stock certificate(s) with the election form to AST prior to the election deadline. AST must receive a completed letter of transmittal and stock certificate(s) in order for a Parish shareholder to receive the applicable merger consideration. AST will deliver to each electing Parish shareholder the merger consideration, consisting, as applicable, of Whitney common stock certificate(s), together with all withheld dividends or other distributions, but without interest thereon, and any cash payments due, including any cash payment for a fractional share, without interest. Parish shareholders will receive the merger consideration as soon as practicable after completion of the merger and receipt by AST of completed letters of transmittal and Parish stock certificates. If the merger agreement is terminated and the merger does not occur, each Parish shareholder’s election will be revoked automatically and AST will promptly return Parish stock certificate(s) to such shareholders.

Whitney, at its option, may decline to pay former shareholders of Parish who become holders of Whitney common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Whitney common stock following the effective time of the merger until they have surrendered their certificate(s) evidencing their Parish common stock, at which time Whitney will pay any such dividends or other distributions without interest.

Parish shareholders who: (1) hold stock certificates of Parish National Bank or Parish National Bank of St. Tammany or (2) cannot locate their Parish stock certificate(s) are urged to contact promptly:

Parish National Corporation
404 East Kirkland Street
Covington, LA 70433
Attention: Shirley Evans
Telephone: (985) 730-3809

Holders of certificates for shares of Parish National Bank common stock will not be able to exchange shares of Parish National Bank or Parish National Bank of St. Tammany common stock for cash consideration or consideration in the form of shares of Whitney common stock in the merger. Such shareholders must contact Parish prior to the election deadline to exchange their shares of Parish National Bank or Parish National Bank of St. Tammany common stock for Parish common stock. Following such exchange, the shareholder will be entitled to make an election prior to the election deadline to receive cash, Whitney common stock or a combination of cash and Whitney common stock in exchange for his or her shares of Parish common stock as described under the heading “— Election and Election Procedures.”

Parish will issue a new stock certificate to replace the lost certificate(s) only if the Parish shareholder signs an affidavit certifying that his or her certificate(s) cannot be located and, if required by Whitney or AST, posts a bond in an amount sufficient to support the shareholder’s agreement to indemnify Parish and Whitney against any claim that may be made against Parish or Whitney by the owner of the certificate(s) alleged to have been lost, stolen or destroyed.

For information regarding restrictions on the transfer of Whitney common stock applicable to certain Parish shareholders, see “— Resale of Whitney Common Stock.”

No Fractional Shares

No fractional shares of Whitney common stock will be issued in connection with the merger. Instead, Whitney will make a cash payment, without interest, to each shareholder of Parish who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Whitney common stock otherwise issuable to such shareholder by the “average closing price” of one share of Whitney common stock as described above.

Dissenter’s Rights

Holders of shares of Parish common stock who properly exercise their dissenters’ rights provided for in Section 131 of the Louisiana Business Corporation Law will not have their shares converted into the right to receive merger consideration. If a shareholder’s dissenter’s rights are lost or withdrawn, Whitney may, in its sole discretion, determine the form of consideration such shareholder will receive, which may include cash consideration, stock consideration or both. However, if at least 80% of the total voting power approve the merger agreement, then Parish shareholders will not be entitled to exercise dissenters’ rights. For more information, see “Dissenter’s Rights” beginning on page 54 of this proxy statement-prospectus and the relevant provision of the Louisiana Business Corporation Law, which is attached as Appendix C to this proxy statement-prospectus.

Effect of the Merger on Parish Options

Pursuant to the terms of the merger agreement, Parish is required to take all necessary action to terminate Parish’s stock option plans and cancel as of the effective time of the merger each outstanding and unexercised option to purchase Parish common stock. As of the effective time of the merger, each holder of an option to purchase Parish common stock immediately prior to the effective time will be entitled to receive an amount of cash from Parish, without interest, equal to the product of (1) the total number of shares of Parish common stock subject to such Parish stock option multiplied by (2) the excess, if any, of the estimated per share amount of approximately $156.65 above the exercise price per share of such Parish option. As of the effective time, each holder of a Parish phantom option immediately prior to the effective time will be entitled to receive an amount of cash from Parish paid in accordance with the terms of the phantom option agreements, equal to the product of (x) the total number of shares of Parish common stock subject to such Parish phantom option multiplied by (y) the excess, if any, of the estimated per share amount of approximately $156.65 above the stipulated present fair market value (as defined in the phantom option agreements) of such Parish phantom option. No holder of a Parish option or phantom option that has an exercise price per share that is equal to or greater than the estimated per share amount of approximately $156.65 will be entitled to any payment with respect to such cancelled Parish option before or after the effective time. The payments to be made to the option holders will reduce the aggregate purchase price paid to Parish shareholders in connection with the merger.

Whitney is not required to complete the merger unless all options to purchase Parish common stock have been exercised or terminated and Parish has taken all action necessary to terminate all of its stock option plans prior to the effective time of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger agreement is approved by the affirmative vote of a majority of the total voting power of Parish present, in person or by proxy, at the special shareholders’ meeting;

•	Whitney and Parish obtain all required consents and approvals; and

•	all other conditions to the merger discussed in this proxy statement-prospectus and the merger agreement are either satisfied or waived, if waivable.

If all of these conditions are met or waived (if such conditions are waivable), the closing of the merger will occur as soon as practicable thereafter on a date mutually agreeable to Whitney and Parish.

Representations and Warranties in the Merger Agreement

Parish, Parish National Bank, Whitney and Whitney National Bank have made representations and warranties to each other as part of the merger agreement. Parish’s and Parish National Bank’s representations and warranties, which are contained in Section 3.3 of the merger agreement, relate to, among other things:

•	their organization and authority to enter into the merger agreement;

•	their capitalization, subsidiaries, properties and financial statements;

•	pending and threatened litigation against Parish and Parish National Bank;

•	compliance with permits, laws, orders and regulations;

•	their loans, investment portfolios, reserves and taxes;

•	insurance, employee benefits and legal and environmental matters;

•	privacy of customer information and the status of technology systems and intellectual property; and

•	their contractual obligations and contingent liabilities.

Whitney’s and Whitney National Bank’s representations and warranties, which are contained in Section 3.4 of the merger agreement, relate to, among other things:

•	their organization and authority to enter into the merger agreement;

•	Whitney’s capitalization and financial statements;

•	pending and threatened litigation against Whitney and Whitney National Bank;

•	the shares of Whitney common stock to be issued in the merger; and

•	Whitney’s public reports filed with the SEC.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if such conditions are waivable) to complete the merger. The conditions include, among other things:

•	approval of the merger agreement by the affirmative vote of a majority of the total voting power of Parish present, in person or by proxy, at the special shareholders’ meeting;

•	approval of the merger by the Federal Reserve Board and other regulatory agencies without imposing conditions unacceptable to Whitney (see “The Merger — Regulatory and Other Required Approvals”);

•	issuance of a tax opinion from Alston & Bird LLP that the merger qualifies as a tax-free reorganization, no gain or loss will be recognized by Parish shareholders with respect to the stock consideration received in the merger (except with respect to any cash received in lieu of a fractional share interest in Whitney common stock) and the merger will not be a taxable event to Whitney or Parish;

•	the absence of a stop order suspending the effectiveness of Whitney’s registration statement under the Securities Act;

•	the absence of an order, decree or injunction enjoining or prohibiting completion of the merger;

•	continued accuracy as of the closing date of the representations and warranties set forth in the merger agreement and fulfillment in all material respects of the parties’ covenants set forth in the merger agreement;

•	the absence of any fact, circumstance or event that has had or is likely to have a material adverse effect on Parish and Parish National Bank;

•	Whitney’s receipt from Gary B. Blossman of a protective covenant agreement, which such executed agreement has been received by Whitney (see “The Merger — Parish’s Directors and Executive Officers Have Financial Interests in the Merger”);

•	Whitney’s receipt from Gary B. Blossman, Jack A. Blossman, A.R. (Fred) Blossman, Jr., Susan B. Pierce and T. Jay Seale, III of executed affiliate agreements;

•	the exercise or termination of all outstanding Parish stock options and Parish phantom options, the termination of Parish stock option plans and Whitney’s receipt of documents and instruments to demonstrate compliance;

•	Parish’s net shareholders’ equity will not be less than $56.5 million, subject to certain adjustments;

•	the average closing price for Whitney common stock on the 20 trading days preceding the fifth trading day before the merger will not be less than $16.75; and

•	Parish will have obtained consents required in connection with the merger for all material contracts of Parish and Parish National Bank.

The conditions to the merger are set forth in Article 5 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived (if such conditions are waivable); however, we cannot assure you that all conditions will be satisfied or waived.

Business of Parish Pending the Merger

The merger agreement requires Parish and Parish National Bank to continue to operate their business as usual pending the merger. Among other things, they may not, without Whitney’s consent, take or agree to take any of the following actions:

•	amend their articles of incorporation or bylaws or adopt or amend any resolution concerning the indemnification of officers and directors;

•	except as set forth in Section 4.3 of the merger agreement, declare or make any other distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock or authorize the creation or issuance of or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable for capital stock (other than upon the exercise or surrender of outstanding stock options);

•	other than in the ordinary course of business or pursuant to contracts in force, make any investment (either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets) in any other business;

•	except in the ordinary course of business consistent with past practices or as may otherwise be required by law or by regulatory authorities or by GAAP, charge-off or sell any portfolio of loans, discounts or financing leases or sell any assets held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value;

•	terminate or allow to be terminated any insurance policy it maintains on its business or property or cancel any material indebtedness owing to it or any claims it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

•	enter into any new line of business, or change Parish’s or its subsidiaries’ banking and operating policies, except as required by applicable laws or any policies imposed on it by any governmental authority;

•	except in the ordinary course of business consistent with past practices, lend any money or pledge any credit in connection with it businesses or mortgage or otherwise subject to any lien, encumbrance or other liability any assets, sell, assign or transfer any of its assets in excess of $50,000 in the aggregate or incur any material liability or indebtedness or cancel, release or assign any indebtedness of or claims against any person;

•	other than in consultation with Whitney, restructure or change the investment securities portfolio or gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported except in the ordinary course of business, consistent with past practices;

•	enter into any contract, excluding loans entered into in the ordinary course of business, other than renewals of contracts for terms of less than one year and without any other materially adverse change in terms and, other than in the ordinary course of business, terminate or waive any material provision of any contract other than normal nonrenewals of contracts in accordance with their terms;

•	other than in the ordinary course of business or as required by any benefit plans and contracts as in effect at the date of the merger agreement, (1) increase in any manner the compensation or fringe benefits of any of Parish’s or its subsidiaries’ officers, employees or directors, (2) pay any pension or retirement allowance not required by any existing benefit plan or contract to any such officers, employees or directors, (3) become a party to, amend or commit to any benefit plan or contract (or any individual contracts evidencing grants or awards thereunder) or employment agreement with or for the benefit of any such officer, employee or director, or (4) accelerate the vesting of, or the lapsing of restrictions with respect to, rights pursuant to any Parish stock plan;

•	settle any material litigation;

•	merge or consolidate Parish or any of its subsidiaries with any other person or acquire assets outside of the ordinary course of business not consistent with past practices from any other person with a value or purchase price in the aggregate in excess of $50,000; or

•	knowingly take any action that would prevent or impede the merger and the bank merger from qualifying as reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The complete list of restrictions on Parish’s business activities are set forth in Section 4.2 of the merger agreement.

No Solicitation of Alternative Transactions

Parish and Parish National Bank were required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the merger agreement was executed. In addition, neither Parish nor any of its subsidiaries may solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by Parish’s board of directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the directors’ fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in Parish or any merger or other combination with Parish. Subject to the same fiduciary duties, Parish’s board of directors may not withdraw, modify or change its recommendation to you of the merger or resolve to do so or recommend to you any such other transaction or make any announcement to do any of the above.

Parish and its subsidiaries were also required to instruct their respective officers, directors, agents and affiliates to refrain from taking action prohibited of Parish and its subsidiaries and Parish is required to notify Whitney immediately if it receives any inquires from third parties. However, no director or officer of Parish is prohibited from taking any action that the board of directors of Parish determines in good faith, after consultation with counsel is required by law or is required to discharge such director’s or officer’s fiduciary duties.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:

•	by mutual consent of Parish’s board of directors and Whitney’s board of directors or the executive committee of Whitney’s board of directors;

•	by either party, if the other party breaches any representation, warranty or covenant, and such breach would result in the failure of the conditions to the terminating party’s obligation, and that cannot be, or is not, cured within 30 days after the giving of written notice of such breach to the breaching party;

•	by either party, if any regulatory consent required to be obtained from any governmental authority has been denied by final nonappealable action;

•	by either party, if Parish shareholders do not approve the merger agreement at the special meeting or any adjournment thereof;

•	by either party if, by December 31, 2008, the merger has not been consummated and the failure to consummate the transaction is not caused by a breach of the merger agreement by the party electing to terminate;

•	by Whitney, if (1) Parish has withdrawn, qualified or modified the Parish directors’ recommendation of the merger or resolved to do so, (2) Parish has failed to substantially comply with its obligations to hold a special shareholders’ meeting for the purpose of approving the merger agreement and to refrain from soliciting alternative transactions as described above under the heading “— No Solicitation of Alternative Transactions,” or (3) the board of directors of Parish has recommended, endorsed, accepted or agreed to an acquisition proposal other than as contemplated by the merger agreement;

•	by Parish, if Parish receives a bona fide written offer for an acquisition transaction that the Parish board of directors determines in good faith, after consultation with its financial advisors and counsel, to be a superior proposal to Parish shareholders than the Whitney merger and Parish has complied with the requirement not to solicit alternative transactions; and

•	by Whitney, if the holders of more than 10% of Parish common stock exercise dissenters’ rights.

The conditions under which either party may terminate the merger agreement are set forth in greater detail in Section 6.1 of the merger agreement.

In the event of any of the following, Parish must pay Whitney a termination fee of $5 million:

•	in the event that:

•	(A) either Whitney or Parish terminates the merger agreement because Parish failed to obtain approval for the merger agreement of at least a majority of the outstanding shares of Parish at the special shareholders’ meeting or (B) Whitney terminates the merger agreement because Parish has withdrawn, qualified or modified the Parish directors’ recommendation to shareholders to approve the merger agreement, or resolves to do so, or Parish has failed to comply with its obligations regarding obtaining shareholder approval or relating to superior proposals (as defined in the merger agreement),

•	Parish has received or there is a public announcement of an acquisition proposal (as defined in the merger agreement) that has not been formally withdrawn or abandoned prior to termination of the merger agreement, and

•	within 12 months following the termination of the merger agreement, an acquisition proposal is consummated or a definitive agreement or letter of intent is entered into by Parish with respect to an acquisition proposal;

•	in the event that Whitney terminates the merger agreement because the board of directors of Parish has recommended, endorsed, accepted or agreed to an acquisition proposal other than with Whitney; or

•	in the event that Parish terminates the merger agreement because the board of directors of Parish has determined that a superior proposal has been made and has not been withdrawn.

If Parish fails to pay the termination fee when due, then (1) Parish will reimburse Whitney for all costs and expenses incurred in connection with the collection of such overdue amount, and (2) Parish will pay to Whitney all interest on such overdue amount. Additionally, if Whitney terminates the merger agreement because of Parish’s breach of representation, warranty or covenant, and the breach would result in the failure of conditions to obligate Whitney or Parish to consummate the merger agreement and the merger, and Whitney is not in material breach of the merger agreement, then Parish will reimburse Whitney for its reasonable expenses. Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of officers and directors of Parish, Parish National Bank and their controlling persons will survive any termination of the agreement.

Payment of Expenses and Fees Relating to the Merger

The parties will pay all of their own expenses related to negotiating and completing the merger. Whitney will pay the filing fees in connection with the registration statement and this proxy statement-prospectus and one-half of the printing costs in connection with this proxy statement-prospectus

Whitney Dividends

The holders of Whitney common stock receive dividends if and when declared by the Whitney board of directors out of legally available funds. Whitney declared a cash dividend of $.29 per share of common stock for each of the first, second, third and fourth quarters of 2007 and $.31 per share of common stock for each of the first, second and third quarters of 2008. Following the completion of the merger, Whitney expects to continue paying quarterly cash dividends. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Whitney board of directors of other relevant factors.

Resale of Whitney Common Stock

The shares of Whitney common stock to be issued in the merger have been registered under the Securities Act. Whitney’s common stock is traded on The Nasdaq Global Select Market under the ticker symbol “WTNY.” The shares of Whitney common stock issuable pursuant to the merger will be traded on the same market under the same symbol. Parish shareholders who are not affiliates of Parish or Whitney may freely trade their Whitney common stock upon completion of the merger. The term “affiliate” generally means each person who was an executive officer, director or 5% shareholder of Parish prior to the merger or who is an executive officer, director or 10% shareholder of Whitney after the merger.

Those shareholders who are deemed to be affiliates of Parish may only sell their Whitney common stock as provided by Rule 145 of the Securities Act for a period of one year after the merger, or as otherwise permitted under the Securities Act.

If you are or may be an affiliate of Parish, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Whitney common stock after the merger. Persons who may be affiliates of Parish have entered into agreements with Whitney not to sell shares of Whitney common stock they receive in the merger in violation of the Securities Act, or in any manner that would disqualify the merger from tax-free reorganization treatment.

Waiver and Amendment

The conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that any condition that, if not satisfied, would result in the violation of any law may not be waived. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any material amendments. Any material change in the terms of the merger agreement after the meeting may require a re-solicitation of votes from Parish shareholders with respect to the amended merger agreement.

Accounting Treatment of the Merger

Whitney is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Parish will be recorded, as of completion of the merger, at their respective fair values and added to those of Whitney. Any excess of the purchase price over the net fair value of Parish’s assets and liabilities is recorded as goodwill. Financial statements and reported results of operations of Whitney issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Parish. The results of operations of Parish will be included in the results of operations of Whitney following the effective time of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion represents the opinion of Alston & Bird LLP as to the material United States federal income tax consequences of the merger to the shareholders of Parish who hold the common stock as capital assets. We do not intend it to be a complete description of the federal income tax consequences of the merger to all shareholders of Parish. For example, it may not apply to shareholders who received their stock upon the exercise of employee stock options or as compensation. It also may not apply to shareholders who hold the common stock as part of a “hedge,” “straddle,” “constructive sale,” or “conversion transaction,” as these terms are used in the Code. It also may not apply to insurance companies, securities dealers, financial institutions or foreign persons. In addition, this summary description deals only with the federal income tax consequences of the merger. No information is provided on the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws.

This discussion is based upon the tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change. No ruling will be requested from the Internal Revenue Service on any matter relating to the tax consequences of the merger.

Under the merger agreement, the obligation of Whitney and Parish to complete the merger is conditioned upon Whitney and Parish receiving a written opinion from Alston & Bird LLP addressing the federal income tax consequences of the merger. The opinions will be based on factors, assumptions and representations set forth in the opinions, including representations contained in letters and certificates from Whitney and Parish to be delivered for purposes of the opinions. An opinion of counsel represents only counsel’s best legal judgment on the matters addressed in the opinion and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service with regard to any of the federal income tax consequences of the merger. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in such opinions or that a court will not sustain such challenge. The opinions will conclude, for federal income tax purposes, that:

•	the merger of Whitney and Parish and the merger of Whitney National Bank and Parish National Bank will each constitute a reorganization within the meaning of Section 368(a) of the Code;

•	Whitney and Parish and Whitney National Bank and Parish National Bank will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

•	no gain or loss will be recognized by holders of Parish common stock who elect to exchange their Parish common stock for Whitney common stock pursuant to the merger (except with respect to any cash received in lieu of a fractional share interest in Whitney common stock),

•	the tax basis of the Whitney common stock received (including fractional shares deemed received and redeemed) by holders of Parish common stock who exchange their Parish common stock for Whitney common stock in the merger will be the same as the tax basis of Parish common stock surrendered in exchange for the Whitney common stock (reduced by an amount allocable to a fractional share interest in Whitney common stock deemed received and redeemed); and

•	the holding period of the Whitney common stock received (including fractional shares deemed received and redeemed) by holders who exchange their Parish common stock for Whitney common stock in the merger will be the same as the holding period of Parish common stock surrendered in exchange therefore, provided that such Parish common stock is held as a capital asset at the effective time.

Based upon the current ruling position of the Internal Revenue Service, cash a Parish shareholder receives in lieu of a fractional share interest in Whitney common stock will be treated as received in redemption of such fractional share interest, and a Parish shareholder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Parish common stock allocable to such fractional share interest. Such gain or loss should be a long-term capital gain or loss if the holding period for such share of Parish common stock is greater than one year at the effective time of the merger. In the case of individual Parish shareholders, such capital gain will be taxed at a maximum rate of 15%, provided the shareholder has held the Parish common stock for more than one year.

If a Parish shareholder receives solely cash for Parish common stock in the merger, such cash will be treated as a redemption of Parish common stock and the Parish shareholder should generally recognize capital gain or loss equal to the difference between its tax basis in the Parish common stock and such cash. Parish shareholders should be aware, however, that such gain may be subject to the provisions and limitations of Section 302 of the Code.

If a Parish shareholder exchanges Parish common stock for a combination of Whitney common stock and cash, the Parish shareholder will recognize gain (but not loss). That gain will be equal to the lesser of (1) the cash (excluding any cash received in lieu of a fractional share of Whitney common stock) and the fair market value of the Whitney common stock received (including the fair market value of any fractional share of Whitney common stock which is deemed to be distributed in the merger and then redeemed by Whitney), less the Parish shareholder’s tax basis in Parish common stock, or (2) the amount of cash received.

The gain recognized by a Parish shareholder will, in general, be a capital gain and treated as long-term capital gain subject to federal income tax at the 15% rate, provided that the shareholder has held Parish common stock for more than one year. A holder of Parish common stock should be aware, however, that such gain may be subject to the provisions and limitations of section 302 of the Code.

A Parish shareholder who exercises his or her dissenter’s rights and receives a cash payment with respect to those shares generally will recognize gain or loss equal to the difference between the amount of the cash received and such shareholder’s tax basis in those shares. Such gain or loss should be a long-term capital gain or loss if the holding period for such share of Parish common stock is greater than one year at the effective time of the merger. In the case of individual Parish shareholders, such capital gain will be taxed at a maximum rate of 15%, provided the shareholder has held the Parish common stock for more than one year.

Payments in respect of Parish common stock may be subject to information reporting to the Internal Revenue Service and to a 28% backup withholding tax. Backup withholding will not apply, however, to a payment to a holder of Parish common stock or other payee if such shareholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter, or otherwise proves to the combined company and the exchange agent that such shareholder or payee is exempt from backup withholding.

The discussion set forth above of material United States federal income tax consequences of the merger is not intended to be a complete analysis or description of all potential United States federal income tax consequences. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state, local or other tax consequences. Accordingly, each Parish shareholder is strongly urged to consult such shareholder’s own tax advisor to determine the particular federal, state, local or foreign income, reporting, or other tax consequences to that shareholder.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

If the merger is completed, Parish shareholders will become Whitney shareholders. Their rights as Whitney shareholders will then be governed by Whitney’s articles of incorporation and bylaws and by Louisiana law. The following is a summary of differences between the rights of Parish shareholders and Whitney shareholders not described elsewhere in this proxy statement-prospectus:

Authorized Capital Stock

Whitney.  Whitney’s articles of incorporation authorize it to issue 100 million shares of common stock, without nominal or par value. Whitney’s articles of incorporation do not authorize preferred stock. As of September 22, 2008, there were 63,976,396 shares of Whitney common stock issued and outstanding.

Parish.  Parish’s articles of incorporation authorize it to issue 10 million shares of common stock, par value $.01 per share, and 1 million shares of preferred stock, no par value per share. As of September 22, 2008, the record date, there were 1,022,292 shares of Parish common stock issued and outstanding.

Preemptive Rights

Whitney.  Whitney’s articles of incorporation provide that Whitney shareholders do not have preemptive rights.

Parish.  Parish’s articles of incorporation provide that Parish shareholders have preemptive rights.

Boards of Directors

Whitney.  Whitney’s articles of incorporation provide for a board of directors consisting of not less than five nor more than 25 members divided into five classes. Each class of directors serves a five-year term, and directors of each class are elected by plurality vote at successive annual meetings of shareholders. Whitney’s directors must also be shareholders of Whitney.

Parish.  Parish’s bylaws provide for a board of directors consisting of five members. Each director serves a one-year term, and directors are elected by cumulative vote at annual meetings of shareholders. Parish’s directors need not be shareholders of Parish.

Filling Vacancies on the Board of Directors

Whitney.  Whitney’s board of directors may fill a vacancy on the board of directors by a majority vote of the board of directors in accordance with the Louisiana Business Corporation Law.

Parish.  Parish’s board of directors may fill a vacancy on the board of directors by a majority vote of the board of directors in accordance with the Louisiana Business Corporation Law; provided, however, that the shareholders will have the right at any special meeting called for such purposes prior to action by the board of directors to fill such vacancy.

Nomination of Directors

Whitney.  Whitney’s articles of incorporation and bylaws do not contain provisions restricting a shareholder’s right to nominate directors for election at an annual meeting. If, however, a shareholder wishes to recommend a candidate for consideration by the nominating and corporate governance committee of Whitney’s board of directors, the shareholder must submit to Whitney’s corporate secretary a timely written notice including the candidate’s name and address, along with adequate information as to the candidate’s qualifications. To be considered timely, the notice must be received by Whitney’s corporate secretary by the date that is not later than the 120th calendar day before the date of Whitney’s proxy statement released to shareholders in connection with the previous year’s annual meeting.

Parish.  Parish’s articles of incorporation and bylaws do not contain provisions restricting a shareholder’s right to nominate directors for election at an annual meeting.

Removal of Directors

Whitney.  A Whitney director may be removed from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose, at which the holders of 90% of the total voting power of Whitney shareholders are present in person or by proxy.

Parish.  Any one or more of the Parish directors may be removed from office without cause at any special meeting held for that purpose, by 80% of the voting power and may, at such meeting, proceed to elect a successor for the unexpired term.

Special Meetings of Shareholders

Whitney.  Special meetings of Whitney shareholders may be called by:

•	the president;

•	the board of directors; or

•	shareholders holding more than 20% of the total voting power of Whitney’s shareholders.

Parish.  Special meetings of Parish’s shareholders may be called by the request of any shareholder or group of shareholders holding an aggregate of at least 60% of the total voting power.

Anti-takeover Provisions

Whitney.  Whitney’s articles of incorporation include provisions that may make takeover attempts and other acquisitions of interests in Whitney more difficult where the takeover attempt or other acquisition has not been approved by Whitney’s board of directors. These provisions include:

•	A requirement that any change to Whitney’s articles of incorporation relating to the structure of the board of directors or the fair price protections described in the next bullet point must be approved by the affirmative vote of shareholders holding 90% of the voting power present at a shareholders’ meeting, the quorum for which is 90% of Whitney’s total voting power, unless (1) Whitney’s board of directors has unanimously approved the change, and (2) applicable to any change to Whitney’s articles of incorporation relating to the structure of the board of directors only, at a time when no person, corporation or other entity is the beneficial owner of more than 10% of the outstanding shares of stock entitled to vote in an election of directors, considered as one class.

•	A requirement that any business combination transaction with a person or persons who hold 10% or more of Whitney common stock be approved by the 90% vote of shareholders described in the preceding bullet point unless prescribed minimum price and procedural requirements are satisfied in connection with the proposed business combination.

Under these provisions, a business combination that might be attractive to some shareholders may not be proposed to Whitney’s shareholders or, if proposed, might not be consummated. The provisions may give holders of a minority of Whitney’s voting power a veto over a business combination that a majority of shareholders may believe to be desirable and beneficial. To Whitney’s knowledge, on September 22, 2008, its directors and executive officers beneficially owned 2,393,109 shares (or approximately 3.7%) of Whitney’s issued and outstanding common stock. As a result, it may be difficult for a shareholder holding 10% or more of Whitney common stock to secure the necessary supermajority vote without management and board of directors’ approval.

Parish.  Parish’s articles of incorporation provide that if three-fourths of the board of directors approve or recommend any proposal presented to shareholders including, but not limited to, a merger, consolidation, share exchange, disposition of substantially all of the corporation’s assets or a dissolution or amendment of the articles of incorporation then the affirmative vote of at least a majority of the total voting power present is required to approve any such proposal. However, if less than three-fourths of the board of directors approve or recommend any proposal listed above; then the affirmative vote of at least two-thirds of the total voting power is required to approve any such proposal, in addition to any other vote as may be required in the articles of incorporation or by the Louisiana Business Corporation Law. Parish’s articles of incorporation provide that the control shares and fair price provisions of the Louisiana Business Corporation Law shall not apply to Parish.

Indemnification of Directors and Officers

Whitney.  Whitney’s articles of incorporation and bylaws require the indemnification of individuals against liabilities arising out of their status as directors, officers or employees; provided that the individual acted in good faith or did not know the conduct was unlawful.

Parish.  Parish’s articles of incorporation and bylaws require the indemnification of individuals against liabilities arising out of their status as directors or officers provided, the corporation will not indemnify a director or officer for (1) any breach of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability of unlawful distributions of the corporation’s assets to, or redemption or repurchase of the corporation’s shares from, shareholders of the corporation, (4) any transaction from which the officer or director derived an improper personal benefit, or (5) any criminal action the director or officer did not have a reasonable cause to believe was unlawful.

Whitney, Whitney National Bank, Parish and Parish National Bank have acknowledged to the Federal Reserve Board that the indemnification provisions in the merger agreement and the respective articles of incorporation and bylaws of Parish and Parish National Bank are limited by applicable federal statutes and regulations, including federal banking regulations and securities laws.

Amendments to Articles of Incorporation and Bylaws

Whitney.  Whitney’s articles of incorporation generally permit the articles of incorporation to be amended by a vote of the holders of a majority of the stock, although the amendment of certain provisions requires a super-majority vote. Whitney’s articles of incorporation allow the board of directors to establish and amend the bylaws.

Parish.  Parish’s articles of incorporation generally permit the articles of incorporation to be amended by a vote of the holders of a majority of the voting power present if the board of directors has approved the amendment by the affirmative vote of three-fourths of the full board of directors, otherwise, the vote of at least two-thirds of the total voting power is required to amend the articles of incorporation. Parish’s articles of incorporation provides that the bylaws may be adopted, amended or repealed by the board of directors, subject to any power granted by the Louisiana Business Corporation Law to shareholders to change or repeal any bylaws so adopted or amended.

DISSENTER’S RIGHTS

The following discussion is not a complete description of the law relating to dissenter’s rights available under Louisiana law. This description is qualified in its entirety by the full text of the relevant provision of the Louisiana Business Corporation Law, which is reprinted in its entirety as Appendix C to this proxy statement-prospectus. If you desire to exercise your dissenter’s rights, you should review carefully the Louisiana Business Corporation Law and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Under Louisiana law, each shareholder of Parish entitled to vote on the merger agreement who complies with the procedures set forth in Section 131 of the Louisiana Business Corporation Law, which we refer to as the “LBCL,” relating to dissenter’s rights is entitled to receive in cash the fair value of his or her shares of Parish common stock if the merger agreement is effected upon approval by less than 80% of the total voting power of Parish. To perfect dissenter’s rights, a shareholder of Parish must comply strictly with the procedures set forth in Section 131 of the LBCL. Failure to follow these procedures will result in a termination or waiver of the shareholder’s dissenter’s rights.

Unless the holders of at least 80% of Parish’s outstanding common stock approve the merger agreement, Section 131 of the LBCL allows a shareholder of Parish who objects to the merger and who complies with the provisions of that section to dissent from the merger and to receive in cash the fair cash value of his or her shares of Parish common stock as of the day before the special meeting of Parish shareholders, as determined by agreement between the shareholder and Whitney or by the Civil District Court for the Parish of Orleans if the shareholder and Whitney are unable to agree. Shareholders of Whitney are not entitled to dissenters’ rights. If holders of at least 80% of Parish’s outstanding common stock approve the merger agreement, Whitney may, in its sole discretion, determine the form of consideration to be received by a shareholder who exercised his or her dissenter’s rights, which may include cash consideration, stock consideration or both.

To exercise the right of dissent, a Parish shareholder (1) must file with Parish a written objection to the merger prior to or at the special meeting and (2) must also vote his or her shares (in person or by proxy) against the merger agreement at such meeting. Neither a vote against the merger agreement nor a specification in a proxy to vote against the merger agreement will in and of itself constitute the necessary written objection to the merger. Moreover, by voting in favor of, or abstaining from voting on, the merger agreement, or by returning the enclosed proxy without instructing the proxy holders to vote against the merger agreement, a shareholder waives his or her rights under Section 131 of the LBCL.

The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent to the merger should have the record ownership of the shares transferred to their names or instruct the record owner to follow the Section 131 of the LBCL procedure on their behalf. If less than 80% of the total number of shares of Parish common stock outstanding approve the merger agreement, then promptly after the effective date of the merger, Whitney will give written notice of the consummation of the merger by registered mail to each former shareholder of Parish who filed a written objection to the merger and voted against the merger agreement at such shareholder’s last address on Parish’s records. Within 20 days after the mailing of such notice, the shareholder must file with Whitney a written demand for payment for his or her shares at their fair cash value as of the day before the special meeting and must state the amount demanded and a post office address to which Whitney may reply. The dissenting shareholder must also deposit the certificates formerly representing his or her shares of Parish common stock in escrow with a bank or trust company located in Orleans Parish, Louisiana. The certificates must be duly endorsed and transferred to Whitney upon the sole condition that they are delivered to Whitney upon payment of the value of the shares in accordance with Section 131 of the LBCL. With the above-mentioned demand, the shareholder must also deliver to Whitney the written acknowledgment of such bank or trust company that it holds the certificate(s), duly endorsed as described above.

Unless the shareholder objects to the merger and votes against the merger agreement, demands payment, endorses and deposits his or her certificates and delivers the required acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the merger and will forfeit any right to seek payment pursuant to Section 131 of the LBCL.

If Whitney does not agree to the amount demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of such demand and acknowledgment, notify such shareholder in writing at the designated post office address of either (1) the amount it will agree to pay or (2) its belief that no payment is due. In this regard, shareholders should be aware that opinions of investment banking firms as to fairness from a financial point of view (including the opinion of Sheshunoff described in this proxy statement and prospectus) are not opinions as to fair value under Louisiana law, and a determination of the fair cash value of the shares could be less than the consideration Whitney will pay in the merger.

If the shareholder does not agree to accept the offered amount, or disagrees with Whitney’s assertion that no payment is due, he or she must, within 60 days after receipt of such notice, file suit against Whitney in the Civil District Court for the Parish of Orleans for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against Whitney by another former shareholder for a judicial determination of the fair cash value of such other shareholder’s shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he will be deemed to have consented to accept Whitney’s statement that no payment is due or, if Whitney does not contend that no payment is due, to accept the amount specified by Whitney in its notice of disagreement.

When the shareholder and Whitney have agreed upon the fair value of the shares, or Whitney has become liable for the value demanded by the shareholder or the shareholder has become bound to accept the value Whitney agrees is due because of his or her failure to bring suit within 60 days after receipt of Whitney’s notice of disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of Whitney became fixed.

If, upon the filing of any such suit or intervention, Whitney deposits with the court the amount, if any, which it specified in its notice of disagreement, and if in that notice Whitney offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against Whitney.

Upon filing a demand for the value of his or her shares, a shareholder ceases to have any rights of a shareholder except the rights created by Section 131 of the LBCL. The shareholder’s demand may be withdrawn voluntarily at any time before Whitney gives its notice of disagreement, but thereafter only with the written consent of Whitney. If his or her demand is properly withdrawn, or if the shareholder otherwise loses his or her dissenter’s rights, he or she will be restored to his or her rights as a shareholder as of the time of filing of his or her demand for fair cash value.

Until the effective date of the merger, dissenting shareholders of Parish should send any communications regarding their rights to:

Parish National Corporation
404 East Kirkland Street
Covington, LA 70433
Attention: Shirley Evans, Corporate Secretary
Telephone: (985) 730-3809

After the effective date of the merger, dissenting shareholders should send any communications regarding their rights to:

Whitney Holding Corporation
228 St. Charles Avenue, Suite 626
New Orleans, Louisiana 70130
Attention: Joseph S. Schwertz, Jr., General Counsel and Corporate Secretary
Telephone: (504) 586-3596

All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his or her shares are registered on the books of Parish.

You must do all of the things described in this section and as set forth in Section 131 of the LBCL in order to preserve your dissenter’s rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided in the LBCL. In view of the complexity of these provisions of Louisiana law, if you are considering exercising your dissenter’s rights, you should consult your legal advisors.

INFORMATION ABOUT WHITNEY

General

Whitney is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended, which we refer to as the “BHCA.” Whitney’s sole banking subsidiary is Whitney National Bank. Whitney National Bank is a national banking association headquartered in New Orleans, Louisiana. It has engaged in the general banking business in the greater New Orleans area continuously since 1883. Whitney engages in community banking and serves a market area that covers the five-state Gulf Coast region, stretching from Houston, Texas, across southern Louisiana and the coastal region of Mississippi, through central and south Alabama, the panhandle of Florida and to the metropolitan area of Tampa Bay, Florida. Whitney National Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

Whitney National Bank provides a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, cash management services, investment brokerage services, secured and unsecured loan products, including revolving credit facilities, and letters of credit and similar financial guarantees. Whitney National Bank also provides trust and investment management services to retirement plans, corporations and individuals. Through its subsidiaries, Whitney also offers annuity products, along with personal and business lines of insurance to its customers.

Whitney’s and Whitney National Bank’s principal executive offices are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and Whitney’s telephone number is (504) 586-7272.

Whitney continues to explore opportunities to acquire financial institutions as part of its expansion strategy. For more than a decade, Whitney’s strategy focused on developing a significant banking presence along the United States Gulf Coast from southeast Texas through central Florida, although expansion opportunities in other markets were also considered from time to time. As Whitney has achieved much of its desired geographic footprint in the Gulf Coast area, it has begun to explore the next phase of its expansion program, which is expected to expand Whitney’s footprint wider as it considers opportunities to acquire banks in additional markets in Texas, Louisiana, Florida and selected markets in the southeastern United States. Whitney’s preference is to expand into markets that are contiguous to its existing geographic footprint; however, it may pursue other appropriate opportunities as they arise. Thus, at any particular point in time, including the date of this proxy statement-prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents in connection with potential acquisitions may occur or be in progress. These transactions may involve Whitney acquiring such financial institutions in exchange for cash or common stock or a combination of cash and common stock. Depending on their terms, these transactions may have a dilutive effect upon the Whitney common stock to be issued in the merger to shareholders of Parish.

Recent Developments

Unaudited Second Quarter 2008 Results

On July 22, 2008, Whitney reported that it earned $12.9 million in the quarter ended June 30, 2008, compared with net income of $35.1 million for 2007’s second quarter. Earnings were $.20 per diluted share for the second quarter of 2008 and $.51 for the second quarter of 2007. Whitney earned $42.7 million for the first six months of 2008, compared to net income of $72 million for the first six months of 2007. Whitney’s per share earnings were $.65 per diluted share for the first half of 2008 and $1.06 for the comparable period in 2007.

Net interest income (TE) for the second quarter of 2008 decreased $6.1 million, or 5%, compared to the second quarter of 2007. Average earning assets grew 3% between these periods and there was some favorable shift in the mix of assets. The net interest margin realized on earning assets, however, decreased 37 basis points, reflecting in part the impact of a steep reduction in interest rates for the large variable-rate segment of Whitney’s loan portfolio between these periods.

Whitney made a $35 million provision for credit losses in the second quarter of 2008, compared to no provision in the second quarter of 2007. Net loan charge-offs in the second quarter of 2008 were $16.9 million, compared to $2.3 million in the second quarter of 2007. Deterioration in a few commercial and industrial credits, mainly in Louisiana, added approximately $11 million to the provision for the second quarter of 2008 and accounted for approximately $10 million of charge-offs for the period. Each of these credits is in a different industry to which Whitney has very limited or no additional exposure. Continuing weaknesses in the real estate markets in Florida and coastal Alabama led to a provision of approximately $14 million and approximately $4.5 million of charge-offs for the second quarter of 2008, mainly related to loans for residential development. The allowance for loan losses increased $18.1 million during the second quarter of 2008 and represented 1.38% of total loans at June 30, 2008, up from 1.02% a year earlier.

Noninterest income for the second quarter of 2008 increased 9%, or $2.1 million, from the second quarter of 2007, with contributions from most recurring revenue sources. Noninterest expense for 2008’s second quarter decreased 3%, or $3.1 million, from the year-earlier period, led by a 4%, or $2.2 million, reduction in personnel expense between these periods.

Market Prices of and Dividends Declared on Whitney Common Stock

Whitney’s common stock is traded on The Nasdaq Global Select Market under the ticker symbol “WTNY.” The following table sets forth for the periods indicated the high and low sale prices per share of Whitney common stock as reported on The Nasdaq Global Select Market and the quarterly dividends declared for each such period.

Price Range of Common Stock and Quarterly Dividends

	High	Low	Dividend

2008
Fourth Quarter (through October 2, 2008)	$26.37	$24.00	$
Third Quarter	33.02	13.96		.31
Second Quarter	26.32	17.85		.31
First Quarter	27.49	21.12		.31
2007
Fourth Quarter	$28.35	$22.46		$.29
Third Quarter	30.32	23.02		.29
Second Quarter	31.92	29.69		.29
First Quarter	33.26	29.07		.29
2006
Fourth Quarter	$35.88	$31.23		$.27
Third Quarter	37.00	34.42		.27
Second Quarter	37.26	33.80		.27
First Quarter	36.17	27.27		.27

The holders of Whitney common stock receive dividends if and when declared by the Whitney board of directors out of legally available funds. Following the completion of the merger, Whitney expects to continue paying quarterly cash dividends. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Whitney board of directors of other relevant factors. See “Supervision and Regulation — Other Statutes and Regulations — Dividends” for a description of certain restrictions on Whitney’s ability to pay dividends.

As of October 1, the last date prior to printing this document for which it was practicable to obtain this information, there were approximately 5,175 registered holders of Whitney common stock.

INFORMATION ABOUT PARISH

General

Parish is a Louisiana corporation and a registered bank holding company under the BHCA. Parish was formed on May 6, 2004 and conducts its operations through its wholly owned subsidiary, Parish National Bank, a national banking association. Parish National Bank, established in January 1968, is domiciled in Bogalusa, Louisiana. Parish National Bank offers a full range of lending products and traditional banking products and services, including commercial, real estate and consumer loans; cash management services; checking, savings and time deposit accounts; and trust, mortgage, insurance and investment products and services.

As of June 30, 2008, Parish had consolidated total assets of approximately $759 million, consolidated total loans of approximately $585 million, consolidated total deposits of approximately $647 million and consolidated shareholders’ equity of approximately $63 million.

Market Prices of and Dividends Declared on Parish Common Stock

There is no established public market for shares of Parish common stock. As a result, any market in Parish common stock prior to the merger should be characterized as illiquid and narrowly traded. The last known sale of Parish common stock of which management is aware occurred on August 6, 2008 at a price of $140.00 per share. Additional information available to management regarding the quarterly trading prices for the Parish common stock is provided below.

As of the September 22, 2008, the record date, Parish common stock was held by approximately 293 shareholders of record.

Price Range of Common Stock and Quarterly Dividends

	High	Low	Dividend

2008
Fourth Quarter (through October 2, 2008)(2)	$—	$—	$
Third Quarter(1)	140.00	140.00		.50
Second Quarter	100.00	72.75		.50
First Quarter	72.00	72.00		.50
2007
Fourth Quarter	$86.00	$75.00		$.50
Third Quarter	89.00	87.50		.50
Second Quarter	95.00	88.00		.50
First Quarter	98.00	94.00		.50
2006
Fourth Quarter	$97.00	$81.00		$.50
Third Quarter	89.00	71.50		.25
Second Quarter	72.00	56.00		.25
First Quarter	57.00	54.00		.25

(1)	Represents the only sale of Parish’s common stock, which occurred on August 6, 2008, at $140.00 per share.

(2)	There have been no sales of Parish’s common stock during the fourth quarter of 2008.

Business and Properties

Lending Activities

Parish’s primary source of income is the interest income earned from Parish National Bank’s loan and investment portfolios. To develop business, Parish National Bank relies to a great extent on the personalized approach of its directors and officers, who have extensive business and personal contacts throughout the community. Parish National Bank has managed to maintain high quality credits when considering lending opportunities, with particular emphasis on the borrower’s ability to generate cash flow sufficient to support its debt obligations and other cash-related expenses.

Lending activities include commercial and consumer loans and loans for residential purposes. Commercial loans are directed toward businesses and include loans made to individual, partnership, limited liability company or corporate borrowers. Consumer loans include collateralized loans for the purchase of automobiles, boats, home improvement and personal investments. Parish National Bank also originates a variety of residential real estate loans, including the origination of conventional mortgages collateralized by first mortgage interests to enable borrowers to purchase, refinance or to improve homes or real property. In addition, such loans include those made to individual borrowers collateralized by first mortgage interests on unimproved parcels of real estate zoned for residential homes on which such borrowers intend to construct their personal residences. Parish National Bank also makes land acquisition and development loans and construction loans to developers of residential subdivisions and multi-family residential projects.

As of June 30, 2008, Parish National Bank’s net loan portfolio was $594 million, representing approximately 78.9% of its total assets.

Investments

In addition to loans, Parish National Bank makes other investments primarily in the obligations of the United States or obligations guaranteed as to principal and interest by the United States, as well as agency obligations and obligations of municipalities. As of June 30, 2008, investment securities comprised approximately 14.5% of Parish National Bank’s total assets.

Parish National Bank also engages in Federal funds transactions with its principal correspondent banks and acts as both buyer and seller of funds depending on its liquidity needs. In addition, Parish National Bank maintains an account with the Federal Home Loan Bank of Dallas and has a blanket pledge of its commercial and residential mortgage portfolios in order to borrow needed funds from the Federal Home Loan Bank of Dallas.

Deposits

Parish National Bank offers certificates of deposit, commercial checking and money market accounts. The primary sources of deposits are residents and businesses and their employees located in Parish National Bank’s primary service areas.

Deposits are insured by the Federal Deposit Insurance Corporation’s (FDIC) Deposit Insurance Fund up to the amount permitted by law. As of June 30, 2008, only 24% of Parish National Bank’s deposit base consisted of time deposits. The remaining deposits are comprised of checking, savings and money market accounts.

Other Banking Services

Parish National Bank and its subsidiaries also offer numerous other banking services, including traveler’s checks, direct deposit of payroll and social security checks, cash management accounts, property and casualty insurance, investment brokerage services and annuity products, trust, mortgage banking and automatic drafts for various accounts. Parish National Bank is associated with a shared network of automated teller machines that may be used by its customers throughout Southeast Louisiana.

Properties

Parish National Bank currently operates its operations center and 16 full service branch offices in Louisiana and Destin, Florida and a loan production office in Fairhope, Alabama. All of the banking offices include automatic teller machines. Parish National Bank both owns and leases the banking offices, as indicated below.

Set forth below are the locations, approximate square footage and type of each Parish National Bank banking office:

	Square
Locations	Footage	Usage	Ownership

Louisiana
600 Columbia Street, Bogalusa, Louisiana 70427	10,800	Branch	Own
4005 Highway 59, Mandeville, Louisiana 70471	2,862	Branch	Own
939 Cleveland Street, Franklinton, Louisiana 70438	4,900	Branch	Own
940 Lee Street, Franklinton, Louisiana 70438	7,935	Warehouse	Own
2250 Gause Blvd., Slidell, Louisiana 70461	7,420	Branch	Lease/Purchase
805 Collins Blvd., Covington, Louisiana 70433	6,596	Branch	Own
735 N. Causeway Blvd., Mandeville, Louisiana 70448	8,640	Branch	Own
2065 First Street, Slidell, Louisiana 70458	2,285	Branch	Own
700 SW Railroad Ave., Hammond, Louisiana 70403	10,125	Branch	Own
3900 Veterans Blvd., Metairie, Louisiana 70002	3,750	Branch	Lease
545 W. Pine Street, Ponchatoula, Louisiana 70454	4,128	Branch	Own
2609 Veterans Blvd., Kenner, Louisiana 70062	4,128	Branch	Own
207 N. Peters, New Orleans, Louisiana 70130	4,700	Branch	Lease
3235 N. Causeway Blvd., Metairie, Louisiana 70002	3,416	Branch	Lease
2448 W. Thomas Street, Hammond, Louisiana 70401	2,963	Branch	Lease
69285 Highway 21, Covington, Louisiana 70433	4,164	Branch	Own
404 East Kirkland Street, Covington, Louisiana 70433	19,406	Administrative	Own
200 Covington Center, Covington, Louisiana 70433	7,545	Administrative	Own
1902 Florida Street, Mandeville, Louisiana 70448	N/A	Future branch site	Own
0.87 acres of land on Louisiana Highway 190, Hammond, Louisiana	N/A	Future branch site	Land/Own
Robert Rd. at North Dr., Slidell, Louisiana	N/A	Future branch site	Land/Own
Florida
13331 US Highway 98 West, Miramar Beach, Florida 32550	16,751	Branch	Own
Alabama
909 Plantation Blvd., Suite A, Fairhope, Alabama 36532	1,900	Loan Production Office	Lease
Lot 3 Greeno Professional Village, Fairhope, Alabama	N/A	Future branch site	Own

Competition

Parish National Bank is domiciled in Washington Parish, Louisiana with administration offices in Covington, Louisiana and its primary market areas consist of St. Tammany, Washington, Tangipahoa, Jefferson and Orleans Parishes in Louisiana, Destin, Florida and the surrounding areas. Management believes its principal markets have been the expanding residential, commercial, small businesses and professional markets within its primary market areas.

Competition among financial institutions is based upon interest rates offered on deposit accounts, interests rates charged on loans, other credits and service charges, the quality of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits and the ease of credit administration.

Parish National Bank encounters strong competition, both in attracting deposits and originating loans. The deregulation of the banking industry and the availability of nationwide interstate banking have created a highly competitive environment for financial service providers in Parish National Bank’s primary market areas. In one or more aspects of its business, Parish National Bank has competed with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and financial intermediaries operating in its market and elsewhere. Most of these companies, some of which are affiliated with large financial holding companies or bank holding companies, have substantially greater resources and lending limits. In addition, many of Parish National Bank’s nonbank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federal and state chartered banks that are federally insured.

Employees

As of September 22, 2008, Parish and its subsidiaries employed 270 full-time employees and 25 part-time employees. None of these employees is covered by a collective bargaining agreement.

Legal Proceedings

Parish and Parish National Bank are periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens or foreclosure on defaulted loans, claims involved in the making and servicing of real property loans, and other issues incident to their businesses. Management is not aware of any proceeding threatened or pending against Parish or Parish National Bank that is likely to have a material adverse effect on its business or financial position.

Stock Ownership of Principal Shareholders, Management and Directors

The following table sets forth, as of September 22, 2008, the ownership of Parish common stock by each of Parish’s directors and executive officers, by all directors and officers as a group and by the owners of more than 5% of the outstanding shares of Parish. The address for all directors and officers is c/o Parish National Corporation, 404 East Kirkland Street, Covington, Louisiana 70433.

Parish Common Stock

	Beneficially	Percentage
Name	Owned(1)	of Class

Owners of more than 5%
Parish National KSOP (ESOP & 401(k))	55,630	5.44
Directors owning more than 5%:
A.R. (Fred) Blossman, Jr.	115,678	11.32%
Susan B. Pierce, Chairperson	97,880	9.57
Jack A. Blossman, Vice Chairperson	85,862	8.40
Remaining directors:
Gary B. Blossman, President and Chief Executive Officer(2)	10,900	1.07%
T. Jay Seale, III	2,285	*
All directors and executive officers as a group (5 persons)	312,605	30.58%

*	Less than 1% of outstanding common stock.

(1)	Information relating to the ownership of Parish common stock is based on “beneficial ownership” concepts as set forth in rules promulgated under the Exchange Act. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose or to direct the disposition of that security. Under the rules, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership of each security within 60 days from the record date. It specifically excludes shares relating to beneficial ownership by directors and officers, which are part of Parish’s KSOP, as those shares are voted by the trustees.

(2)	Gary B. Blossman’s beneficial ownership includes options for 8,500 shares (2,000 shares at $28.60 and 6,500 shares at $19.25).

Equity Compensation Plans

The following table sets forth information with respect to Parish’s common stock that may be issued upon the exercise of outstanding options, warrants, and rights to purchase shares of Parish common stock as of June, 30 2008.

Parish Equity Compensation Plan Information

Number of Securities
	Number of Securities			Remaining Available
	to be Issued		Weighted Average	for Future Issuance
	Upon Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	22,500	(1)	$38.72	39,300
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	22,500		$38.72	39,300

(1)	As of the effective time of the merger, all outstanding options that have not previously been exercised will be terminated and cashed out for the difference between the price per share to be received in the merger and the exercise price of the option. See “The Merger Agreement — Effect of the Merger on Parish Options.”

SUPERVISION AND REGULATION

Whitney and Whitney National Bank are subject to comprehensive supervision and regulation that affect virtually all aspects of their operations. The following summarizes certain of the more important aspects of the statutory and regulatory provisions affecting the institutions.

Supervisory Authorities

Whitney is a bank holding company, registered with and regulated by the Federal Reserve Board. Whitney National Bank is a national bank, and as such is subject to supervision, regulation and examination by the OCC. The regulatory authorities routinely examine Whitney and Whitney National Bank, to monitor their compliance with laws and regulations, financial condition, adequacy of capital and reserves, quality and documentation of loans, payment of dividends, adequacy of systems and controls, credit underwriting and asset liability management, and the establishment of branches. Whitney and Whitney National Bank are required to file regular reports with the Federal Reserve Board, the OCC and the FDIC.

Capital

The Federal Reserve Board and the OCC require Whitney and Whitney National Bank to meet certain ratios of capital to assets in order to conduct their activities. To be well capitalized, the institutions must generally maintain a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, and a leverage ratio of 5% or better. For the purposes of these tests, Tier 1 Capital consists of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. Tier 2 Capital consists of nonqualifying preferred stock, certain types of debt and a limited amount of other items. Total Capital is the sum of Tier 1 and Tier 2 Capital. The regulations require certain items, such as goodwill, to be deducted when making certain of the capital calculations.

In measuring the adequacy of capital, assets are generally weighted for risk at rates that generally range from 0% to 100%. Certain assets, such as cash and U.S. government securities, have a zero risk weighting. Others, such as certain commercial and consumer loans, have a 100% risk weighting. Risk weightings are also assigned for off-balance sheet items such as loan commitments. The various items are multiplied by the appropriate risk-weighting to determine risk-adjusted assets for the capital calculations. For the leverage ratio mentioned above, assets are not risk-weighted.

If the institution fails to remain well capitalized, it will be subject to a series of restrictions that increase as the capital condition worsens. For instance, federal law generally prohibits a depository institution from making any capital distribution, including the payment of a dividend or paying any management fee to its holding company, if the depository institution would be undercapitalized as a result. Undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations and are required to submit a capital restoration plan for approval, which must be guaranteed by the institution’s parent holding company. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

Both Whitney and Whitney National Bank exceed the minimum Tier 1, Total Capital and leverage ratios and qualify as “well capitalized” under current regulatory criteria.

Expansion and Activity Limitations

With prior regulatory approval, Whitney or Whitney National Bank may acquire other banks or bank holding companies and Whitney National Bank may merge with other banks. Acquisitions of banks located in other states may be subject to certain deposit-percentage, age or other restrictions. In addition, Whitney may also engage in or acquire an interest in a company that engages in activities that the Federal Reserve Board has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities. The Federal Reserve Board normally requires some form of notice or application to engage in or acquire companies engaged in such activities. Under the BHCA, Whitney is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of any class of voting securities or of more than 25% of the equity of any company engaged in activities other than those referred to above.

Under the Gramm-Leach-Bliley Act (the GLB Act), adopted in 1999, bank holding companies that are well capitalized and well-managed and meet other conditions can elect to become “financial holding companies.” As financial holding companies, they and their subsidiaries are permitted to acquire or engage in activities that were not previously permitted for bank holding companies such as insurance underwriting, securities underwriting and distribution, travel agency activities, broad insurance agency activities, merchant banking, and other activities that the Federal Reserve Board determines to be financial in nature or complementary to these activities. Whitney has not elected to become a financial holding company in order to exercise the broader activity powers provided by the GLB Act, but may elect to do so in the future. The GLB Act also permits well capitalized and well-managed banks to establish “financial subsidiaries” that may engage in activities not previously permitted for banks. Whitney National Bank has established two financial subsidiaries in order to operate Southern Coastal Insurance Agency, Inc. and Key Investment Securities, Inc.

Limitations on Acquisitions of Bank Holding Companies

As a general proposition, other companies seeking to acquire control of a bank holding company such as Whitney or a bank such as Whitney National Bank would require the approval of the Federal Reserve Board under the BHCA. In addition, individuals or groups of individuals seeking to acquire control of a bank holding company such as Whitney or a bank such as Whitney National Bank would need to file a prior notice with the Federal Reserve Board (which the Federal Reserve Board may disapprove under certain circumstances) under the Change in Bank Control Act. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank or bank holding company. Control may exist under the Change in Bank Control Act if the individual or company acquires 10% or more of any class of voting securities of the bank or bank holding company.

Deposit Insurance

Whitney National Bank is a member of the FDIC, and its deposits are insured by the FDIC’s Deposit Insurance Fund up to the amount permitted by law. Whitney National Bank is thus subject to FDIC deposit insurance premium assessments. The FDIC uses a risk-based assessment system that assigns insured depository institutions to one of four risk categories based on three primary sources of information — supervisory risk ratings for all institutions, financial ratios for most institutions, and long-term debt issuer ratings for large institutions that have such ratings. The deposit insurance assessment rates currently range from five cents for every $100 of domestic deposits (for a financial institution, such as Whitney National Bank, in Risk Category I) to forty-three cents for every $100 of domestic deposits (for an institution in Risk Category IV), but may be higher under certain conditions. A one-time assessment credit was made available to Whitney National Bank and other qualifying insured depository institutions that could be used to offset the assessments under the new rate structure that went into effect in 2007. Whitney’s credit will be fully used in 2008. In addition, the FDIC collects The Financing Corporation (FICO) deposit assessments on assessable deposits. FICO assessments are set quarterly, and in the first quarter of 2008 were 1.14 cents for every $100 of assessable deposits, dropping to 1.12 cents in the second and third quarters and 1.10 cents in the fourth quarter for every $100 of assessable deposits.

Other Statutes and Regulations

Whitney and Whitney National Bank are subject to a myriad of other statutes and regulations affecting their activities. Some significant examples are:

•	Anti-Money Laundering. Financial institutions are required to establish anti-money laundering programs that must include the development of internal policies, procedures, and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test the performance of the programs. Whitney and Whitney National Bank are also subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “customer due diligence” standards in their dealings with certain customers such as foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions. Law enforcement authorities have access to financial information maintained by banks for purposes of detecting and deterring money laundering, and bank regulatory authorities routinely examine institutions for compliance with their obligations. Regulators are required to consider anti-money laundering compliance in connection with certain applications, and have been active in imposing cease and desist and money penalty sanctions against institutions that violate these obligations.

•	Sections 23A and 23B of the Federal Reserve Act. Whitney National Bank is limited in its ability to lend funds or engage in transactions with Whitney or other non-bank affiliates of Whitney, and all transactions must be on an arms-length or better basis and on terms at least as favorable to Whitney National Bank as those prevailing at the time for transactions with unaffiliated companies.

•	Dividends. Whitney’s principal source of cash flow, including cash flow to pay dividends to its shareholders, is the dividends that it receives from Whitney National Bank. Statutory and regulatory limitations apply to Whitney National Bank’s payment of dividends to Whitney as well as to Whitney’s payment of dividends to its shareholders. A depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal banking agencies may prevent the payment of a dividend if they determine that the payment would be an unsafe and unsound banking practice. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings, and statutory prohibitions preclude national banks paying dividends that exceed the net income of the current and preceding two years (less certain required transfers) absent approval of the OCC.

•	Community Reinvestment Act. Whitney National Bank is subject to the provisions of the Community Reinvestment Act of 1977, as amended (the CRA), and the federal banking agencies’ related regulations, stating that all banks have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low-and moderate-income neighborhoods. The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution or its evaluation of certain regulatory applications, to assess the institution’s record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public. Whitney National Bank received an “outstanding” rating following its most recent CRA examination.

•	Consumer Regulation. Activities of Whitney National Bank are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations:

•	limit the interest and other charges collected or contracted for by Whitney National Bank;

•	govern disclosures of credit terms to consumer borrowers;

•	require Whitney National Bank to provide information to enable the public and public officials to determine whether it is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	require Whitney National Bank to safeguard the personal nonpublic information of its customers, provide annual notices to consumers regarding the usage and sharing of such information and limit disclosure of such information to third parties except under specific circumstances; and

•	govern the manner in which consumer debts may be collected.

The deposit operations of Whitney National Bank are also subject to laws and regulations that:

•	require disclosure of the interest rate and other terms of consumer deposit accounts;

•	impose a duty to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records; and

•	govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

LEGAL MATTERS

Joseph S. Schwertz, Jr., general counsel and corporate secretary of Whitney, has provided an opinion as to the validity of the shares of common stock that Whitney will issue in the merger. Mr. Schwertz owns shares of Whitney common stock and has options to purchase additional shares of Whitney common stock. Alston & Bird LLP, Atlanta, Georgia has passed on the federal tax consequences of the merger.

EXPERTS

The financial statements of Whitney and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement-prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

Parish is not aware of any other matters to be brought before the special shareholders’ meeting. However, if any other matters are properly brought before the special meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

SHAREHOLDER PROPOSALS

Whitney

If the merger is completed, shareholders of Parish who elect (or are deemed to elect) to receive Whitney common stock in the merger will become shareholders of Whitney. For any shareholder proposal to be considered for inclusion in Whitney’s proxy statement and proxy for the 2009 annual meeting of shareholders, Whitney has to receive the written proposal at its principal executive office no later than November 17, 2008. Any shareholder proposal not received at Whitney’s principal executive offices by January 31, 2009, which is 45 calendar days before the one-year anniversary of the date Whitney mailed its proxy statement to shareholders for the 2008 annual meeting, will be considered untimely and, if presented at the 2009 annual meeting of shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Exchange Act.

Parish

Parish will hold its 2009 annual meeting only if the merger is not consummated. In order to be eligible for inclusion in the Parish proxy materials for the 2009 annual meeting of shareholders, a shareholder proposal to take action at that annual meeting must be submitted to Parish’s corporate headquarters at 404 East Kirkland Street, Covington, Louisiana 70433, Attention: Shirley Evans, Corporate Secretary.

IMPORTANT NOTICE FOR PARISH SHAREHOLDERS

If you hold stock certificates of Parish National Bank or Parish National Bank of St. Tammany, instead of Parish, or cannot locate your Parish common stock certificate(s), please contact:

Parish National Corporation
404 East Kirkland Street
Covington, LA 70433
Attention: Shirley Evans, Corporate Secretary
Telephone number: (985) 730-3809

If your Parish stock certificate is lost, stolen or destroyed or if you hold certificates of Parish National Bank or Parish National Bank of St. Tammany and wish to vote in person at the special meeting, we encourage you to resolve those matters before the meeting.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Whitney’s articles of incorporation and bylaws require the indemnification of individuals against liabilities arising out of their status as directors, officers or employees; provided that the individual acted in good faith or did not know the conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Whitney has filed with the SEC a registration statement under the Securities Act that registers the distribution to Parish shareholders of the shares of Whitney common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Whitney and Whitney common stock. The SEC allows Whitney to incorporate by reference information in this document. This means that Whitney can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Whitney previously filed with the SEC. They contain important information about Whitney and its financial condition.

Whitney SEC Filings
(SEC File No. 003-56024; CIK No. 0000106926)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2007
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2008 and June 30, 2008
Current Reports on Form 8-K	Filed on January 11, 2008, January 28, 2008, March 3, 2008, March 17, 2008, March 26, 2008, May 29, 2008 and September 25, 2008 (other than the portions of those documents not deemed to be filed)
The description of Whitney common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

In addition, Whitney also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this document and the date of the special meeting of Parish shareholders. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like Whitney, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Whitney with the SEC are also available on the Investor Relations page of Whitney’s internet website. The address of the site is www.whitneybank.com. We have included the web address of the SEC and Whitney as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

Parish is currently not eligible to incorporate in this document by reference any documents.

Whitney has supplied all information contained or incorporated by reference in this document relating to Whitney, as well as all pro forma financial information, and Parish has supplied all information relating to Parish.

Documents incorporated by reference, as well as certain other documents described in this proxy statement-prospectus, are available from Whitney and Parish without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document and certain other documents described in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Whitney Holding Corporation
Mrs. Shirley Fremin, Manager
Shareholder Services
P.O. Box 61260
New Orleans, Louisiana 70161-1260
Telephone: (504) 586-3627
or toll free: (800) 347-7272
E-mail: investor.relations@whitneybank.com	Parish National Corporation 404 East Kirkland Street Covington, Louisiana 70433 Attention: Shareholder Relations Telephone: (985) 898-3131

Parish shareholders requesting documents should do so by October 30, 2008 to receive them before the special meeting. You will not be charged for any of the documents that you request. If you request any incorporated documents or certain other documents from Whitney or Parish, Whitney or Parish will mail them to you by first class mail or another equally prompt means after it receives your request.

Neither Whitney nor Parish has authorized anyone to give any information or make any representation about the merger of our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

This document contains a description of the representations and warranties that each of Whitney and Parish made to the other in the merger agreement. Representations and warranties made by Whitney, Parish and other applicable parties are also set forth in contracts and other documents (including the plan of merger) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding Parish, Whitney or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

APPENDIX A

Amended and Restated
Agreement And Plan Of Merger
By And Among
Whitney Holding Corporation
Whitney National Bank
And
Parish National Corporation
Parish National Bank
Dated As Of October 2, 2008

A-i

LIST OF EXHIBITS

Exhibit	Description

A	Bank Merger Agreement
B	Form of Shareholder Support Agreement for Non-Officer Directors
B-1	Form of Shareholder Support Agreement for Gary B. Blossman
C	Form of Affiliate Agreement
D	Form of Protective Covenant Agreement for Gary B. Blossman

A-ii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 2, 2008 and amends and restates that certain Agreement and Plan of Merger, dated June 8, 2008 (the “Original Agreement”), by and among Whitney Holding Corporation, a Louisiana corporation (“WHC”), Whitney National Bank, a national banking association and wholly owned subsidiary of WHC (“WNB” and collectively with WHC, “Whitney”), Parish National Corporation, a Louisiana corporation (“Holding”), and Parish National Bank, a national banking association and a wholly owned subsidiary of Holding (the “Bank” and collectively with Holding, the “Company”). This Agreement and its terms and conditions remain effective as of June 8, 2008.

Preamble

The Boards of Directors of WHC, WNB, Holding and the Bank have approved this Agreement and the transactions described herein. This Agreement provides for the acquisition of Holding by WHC pursuant to the merger of Holding with and into WHC (the “Merger”). This Agreement also provides for the merger of the Bank with and into WNB (the “Bank Merger”) pursuant to the terms of the agreement to merge between WNB and the Bank attached hereto as Exhibit A (the “Bank Merger Agreement”).

Concurrently with the execution and delivery of the Original Agreement, as a condition and inducement to Whitney’s willingness to enter into this Agreement, certain of the directors, officers and beneficial holders of 5% or more of the outstanding shares of Holding Common Stock have executed and delivered to WHC an agreement in substantially the forms of Exhibit B and Exhibit B-1 (the “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Holding Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement.

Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Holding shall be merged with and into WHC in accordance with the provisions of Sections 111, 112 and 114 of the Louisiana Business Corporation Law (“LBCL”) and with the effect provided in Section 115 of the LBCL. WHC shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Holding shall thereupon cease. WHC shall continue to be governed by the Laws of the State of Louisiana and the separate corporate existence of WHC with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

1.2 Bank Merger.  Prior to the Effective Time, unless WHC elects, in its sole discretion, to delay the Bank Merger, the Boards of Directors of WNB and the Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the Bank shall be merged with and into WNB in accordance with the provisions of 12 U.S.C. Section 215a and with the effect provided in 12 U.S.C. Section 215a. WNB shall be the surviving bank (the “Surviving Bank”) resulting from the Bank Merger and the separate existence of the Bank shall thereupon cease. WNB shall continue to be governed by the Laws of the United States and the separate existence of WNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger. The Bank Merger shall occur immediately following the Merger unless otherwise determined by WHC in its sole discretion.

1.3 Time and Place of Closing.  Unless otherwise mutually agreed to by WHC and Holding, the closing of the Merger (the “Closing”) shall take place in the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta time, on the date when the Effective Time is to occur (the “Closing Date”).

1.4 Effective Time.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties will cause a certificate of merger to be filed with the Secretary of State of the State of Louisiana as provided in Section 112 of the LBCL (the “Louisiana Certificate of Merger”). The Merger shall take effect when the Louisiana Certificate of Merger becomes effective (the “Effective Time”). Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on a mutually agreeable date following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), which shall be a Friday that is not the last Business Day of a calendar month or during the last calendar month of any Whitney fiscal quarter.

1.5 Conversion of Holding Common Stock.

(a) At the Effective Time, in each case subject to Section 1.5(f), by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Holding Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares (as hereinafter defined)) shall be converted into the right to receive: (i) for each share of Holding Common Stock issued and outstanding immediately prior to the Effective Time with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.1(e) (a “Cash Election”), cash from Whitney in an amount equal to the Per Share Amount (as hereinafter defined), less any applicable withholding taxes (the “Cash Consideration”); and (ii) for each share of Holding Common Stock with respect to which an election to receive Whitney Common Stock has been effectively made and not revoked or lost pursuant to Section 2.1(e) (a “Stock Election”), the number of shares of Whitney Common Stock that is equal to the Exchange Ratio (as hereinafter defined) (the “Stock Consideration”). The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

The Cash Consideration and Stock Consideration shall be subject to adjustment in accordance with Section 1.5(c). As used in this Agreement, the following terms shall have the meanings set forth below:

“Average Closing Price” means the average of the closing per share trading prices of Whitney Common Stock on the Nasdaq Global Select Market on the 20 trading days preceding the fifth trading day immediately prior to the Effective Time (as reported by the Nasdaq Global Select Market); provided, however, that if the Average Closing Price as calculated above is less than $19.50, the Average Closing Price for purposes of this Agreement shall be $19.50, and if the Average Market Price as calculated above is greater than $26.00, the Average Closing Price for purposes of this Agreement shall be $26.00.

“Exchange Ratio” shall mean the quotient obtained (expressed to the nearest thousandth) by dividing the Per Share Amount by the Average Closing Price.

“Per Share Amount” shall mean an amount, rounded to the nearest whole cent, equal to the amount obtained by dividing (x) the sum of (i) $164,500,000, plus (ii) the aggregate exercise price of all Holding Stock Options outstanding as of the date of the Original Agreement, less (iii) the aggregate amount of any expenses incurred by Holding and the Bank in connection with the Mergers in excess of the Permitted Expenses, if any, less (iv) the Excess Compensation Amount, if any, by (y) the sum of (i) the number of shares of Holding Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Holding Common Stock subject to Holding Stock Options outstanding immediately prior to the Effective Time.

(b) At the Effective Time, all shares of Holding Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Holding Common Stock (the “Holding Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.5(e), and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.

(c) A shareholder of Holding may elect, subject to adjustment, as set forth below, and the other terms and conditions hereof, to receive Whitney Common Stock for all of the shareholder’s shares of Holding Common Stock, or cash in exchange for all of his or her shares of Holding Common Stock, or a combination of 40% Stock Consideration and 60% Cash Consideration. The aggregate amount of Cash Consideration that shall be issued as a result of the Company Merger, together with the cash amounts to be paid pursuant to Sections 1.5(e) and 2.3 of this Agreement, shall not exceed 60% of the sum of the aggregate Merger Consideration paid (excluding any amounts paid in connection with Sections 1.5(e) and 2.3) in exchange for all shares of Holding Common Stock in the Company Merger (the “Cash Component”) regardless of shareholders’ Elections. In the event that shareholders of Holding have elected to receive aggregate Cash Consideration in excess of the Cash Component, Whitney may, in its sole discretion, adjust shareholders’ Elections such that the total Cash Component does not exceed 60% of the Merger Consideration.

(d) Each holder of record of shares of Holding Common Stock as of the record date set for the Holding shareholders’ meeting called and convened to approve this Agreement (each a “Holder”) shall have the right, subject to the limitations set forth in this Section 1.5, to submit an election in accordance with the following procedures:

(i) Each Holder may specify in a request made in accordance with the provisions of this Section 1.5(d) (herein called an “Election”) whether the Holder desires to receive, in exchange for such Holder’s shares of Holding Common Stock (x) 100% Stock Consideration, (y) 100% Cash Consideration, or (z) 40% Stock Consideration and 60% Cash Consideration.

(ii) WHC shall prepare a combined form of election and letter of transmittal reasonably acceptable to Holding (the “Form of Election”), which shall be mailed to the Holders so as to permit such Holders to exercise their right to make an Election prior to the Election Deadline and to transmit their Holding Certificates.

(iii) WHC shall make the Form of Election initially available to the Holders at the time that the Proxy Statement/Prospectus is mailed to the Holders and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any Holder who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made initially available less than 20 days prior to the Election Deadline.

(iv) Any Election shall have been made properly only if WHC’s exchange agent, American Stock Transfer and Trust Company (the “Exchange Agent”), shall have received, by 5:00 p.m., Eastern time, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates or electronic book entry representing shares of Holding Common Stock to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Holding Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by WHC, in its sole discretion. As used herein, “Election Deadline” means the date that is the business day prior to the date of the Holding shareholders’ meeting.

(v) Any Holder may, at any time prior to the Election Deadline, change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If WHC shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Holding Common Stock, such Election shall be deemed to be not in effect, and the shares of Holding Common Stock covered by such Election shall, for purposes hereof, be deemed to be “Non-Election Shares,” unless a proper Election is thereafter timely made. The Holders of all Non-Election Shares shall be deemed to have elected to receive 100% Stock Consideration in exchange for such Non-Election Shares.

(vi) Any Holder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Holding Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. If WHC or Holding terminates this Agreement in accordance with Article 6, all Elections shall be revoked automatically, and the Exchange Agent shall promptly return all Holding Certificates, if any, to the Holders.

(vii) WHC, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.5(c), (C) the issuance and delivery of WHC stock certificates into which shares of Holding Common Stock are converted in the Merger and (D) the method of payment of cash for shares of Holding Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of WHC Common Stock where the holder of the applicable Holding Certificate has no right to receive whole shares of WHC Common Stock.

(e) Notwithstanding any other provision of this Agreement, each holder of shares of Holding Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WHC Common Stock (after taking into account all Holding Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of WHC Common Stock multiplied by the Average Closing Price, less any applicable withholding Taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(f) If, prior to the Effective Time, the issued and outstanding shares of WHC Common Stock or Holding Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Amount.

(g) Each share of Holding Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Holding Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).

1.6 WHC Common Stock.  At and after the Effective Time, each share of WHC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of WHC Common Stock and shall not be affected by the Merger.

1.7 Holding Options.  Prior to the Effective Time, Holding shall take all necessary action (which action shall be effective as of the Effective Time) to (a) terminate the Holding Stock Plans and to cause the provisions of any other Holding Benefit Plan providing for the issuance, transfer or grant of any capital stock of Holding or any interest in respect of any capital stock, including phantom stock or options, of Holding to terminate and be of no further force and effect, (b) implement the provisions of this Section 1.7 with respect to each outstanding and unexercised Holding Option, and (c) cancel, as of the Effective Time, each outstanding and unexercised Holding Option, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to Holding or WHC).

As of the Effective Time, each holder of a Holding Stock Option immediately prior to the Effective Time shall be entitled to receive an amount of cash from Holding, without interest, equal to the product of (x) the total number of shares of Holding Common Stock subject to such Holding Stock Option multiplied by (y) the excess, if any, of the Per Share Amount above the exercise price per share of such Holding Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment (the aggregate payment amount pursuant to Holding Stock Options shall be the “Stock Option Payment”).

As of the Effective Time, each holder of a Holding Phantom Option immediately prior to the Effective Time shall be entitled to receive an amount of cash from Holding to be paid in accordance with the terms of the Holding Phantom Option agreements, equal to the product of (x) the total number of shares of Holding Common Stock subject to such Holding Phantom Option multiplied by (y) the excess, if any, of the Per Share Amount above the Stipulated Present Fair Market Value (as defined in the Holding Phantom Option agreements) of such Holding Phantom Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment (together, the Holding Stock Options and the Holding Phantom Options are referred to herein as the “Holding Option[s]”). No holder of a Holding Option that has an exercise price per share that is equal to or greater than the Per Share Amount shall be entitled to any payment with respect to such cancelled Holding Option before or after the Effective Time.

1.8 Organizational Documents of Surviving Corporation and Surviving Bank; Directors and Officers.

(a) The Organizational Documents of WHC in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

(b) The directors and officers of WHC immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or officer or until their respective successors are duly elected and qualified, as the case may be.

(c) The Organizational Documents of WNB in effect immediately prior to the effective time of the Bank Merger, shall be the Organizational Documents of the Surviving Bank after the effective time of the Bank Merger until otherwise amended or repealed. At the effective time of the Bank Merger the stock transfer books of the Bank shall be closed and no transfer of shares of Bank common stock shall be made thereafter. In the event that Whitney elects to delay the Bank Merger, at the Effective Time the Bank shall issue to WHC a certificate of stock for all issued and outstanding Bank common stock. By virtue of the Bank Merger (i) all shares of capital stock of the Bank shall be canceled and (ii) the shares of capital stock of the Surviving Bank, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding and no additional shares shall be issued as a result of the Bank Merger.

(d) The directors and officers of WNB at the effective time of the Bank Merger shall be the directors and officers, respectively, of the Surviving Bank as of the effective time of the Bank Merger until the earlier of their resignation or removal or otherwise ceasing to be a director or officer or until their respective successors are duly elected and qualified, as the case may be.

1.9 Tax Consequences.  It is the intention of the Parties to this Agreement that the Merger, together with the Bank Merger, for federal income Tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code. WHC shall have the right to revise the structure of the Merger and/or the Bank Merger contemplated by this Agreement in order to assure that the Merger, together with the Bank Merger, for federal income Tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or to substitute an interim corporation that is wholly owned by WHC as the entity into which Holding merges, provided, that no such revision to the structure of the Merger or the Bank Merger shall result in any changes in the amount or type of the consideration that the holders of shares of Holding Common Stock are entitled to receive under this Agreement except as provided in Section 1.5(c) above and to ensure it qualifies as a “reorganization.” Whitney may exercise this right of revision by giving written notice to the Company in the manner provided in

Section 7.9, which notice shall be in the form of an amendment to this Agreement or in the form of an amended and restated agreement and plan of merger.

ARTICLE 2

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Procedures.

(a) Delivery of Transmittal Materials.  As promptly as practicable after the Effective Time, the Exchange Agent shall send to each holder (excluding the holders, if any, of Dissenting Shares) immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Holding Certificates and for use in providing any special delivery or payment instructions with respect to the Merger Consideration to be received (which shall specify that delivery shall be effected, and risk of loss and title to the Holding Certificates shall pass, only upon proper delivery of such Holding Certificates (or an effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange Agent).

(b) Delivery of Merger Consideration.  After the Effective Time, following the surrender to the Exchange Agent of a letter of transmittal duly executed and a Holding Certificate (or an effective affidavit of loss in lieu thereof as provided in Section 2.1(e)), the holder of such Holding Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Holding Common Stock represented by his, her or its Holding Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Holding Certificate so surrendered is registered, it shall be a condition to such payment that such Holding Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Holding Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by the LBCL.

(c) Payment of Taxes.  The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, WHC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of WHC Common Stock) otherwise payable pursuant to this Agreement to any holder of Holding Common Stock such amounts as the Exchange Agent or WHC, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or WHC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Holding Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or WHC, as the case may be.

(d) Return of Merger Consideration to WHC.  At any time upon request by WHC, WHC shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to holders of Holding Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by WHC), and holders shall be entitled to look only to WHC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of WHC Common Stock and any dividends or other distributions with respect to WHC Common Stock payable upon due surrender of their Holding Certificates, without any interest thereon. Notwithstanding the foregoing, neither WHC nor the Exchange Agent shall be liable to any holder of a Holding Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Lost Holding Certificates.  In the event any Holding Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Holding Certificate(s) to be lost, stolen or destroyed and, if required by WHC or the Exchange Agent, the posting by such Person of a bond in such sum as WHC may reasonably direct as indemnity against any claim that may be made against Holding or WHC with respect to such Holding Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Holding Common Stock represented by such lost, stolen or destroyed Holding Certificates.

2.2 Rights of Former Holding Shareholders.  At the Effective Time, the stock transfer books of Holding shall be closed as to holders of Holding Common Stock and no transfer of Holding Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Holding Certificate (other than Holding Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of WHC Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 1.5(e), and any dividends or distributions to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to WHC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Holding Certificate with respect to the shares of WHC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.5(c), and all such dividends, other distributions and cash in lieu of fractional shares of WHC Common Stock shall be paid by WHC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Holding Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Holding Certificate there shall be paid to the holder of a WHC stock certificate representing whole shares of WHC Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of WHC Common Stock and the amount of any cash payable in lieu of a fractional share of WHC Common Stock to which such holder is entitled pursuant to Section 1.5(c) and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of WHC Common Stock. WHC shall make available to the Exchange Agent cash for these purposes, if necessary.

2.3 Dissenters’ Rights.  Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration with respect to the Dissenting Shares until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the LBCL. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Section 131 of the LBCL with respect to shares of Holding Common Stock owned by such Dissenting Shareholder for which the Dissenting Shareholder perfected such holder’s dissenter’s rights. Holding shall give WHC (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Holding relating to shareholders’ rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the LBCL. Holding shall not, except with the prior written consent of WHC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Company Disclosure Letter and Due Diligence Review.  The Parties acknowledge and agree that WHC has not completed its customary due diligence investigation of the Company and its Subsidiaries. However, with the execution and delivery of the Original Agreement, the Company has delivered to Whitney a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter as an exception to any representation or warranty of the Company if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as hereinafter defined) with respect to Holding and its Subsidiaries, taken as a whole. Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify any subsections of Section 3.3 specifically referenced or cross-referenced that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections. Such Company Disclosure Letter may be updated by the Company prior to the end of the Review Period (as defined below) with Whitney’s prior written consent; provided however, the Parties agree that any such update or revision shall have no impact on Whitney’s ability or right to terminate this Agreement pursuant to the second paragraph of this Section 3.1 or under Article 5 hereof.

WHC’s due diligence review (which shall include, but not be limited to, a review and verification of the Company Disclosure Letter and any and all due diligence materials received by WHC prior to the date of the Original Agreement) shall be concluded by 5:00 p.m. Central Daylight Time on June 25, 2008 (the “Review Period”). At or prior to expiration of the Review Period, WHC shall elect, by written notice to Holding, to either (a) proceed to the Closing (subject to the satisfaction or waiver of all other conditions to Closing) and indicate its acceptance of the Company Disclosure Letter, as updated in accordance with the previous paragraph, by initialing the Company Disclosure Letter on behalf of WHC and WNB, at which time the Company Disclosure Letter shall be appended hereto and form a part hereof for all purposes or (b) terminate the Agreement (without liability to Holding or the Bank) if facts come to its attention as a result of its due diligence review, including confirmation and review of items set forth in the Company Disclosure Letter, that WHC determines in its reasonable discretion would have a Material Adverse Effect on Holding’s consolidated group taken as a whole. Absent timely delivery of written notice electing to terminate this Agreement, Whitney shall be deemed to have elected to proceed to the Closing, subject to all other terms and conditions of this Agreement.

3.2 Standards.

(a) No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Sections 3.3(c) and 3.4(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties that are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.

(b) Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, violation, inaccuracy or circumstance the effect of which is a material adverse impact on (i) the executive management team, financial condition, property, business, assets (tangible or intangible) or results of operations or prospects of such Party taken as a whole or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of actions and omissions of a Party (or any of its subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby. Similarly, unless the context indicates specifically to the contrary, a “Material Adverse Change” is an event, change or occurrence resulting in a Material Adverse Effect on such Party and its subsidiaries, taken as a whole.

3.3 Representations and Warranties of the Company.  Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, Holding and the Bank, jointly and severally, hereby represent and warrant to Whitney as follows:

(a) Organization, Standing, and Power.  Each Subsidiary of Holding is listed in Section 3.3(a) of the Company Disclosure Letter. Holding and each of its Subsidiaries are duly organized, validly existing, and, as applicable, are in good standing under the Laws of the jurisdiction of its formation. Holding and each of its Subsidiaries have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted. Holding and each of its Subsidiaries are duly qualified or licensed to do business and are in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their businesses requires them to be so qualified or licensed. Holding is a bank holding company within the meaning of the BHC Act. The Bank is a national banking association. The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder; its deposits are insured by the Deposit Insurance Fund. Parish National Corporation Capital Trust I (the “Statutory Trust”) is a business trust duly organized, validly existing and in good standing under the Laws of the State of Delaware. The notes or other obligations of Holding to the Statutory Trust are (i) legal, valid and binding obligations of Holding, enforceable in accordance with their terms, and there are no agreements or understandings with respect to such obligations that modify the terms and conditions thereof; (ii) are properly reflected on the books and records of Holding; and (iii) the capital treatment accorded the obligations of Holding to the Statutory Trust for regulatory purposes and as reflected on the financial statements of Holding is in accordance with the regulatory guidance provided by the Federal Reserve Board, and Holding and the Bank have received no notice or other advice (written or oral) from the Federal Reserve Board that such capital treatment is inappropriate. The obligations of the Statutory Trust are legal, valid and binding obligations of the trust, enforceable in accordance with their terms.

(b) Authority; No Breach of Agreement.

(i) Holding and the Bank each have the corporate power and authority necessary to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and, in the case of the Bank, its sole shareholder), subject only to the Holding Shareholder Approval and such regulatory approvals as are required by Law. Subject to the Holding Shareholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of WHC and WNB, subject to receipt of Regulatory Consents (as hereinafter defined) this Agreement represents a legal, valid, and binding obligation of each of Holding and the Bank enforceable against Holding and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, (B) general equitable principles and (C) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) As of the date of the Original Agreement and this Agreement, respectively, Holding’s Board of Directors has (A) by the affirmative vote of all directors voting, which constitute at least a majority of the entire Board of Directors of Holding, duly approved and declared advisable the Original Agreement and this Agreement, respectively, and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger; (B) determined that the Original Agreement and this Agreement, respectively, and the transactions contemplated thereby and hereby are advisable and in the best interests of Holding and the holders of Holding Common Stock; (C) resolved to recommend adoption of the Original Agreement and this Agreement, respectively, the Merger and the other transactions contemplated hereby to the holders of shares of Holding Common Stock (such recommendations being the “Holding Directors’ Recommendation”); and (D) directed that the Original Agreement and this Agreement, respectively, be submitted to the holders of shares of Holding Common Stock for their adoption.

(iii) The Bank’s Board of Directors has, by the affirmative vote of all directors voting, which constitute at least a majority of the entire Board of Directors of the Bank, duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.

(iv) Neither the execution and delivery of this Agreement or the Bank Merger Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of Holding’s or its Subsidiaries’ Organizational Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of Holding or its Subsidiaries under, any Contract or Permit, or (C) subject to receipt of the Regulatory Consent and the expiration of any waiting period required by Law, violate any Law or Order applicable to Holding or its Subsidiaries or any of their respective material assets.

(v) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, and (C) as set forth in Section 3.3(b)(v)(C) of the Company Disclosure Letter, no notice to, filing with, or Consent of, any Governmental Authority is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by the Company of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(c) Capital Stock.  Holding’s authorized capital stock consists of 10,000,000 shares of Holding Common Stock, of which, as of the date of this Agreement, 1,022,292 shares are issued and outstanding and no shares are held in treasury, and 1,000,000 shares of Holding Preferred Stock, of which, as of the date of this Agreement, no shares are issued and outstanding and no shares are held in treasury. The Bank’s authorized capital stock consists of 1,200,000 shares of common stock, of which, as of the date of this Agreement, 1,200,000 shares are issued and outstanding and no shares are held in treasury, and no shares of preferred stock are authorized or outstanding. Holding represents and warrants that it owns, directly or indirectly, all of the issued and outstanding capital stock of Access Mortgage Corporation and Parish Financial Services, Inc. Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Holding Common Stock, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. Except as set forth in this Section 3.3(c) or in Section 3.3(c) of the Company Disclosure Letter, there are no shares of Holding Common Stock or other equity securities of Holding outstanding and no outstanding Rights relating to the Holding Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Holding. All of the outstanding shares of Holding Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Holding Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Holding. There are no Contracts among Holding and its shareholders or by which Holding is bound with respect to the voting or transfer of Holding Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Holding Capital Stock and all Rights to acquire shares of Holding Capital Stock have been issued in compliance with all applicable federal and state Securities Laws. None of the outstanding Rights have been granted (i) at an exercise price below fair market value, (ii) outside of, or not in accordance with, a Shareholder approved plan, or (iii) on a date deemed earlier or to be effective earlier than the actual approval date. The Company has no reason to believe that it will need to restate its earnings or financial statements as a result of its policies and practices in connection with any Rights to acquire shares of Holding Common Stock. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. All of the outstanding shares of capital stock of Holding’s Subsidiaries are owned by Holding or a wholly owned Subsidiary thereof and, except as set forth in Section 3.3(c) of the Company Disclosure Letter, are free and clear of all Liens. None of Holding’s Subsidiaries has outstanding any Right to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. The outstanding capital stock of each of Holding’s Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. Neither Holding nor any of its Subsidiaries has any subsidiaries (other than the Bank and the Subsidiaries) or any direct or indirect ownership interest in any firm, corporation, partnership or other entity.

(d) Financial Statements; Regulatory Reports; Proxy Statements.

(i) Holding has delivered or will deliver within three days of the date of the Original Agreement to WHC true and complete copies of (A) Holding’s Financial Statements; (B) all monthly reports and financial statements of Holding and its Subsidiaries that were prepared for Holding’s or the Bank’s Board of Directors since December 31, 2007; (C) the annual report of Bank Holding Companies to the Federal Reserve Board for the years ended December 31, 2006 and 2007 of Holding and its Subsidiaries required to file such reports; (D) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board, the FDIC, and the OCC since December 31, 2005, of Holding and its Subsidiaries required to file such reports; (E) Holding’s Annual Report to Shareholders for the year ended 2007 and all subsequent Quarterly Reports to Shareholders, if any; and (F) all proxy or information statements (or similar materials) disseminated to Holding’s shareholders or the shareholders of any of its Subsidiaries at any time since December 31, 2005.

(ii) Holding’s Financial Statements have been (and all financial statements to be delivered to WHC as required by this Agreement will be) prepared in accordance with GAAP. Holding’s Financial Statements fairly present the financial position, results of operations, changes in shareholders’ equity and cash flows of Holding and its Subsidiaries as of the dates thereof and for the periods covered thereby. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of Holding’s Financial Statements (the “Holding Latest Balance Sheet”), none of Holding or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank since January 1, 2005, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the OCC, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank to be filed or disseminated after the date of the Original Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Holding’s Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, copies of which have been, or will be within three days of the date of the Original Agreement, made available to WHC. Holding and the Bank have timely filed all reports and other documents required to be filed by them with the FDIC, the OCC and the Federal Reserve Board.

(iii) Each of Holding and the Bank maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Holding in accordance with GAAP and to maintain accountability for Holding’s consolidated assets; (C) access to Holding’s assets is permitted only in accordance with management’s authorization; (D) the reporting of Holding’s assets is compared with existing assets at regular intervals and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(iv) Since December 31, 2005, neither Holding nor any Subsidiary nor any current director or officer, nor to Holding’s Knowledge, any former officer or director or any current or former employee, auditor, accountant or representative of Holding or any Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of Holding or any Subsidiary or their respective internal accounting controls.

(v) Holding is not aware of (A) any significant deficiency in the design or operation of internal controls that could adversely affect Holding’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Holding’s internal controls.

(vi) None of Holding or its Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole, except Liabilities that are accrued or reserved against in the accounts set forth in the Holding Latest Balance Sheet, included in Holding’s Financial Statements delivered prior to, or within three days of, the date of the Original Agreement or reflected in the notes thereto. None of Holding or its Subsidiaries has incurred or paid any Liability since December 31, 2007, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole, or (B) in connection with the transactions contemplated by this Agreement. Except (X) as reflected in the Holding Latest Balance Sheet or Liabilities described in any notes thereto or (Y) for Liabilities incurred in the ordinary course of business since December 31, 2007 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Holding nor any of its Subsidiaries has any Liabilities or obligations of any nature.

(e) Absence of Certain Changes or Events.  Since December 31, 2007, except as disclosed in Section 3.3(e) of the Company Disclosure Letter, (i) Holding and each of its Subsidiaries have conducted their business only in the ordinary course, (ii) neither Holding nor any of its Subsidiaries has taken action that, if taken after the date of the Original Agreement, would constitute a breach of Section 4.1 or 4.2, and (iii) there have been no events, changes, or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole.

(f) Tax Matters.

(i) All Taxes of Holding and each of its Subsidiaries that are or were due or payable (whether or not shown on any Tax Return) have been fully and timely paid. Holding and each of its Subsidiaries have timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by them or on their behalf, and each such Tax Return is complete and accurate in all material respects. Neither Holding nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Tax Return by any Taxing Authority. Holding and each of its Subsidiaries have made available, or will make available within three days of the date of the Original Agreement, to Whitney true and correct copies of their United States federal and state income Tax Returns for each of the three most recent fiscal years ended on or before December 31, 2007. No claim has ever been made by a Taxing Authority in a jurisdiction where Holding or any of its Subsidiaries does not file a Tax Return that Holding or any of its Subsidiaries may be subject to Taxes by that jurisdiction, and to the Knowledge of Holding and each of its Subsidiaries, no basis for such a claim exists.

(ii) Neither Holding nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of Holding, any of its Subsidiaries or the assets of Holding or any of its Subsidiaries. No officer or employee responsible for Tax matters of Holding or any of its Subsidiaries expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Holding or any of its Subsidiaries, and neither Holding nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.

(iii) Other than as set forth in Section 3.3(f)(iii) of the Company Disclosure Letter, neither Holding nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and neither Holding nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal or state income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither Holding nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.

(iv) The proper and accurate amounts of Tax have been withheld by Holding and each of its Subsidiaries and timely paid to the appropriate Taxing Authority for all periods through the Effective Time in compliance with all Tax withholding provisions of all applicable federal, state, local and foreign Laws, rules and regulations, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code or similar provisions under state, local or foreign Law.

(v) Neither Holding nor any of its Subsidiaries has been a party to any distribution occurring during the five-year period ending on the date of the Original Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to any assets of Holding or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi) Neither Holding nor any of its Subsidiaries is a controlled foreign corporation within the meaning of the Internal Revenue Code. Holding and each of its Subsidiaries has complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.

(vii) Other than as set forth in Section (f)(vii) of the Company Disclosure Letter, neither Holding nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code or any comparable provision of state Tax Law.

(viii) Neither Holding nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c) or any comparable provision of state Tax Law. Neither Holding nor any of its Subsidiaries has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Effective Time.

(ix) The current net operating losses of Holding and each of its Subsidiaries are described in Section 3.3(f)(ix) of the Company Disclosure Letter and none of such net operating losses are capital losses or, except as disclosed in Section 3.3(f)(ix) of the Company Disclosure Letter, subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations or any comparable provision of state Tax Law dealing with the utilization of net operating losses, other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(x) Holding and each of its Subsidiaries have disclosed on their respective Tax Returns any position taken for which substantial authority (within the meaning of Internal Revenue Code Section 6662(d)(2)(B)(i) or comparable provision of state Tax Law) did not exist at the time the return was filed. Neither Holding nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state Tax Law, or a transaction substantially similar to a reportable transaction. Neither Holding nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

(g) Environmental Matters.

(i) Holding and the Bank have delivered, caused to be delivered or will deliver or cause to be delivered within three days of the date of the Original Agreement, to Whitney, or provided, or will provide within three days of the date of the Original Agreement, Whitney access to, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, and other environmental reports and studies held by Holding and each of its Subsidiaries relating to their respective Properties and Facilities.

(ii) Holding and each of its Subsidiaries and their respective Facilities and Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

(iii) There is no Litigation pending or, to the Company’s Knowledge, threatened before any Governmental Authority or other forum in which Holding or its Subsidiaries or any of their respective Properties or Facilities (including, but not limited to, the properties and facilities that secure or secured loans made by Holding or its Subsidiaries and properties and facilities now or formerly held, directly or indirectly, in a fiduciary capacity by Holding or its Subsidiaries) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.

(iv) During or prior to the period of (A) Holding’s or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) Holding’s or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of any Property or

Facility, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.

(h) Compliance with Permits, Laws and Orders.

(i) Each of Holding and its Subsidiaries has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its material assets and to carry on its business as now conducted and there has occurred no Default under any Permit applicable to its business or employees conducting its respective business.

(ii) Neither Holding nor any of its Subsidiaries is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii) Neither Holding nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that Holding or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders, which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or advising that it may require Holding or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.

(iv) There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Holding or any of its Subsidiaries except as set forth in Section 3.3(h)(iv) of the Company Disclosure Letter, (B) have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Holding’s or any of its Subsidiaries’ businesses, operations, policies or procedures since December 31, 2005, and (C) is no pending or, to its Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of Holding or any of its Subsidiaries.

(v) Neither Holding, nor the Bank, nor any of their directors, nor to the Knowledge of Holding or Bank, any of their officers, employees or Representatives acting on their behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(vi) Except as required by the Bank Secrecy Act, to Company’s Knowledge, no employee of Holding or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Holding or any of its Subsidiaries or any employee thereof acting in such capacity. Neither Holding nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of Holding or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Holding or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(vii) Since December 31, 2005, Holding and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that Holding and each of its Subsidiaries were required to file with any Governmental Authority and all other reports and statements required to be filed by Holding and each of its Subsidiaries since

December 31, 2005, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority have been so filed, and Holding and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(i) Labor Relations.  Neither Holding nor any of its Subsidiaries is the subject of any Litigation asserting that Holding or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Holding or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is Holding or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving Holding or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, is there any activity involving Holding or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(j) Employee Benefit Plans.

(i) The Company has disclosed in Section 3.3(j)(i) of the Company Disclosure Letter, and has delivered or made available to Whitney, prior to the date of the Original Agreement or within three days of the Original Agreement, correct and complete copies of all of its Benefit Plans and all amendments thereto. Neither Holding nor any of its Subsidiaries has any “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that was ever maintained by Holding or any of its Subsidiaries and that was intended to qualify under Section 401(a) of the Internal Revenue Code, is disclosed as such in Section 3.3(j)(i) of the Company Disclosure Letter.

(ii) The Company has delivered or made available to Whitney prior to the date of, or within three days of, the Original Agreement correct and complete copies of the following documents: (A) all trust agreements or other funding arrangements for its Benefit Plans (including insurance Contracts), and all amendments thereto, (B) with respect to any such Benefit Plans or amendments, the most recent determination letters, and all material rulings, material opinion letters, material information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1996, (C) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans with respect to the most recent plan year, and (D) with respect to each Pension Plan, the most recent statement, whether or not audited, showing the fair market value of assets of such Pension Plan, and (E) the most recent summary plan descriptions and any material modifications thereto.

(iii) All of Holding’s or its Subsidiaries’ Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Each of its ERISA Plans has received a favorable determination letter from the Internal Revenue Service and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and the Company is not aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to the Company’s Knowledge, no event has occurred that will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole. There is no pending or, to the Company’s Knowledge, threatened Litigation relating to any Benefit Plans; there are no pending, or, to the Company’s Knowledge, threatened governmental audits or investigations with respect to any Benefit Plan; and there are no pending, or to the

Company’s Knowledge, threatened, participant claims with respect to any Benefit Plan, other than claims for benefits in the normal course of business.

(iv) Neither Holding nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Plans that, assuming the Taxable Period of such transaction expired as of the date of the Original Agreement or the Effective Time, would subject Holding or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither Holding nor any administrator or fiduciary of any of Holding’s or its Subsidiaries’ Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of Holding or its Subsidiaries’ Benefit Plans that could subject Holding or any of its Subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of any Benefit Plans of Holding or its Subsidiaries has been made to employees of Holding or any of its Subsidiaries that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(v) Neither Holding nor any of its Subsidiaries has any obligations for retiree health and retiree life benefits under any of its Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

(vi) Except as set forth in Section 3.3(j)(vi) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (A) result in any payment (including severance, golden parachute, or otherwise) becoming due to any of Holding’s or its Subsidiaries’ directors or employees from Holding or any of its Subsidiaries under any of Holding’s or its Subsidiaries’ Benefit Plans or otherwise, other than by operation of Law, (B) increase any benefits otherwise payable under any of Holding’s or its Subsidiaries’ Benefit Plans, or (C) result in any acceleration of the time of payment or vesting of any such benefit.

(k) Material Contracts.

(i) Except for Contracts listed in Section 3.3(k)(i) of the Company Disclosure Letter, as of the date of the Original Agreement, neither Holding nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, or retirement Contract, (B) any Contract relating to the borrowing of money by Holding or any of its Subsidiaries or the guarantee by Holding or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of the Bank or Contracts pertaining to trade payables incurred in the ordinary course of business), (C) any Contract containing covenants that limit the ability of Holding or any of its Subsidiaries to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, Holding or any of its Subsidiaries or Affiliates may carry on their respective businesses (other than as may be required by Law or any Governmental Authority), (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by Holding or any of its Subsidiaries of $50,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract between or among Holding or any of its Subsidiaries, (F) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (G) any Contract relating to the provision of data processing, network communications or other technical services to or by Holding or any of its Subsidiaries or (H) any other Contract or amendment thereto that would be required to be filed as an exhibit to a

Form 10-K or Form 10-Q report under Items 601(b)(4) and 601(b)(10) of Regulation S-K of SEC Rules and Regulations if Holding were a SEC reporting company. All indebtedness for money borrowed of Holding and its Subsidiaries is prepayable without penalty or premium.

(ii) All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Holding’s own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither Holding nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. Holding’s Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since March 31, 2008, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole.

(l) Legal Proceedings.  Except as otherwise disclosed in Section 3.3(l) of the Company Disclosure Letter, there is no Litigation pending or, to the Company’s Knowledge, threatened against Holding or any of its Subsidiaries or Holding’s or any of its Subsidiaries’ assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Holding or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against Holding or its Subsidiaries that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Holding or its Subsidiaries, taken as a whole. There is no Litigation, pending or, to the knowledge of the Company, threatened, against any officer, director, advisory director or employee of Holding or its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of Holding or its Subsidiaries.

(m) Intellectual Property.

(i) Holding and each of its Subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use, all Intellectual Property (including the Technology Systems) that is used by Holding or its Subsidiaries in Holding’s or its Subsidiaries’ businesses. Neither Holding nor any of its Subsidiaries has (A) licensed to any Person in source code form any Intellectual Property owned by Holding or any of its Subsidiaries or (B) entered into any exclusive agreements relating to Intellectual Property owned by Holding or its Subsidiaries.

(ii) Section 3.3(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to Holding or its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii) All patents, registered trademarks, service marks and copyrights held by Holding and its Subsidiaries are valid and subsisting. Since December 31, 2005, neither Holding nor any of its Subsidiaries (A) has, to the Company’s Knowledge, been sued in any Litigation that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n) Loan and Investment Portfolios.  All loans, discounts and financing leases in which Holding or any of its Subsidiaries is a lender or lessor reflected on the Holding Latest Balance Sheet were as of the date of the Original Agreement, and with respect to the consolidated balance sheets delivered as of the dates subsequent to, or within three days of, the execution of the Original Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Holding and its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured, to the Company’s Knowledge, by valid Liens that have been perfected. Accurate lists of all loans, discounts and financing leases as of March 31, 2008 and on a monthly basis thereafter, and of the investment portfolios of Holding and each of its Subsidiaries as of such date, have been, or will be within three days of the date of the Original Agreement, delivered to Whitney. Except as specifically set forth on Section 3.3(n) of the Company Disclosure Letter, neither Holding nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end prior to the date of the Original Agreement (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by Holding or any of its Subsidiaries to be otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Holding or any of its Subsidiaries or any Regulatory Authority having jurisdiction over Holding or any of its Subsidiaries, (iv) an obligation of any director, executive officer or 10% shareholder of Holding or any of its Subsidiaries who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

(o) Adequacy of Allowances for Losses.  Except as set forth in Section 3.3(o) of the Company Disclosure Letter, each of the allowances for losses on loans, financing leases and other real estate included on the Holding Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of the Original Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Company’s Knowledge, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Holding and its Subsidiaries at all times from and after the date of the Holding Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Company’s Knowledge, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p) Real Property Owned or Leased.

(i) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Section 3.3(p)(i) of the Company Disclosure Letter contains a true, correct and complete list of all real property owned or leased by the Company (the “Company Real Property”). True and complete copies of all deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Section 3.3(p)(i) of the Company Disclosure Letter and all mortgages, deeds of trust and security agreements to which such property is subject have been, or will be within three days of the date of the Original Agreement, furnished or made available to Whitney.

(ii) No lease with respect to any Company Real Property and no deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property. Each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Company or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice, lapse of time, or the happening or occurrence of any other event would constitution a default thereunder.

(iii) To the knowledge of the Company, none of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Company. No condemnation proceeding is pending or, to the Company’s knowledge, threatened, that would preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(iv) The Company has good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Company Real Property, and such interest is free and clear of all Liens, except (A) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings, and (B) those liens related to real property Taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record that do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Real Property.

(v) All buildings and Facilities used in the business of the Company are adequately maintained and, to the Company’s knowledge, are free from defects that could materially interfere with the current or future use of such Facilities. The Company also has good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the Company are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business of the Company.

(q) Bank Secrecy Act; Money Laundering.  Neither Holding nor any of its Subsidiaries has any reason to believe that any facts or circumstances exist, which would cause Holding or any of its Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Interrupt and Obstruct Terrorism (USA Patriot Act), Bank Protection Act, Financial Crimes Enforcement Network, any order or requirement issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any other applicable anti-money laundering Law.

(r) Community Reinvestment Act.  The Bank has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and the Company has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(s) Privacy of Customer Information.

(i) Holding and its Subsidiaries, as applicable, are the sole owners of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Whitney or any subsidiary of Whitney pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby. For purposes of this Section 3.3(s), “IIPI” means any information relating to an identified or identifiable natural person.

(ii) Holding’s and its Subsidiaries’ collection and use of such IIPI, the transfer of such IIPI to Whitney or any of its Subsidiaries, and the use of such IIPI by Whitney or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.

(t) Technology Systems.

(i) Except to the extent disclosed on Section 3.3(t)(i) of the Company Disclosure Letter, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by Holding and its Subsidiaries prior to the Effective Time.

(ii) The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens. Access to business-critical parts of the Technology Systems is not shared with any third party.

(iii) Section 3.3(t)(iii) of the Company Disclosure Letter sets forth details of Holding’s and its Subsidiaries’ disaster recovery and business continuity arrangements.

(iv) Neither Holding nor any of its Subsidiaries has received notice of or is aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of Holding’s or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

(u) Insurance Policies.  Except as set forth in Section 3.3(u) of the Company Disclosure Letter, each of Holding and its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. An accurate list of all such insurance policies is attached as Section 3.3(u) of the Company Disclosure Letter. Neither Holding nor any of its Subsidiaries is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. Except as set forth in Section 3.3(u) of the Company Disclosure Letter, all policies are valid and enforceable and in full force and effect and none of Holding or any of its Subsidiaries have received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Except as set forth in Section 3.3(u) of the Company Disclosure Letter, within the last three years, none of Holding or any of its Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Holding nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(v) Corporate Documents.  Holding has delivered, or will deliver within three days of the date of the Original Agreement, to WHC, with respect to Holding and each of its Subsidiaries, true and correct copies of their Organizational Documents, and the charters of each of the committees of their respective Boards of Directors, all as amended and currently in effect, and all of which are listed in Section 3.3(v) of the Company Disclosure Letter. All of the foregoing, and all of the corporate minutes and stock transfer records of Holding and each of its Subsidiaries that will be made available to WHC after the date of the Original Agreement, are current, complete and correct in all material respects.

(w) State Takeover Laws.  Holding has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “control share,” “market value,” “interested shareholder,” “business combination” or other anti-takeover Laws of any jurisdiction, including Sections 135 through 140.2 of the LBCL (collectively, “Takeover Laws”). Holding has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(x) Certain Actions.  Neither Holding nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and the Company has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To the Company’s Knowledge, there exists no fact, circumstance or reason that would cause any required Consent not to be received in a timely manner.

(y) Brokers and Finders.  Except for Sheshunoff & Co. Investment Banking (“Sheshunoff”), neither Holding nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(z) Fairness Opinion.  Prior to the execution of this Agreement, Holding has received an opinion of Sheshunoff to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Amount is fair, from a financial point of view, to the shareholders of Holding and a signed copy of the opinion has been delivered to WHC. Such opinion has not been amended or rescinded as of the date of this Agreement.

(aa) Accuracy of Statements.  No warranty or representation made or to be made by the Company in this Agreement or in any document furnished or to be furnished by the Company pursuant to this Agreement contains or will contain, as of the date of the Original Agreement, this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

(bb) Board Recommendation.  The Board of Directors of Holding, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Shareholder Support Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Holding shareholders and (ii) resolved to recommend that the holders of the shares of Holding Common Stock approve and adopt this Agreement.

(cc) Consent.  Holding hereby consents to the inclusion in the Proxy Statement/Prospectus of the recommendation of the Board of Directors of Holding, and Sheshunoff has consented to the inclusion of its opinion so long as such inclusion is in form and substance reasonably satisfactory to Sheshunoff.

(dd) Derivative Contracts.  Neither Holding nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-trade or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet that is a financial derivative contract (including various combinations thereof).

(ee) Loan Originations.

(i) Lender Qualifications.  Each of Holding and its Subsidiaries have been during the last three years, and are presently in, compliance with all Applicable Requirements, except where such failure to comply has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Holding and its Subsidiaries have timely filed, or will have timely filed by the Closing Date, all reports that any Governmental Authority or Insurer requires that it file with respect to the business of loan origination, except where such failure to make such filings has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither the United States Department of Housing and Urban Development nor the applicable state agency has indicated to Holding or any of its Subsidiaries in writing, or to the Knowledge of Holding, in any other manner, that it has terminated or intends to terminate its relationship with

Holding or any such Subsidiary for poor performance, poor loan quality or concern with respect to Holding’s or any Subsidiary’s compliance with Laws or that Holding or any of its Subsidiaries is in default under or not in compliance with respect to any Applicable Requirements, except as would not, individually or in the aggregate, be materially adverse to Holding and its Subsidiaries.

(ii) Holding Conduct.  The loan origination and underwriting processes, procedures and guidelines of Holding and its Subsidiaries that are used in the business of loan origination are adequate and are consistent with generally accepted industry standards, and Holding and its Subsidiaries have not taken any action or omitted to take any action in violation of such loan origination and underwriting processes, procedures and guidelines with respect to any of the Pipeline Loans. Neither Holding nor its Subsidiaries have done or caused to be done, or have failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (A) any private mortgage insurance or commitment of any private mortgage insurer to insure, (B) any title insurance policy, (C) any hazard insurance policy, (D) any flood insurance policy, (E) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers, or (F) any surety or guaranty agreement, in each case applicable to the Pipeline Loans or reasonably necessary to the operation of the business of originating loans. Neither the United States Department of Housing and Urban Development nor the applicable state agency nor a private mortgage insurer has (x) claimed in writing or, to the Knowledge of Holding, intends to claim, that the Pipeline Loans, Holding or any of its Subsidiaries have violated or have not complied with the representations and warranties applicable with respect to any Pipeline Loans, or with respect to any sale of Mortgage Loans or mortgage servicing rights or (y) imposed restrictions on the activities (including commitment authority) of Holding or any Subsidiary, except where such restrictions have not had, and are not reasonably likely to have, a Material Adverse Effect.

(iii) Pipeline Loans.

(A) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the aggregate fair market value of the Pipeline Loans, each Pipeline Loan was advertised, solicited and originated by Holding in a manner consistent with all Applicable Requirements and applicable Laws, and with the intent and expectation that, upon closing or funding, it would be (1) eligible for sale to, or insurance by (if required by the investor or other purchaser), or pooling to collateralize securities issued by, the United States Department of Housing and Urban Development or the applicable Regulatory Authority or Insurer or investor; (2) evidenced by a Mortgage Note with such terms as are customary in the business; (3) duly secured by a Mortgage with such terms as are customary in the business and which grants the holder thereof either a first lien on the Mortgaged Property (including any improvements thereon) with respect to Pipeline Loans originated as first lien Mortgage Loans and with respect to Pipeline Loans originated as second lien Mortgage Loans, a second priority lien on the Mortgaged Property which constitutes a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) and is in full force and effect and is insured by a title policy issued by a company acceptable to the applicable Agency or investor to the extent required by the applicable Agency or investor; (4) accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of Holding or one of its Subsidiaries or the assignee of Holding or one its Subsidiaries, which insurance policy or policies covers such risks as are customarily insured against in accordance with industry practice and in accordance with investor or Agency requirements, and which includes flood insurance and/or special hazard insurance where either is required by an investor or Agency; and (5) covered by a policy of private mortgage insurance, if required by the terms of any Applicable Requirement or any applicable Law. Neither Holding nor its Subsidiaries has engaged in any act or omission that would impair the coverage of such insurance described in this subsection, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business of originating loans or the aggregate fair market value of the Pipeline Loans.

(B) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business of originating loans or the aggregate fair market value of the Pipeline Loans, but for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon the closing and funding of the Pipeline Loans, Holding or its Subsidiaries would have been the sole owner of each of the Pipeline Loans and the sole owner or beneficiary of or under the related Mortgage Notes, Mortgages, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, Tax Returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Pipeline Loans (the “Mortgage Files”). Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business of originating loans or the aggregate fair market value of the Pipeline Loans, there exists no physical damage to any Mortgaged Property reflected in the Mortgage Files as securing any Pipeline Loan, which physical damage is not insured against in compliance with the Applicable Requirements or would cause any Pipeline Loan to become delinquent or adversely affect the value or marketability of any Pipeline Loan.

(ff) Insurance Agency.  Parish Financial Services, Inc., a Louisiana corporation, (the “Insurance Agency”) holds such insurance licenses, certificates, and permits from Governmental Authorities (including from the insurance regulatory agencies from the various jurisdictions where it conducts business as are necessary to the conduct of its business; Holding and the Insurance Agency have fulfilled and performed all obligations necessary to maintain the insurance licenses. There is no pending, or to Holding’s Knowledge, threatened claim, action, suit, proceeding or investigation that could result in revocation, termination, suspension, limitation or modification of any insurance license that would result, individually or in the aggregate, in a Material Adverse Effect on Holding or its Subsidiaries.

3.4 Representations and Warranties of Whitney.  Subject to and giving effect to Section 3.2, WHC and WNB, jointly and severally, hereby represent and warrant to the Company as follows:

(a) Organization, Standing, and Power.  Each of WHC and WNB is duly organized, validly existing, and (as to WHC) in good standing under the Laws of the jurisdiction in which it is incorporated. WHC is a bank holding company within the meaning of the BHC Act. WNB is a national banking association domiciled in the State of Louisiana.

(b) Authority; No Breach of Agreement.

(i) WHC and WNB each have the corporate power and authority necessary to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Whitney’s duly constituted Board of Directors and, in the case of WNB, its sole shareholder). Assuming due authorization, execution, and delivery of this Agreement by Holding and the Bank, subject to receipt of Regulatory Consents this Agreement represents a legal, valid, and binding obligation of each of WHC and WNB, enforceable against each of WHC and WNB, in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, (B) general equitable principles and (C) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) Neither the execution and delivery of this Agreement by WHC or WNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to WHC or WNB or any of their respective material assets.

(c) Capital Stock.  WHC’s authorized capital stock consists of 100,000,000 shares of WHC Common Stock, of which, as of May 31, 2008, 67,713,296 shares are issued and 3,808,693 shares were held in treasury. All of the outstanding shares of WHC Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable (except as provided in 12 U.S.C. Section 55). None of the outstanding shares of WHC Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of WHC. All of the outstanding shares of WHC Common Stock and all Rights to acquire shares of WHC Common Stock have been issued in compliance with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of WNB have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of WNB has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. WHC owns all of the issued and outstanding shares of capital stock of WNB free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

(d) Legal Proceedings.  There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that is not so disclosed, pending or, to Whitney’s Knowledge, threatened against Whitney, or against any asset, interest, or right of Whitney, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Whitney.

(e) SEC Filings; Financial Statements.  WHC has filed with the SEC true and complete copies of WHC’s Financial Statements. WHC’s Financial Statements have been prepared in accordance with GAAP, and present fairly, in conformity with GAAP, the financial position, results of operations, changes in shareholders’ equity and cash flows of WHC and its Subsidiaries as of the dates thereof and for the periods covered thereby. None of WHC’s Financial Statements and no proxy statements for the years 2007 and 2008 filed with the SEC, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by them with the SEC, the FDIC, the OCC, and the Federal Reserve Board.

(f) Legality of Whitney Securities.  All shares of WHC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.

(g) Accuracy of Statements.  No warranty or representation made or to be made by Whitney in this Agreement or in any document furnished or to be furnished by Whitney pursuant to this Agreement contains or will contain, as of the date of the Original Agreement, this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 4

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

4.1 Conduct of Business Prior to Effective Time.  During the period from the date of the Original Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (c) maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (d) take no action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

4.2 Forbearances.  During the period from the date of the Original Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2, the Company shall not, without the prior written consent of the chief executive officer or chief financial officer of WHC (which consent shall not be unreasonably withheld or delayed):

(a) amend Holding’s or its Subsidiaries’ Organizational Documents or any resolution or agreement concerning indemnification of their respective directors or officers;

(b) except for Permitted Issuances and except as provided in Section 4.3, (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of Holding Capital Stock or capital stock of any of its Subsidiaries, (iii) grant any Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of Holding Capital Stock or capital stock of any of Holding’s Subsidiaries, or (v) make any change in any instrument or Contract governing the terms of any of Holding’s or its Subsidiaries’ securities;

(c) other than in the ordinary course of business or pursuant to Contracts in force at the date of the Original Agreement, or permitted by, this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;

(d) (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value;

(e) terminate or allow to be terminated any of the policies of insurance Holding and its Subsidiaries maintain on their respective businesses or Properties, cancel any material indebtedness owing to Holding or its Subsidiaries or any claims that Holding or its Subsidiaries may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

(f) enter into any new line of business, or change Holding’s or its Subsidiaries’ lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;

(g) except in the ordinary course of business consistent with past practices: (i) lend any money or pledge any of Holding’s or its Subsidiaries’ credit in connection with any aspect of Holding’s or its Subsidiaries’ businesses whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any lien, encumbrance or other liability any of Holding’s or its Subsidiaries’ assets, (iii) sell, assign or transfer any of its assets in excess of $50,000 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except in the ordinary course of business;

(h) other than in the ordinary course of business, incur any indebtedness for borrowed money other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six months or less); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(i) other than in consultation with WHC, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported except in the ordinary course, consistent with past practices;

(j) enter into any Contract, excluding Loans entered into in the ordinary course of business, other than renewals of Contracts of terms for less than one year and without any other materially adverse change in terms and, other than in the ordinary course of business, terminate or waive any material provision of any Contract other than normal nonrenewals of Contracts in accordance with their terms;

(k) other than in the ordinary course of business or as required by Benefit Plans and Contracts as in effect at the date of the Original Agreement, (i) increase in any manner the compensation or fringe benefits of any of Holding’s or its Subsidiaries’ officers, employees or directors, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement with or for the benefit of any such officer, employee or director, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any Holding Stock Plan;

(l) settle any material Litigation;

(m) revalue any of Holding’s or any of its Subsidiaries’ assets or materially change any method of accounting or accounting practice used by it or any of its Subsidiaries, other than changes required by GAAP or the OCC;

(n) file or amend any Tax Return except in the ordinary course of business; settle or compromise any material Tax Liability; or make, change or revoke any material Tax election or change any method of Tax accounting, except as required by applicable Law;

(o) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(o) shall preclude Holding from exercising its rights under Sections 4.5 or 4.12;

(p) merge or consolidate Holding or any of its Subsidiaries with any other Person;

(q) acquire assets outside of the ordinary course of business not consistent with past practices from any other Person with a value or purchase price in the aggregate in excess of $50,000;

(r) make any adverse changes in the mix, rates, terms or maturities of the Bank’s deposits or other Liabilities;

(s) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed applicable regulatory lending limits;

(t) take any action or fail to take any action that will cause Holding’s consolidated net shareholders’ equity to be less than $56.5 million (which includes adjustments for Excess Compensation Amount, but such amount shall be $58.5 million if there is no adjustment pursuant to provisions (y)  and (z) of the definition of Excess Compensation Amount) at the Effective Time;

(u) make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which policies has been provided to Whitney; provided, that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans in its loan portfolio; provided further, that the Company will allow a representative of WNB to be present for informational purposes only at all meetings of the Board of Directors or any committee of the Bank at which the Board or any committee thereof will vote on proposed new or renewal loans or investments and such WNB representative shall not take part in discussions or voting on any matters presented at such meetings (in furtherance of which, the Company has, concurrently with the execution of the Original Agreement, provided to Whitney a calendar of such board or committee meetings of the Bank, and will promptly provide to Whitney any updates to such calendar after the date of the Original Agreement);

(v) take any action that at the time of taking such action is reasonably likely to prevent, or would be reasonably likely to interfere with, the consummation of the Merger;

(w) knowingly take any action that would prevent or impede the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or

(x) agree or commit to take any of the actions prohibited by this Section 4.2.

4.3 Dividends.  WHC and Holding agree that, from and after the date of the Original Agreement until the Effective Time, Holding shall not pay any dividends on outstanding shares of Holding Common Stock, other than payment of its regular $0.50 per share quarterly dividend, consistent with past practices.

4.4 State Filings.  Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, WHC shall execute and cause to be filed the Louisiana Certificate of Merger with the Secretary of State of the State of Louisiana.

4.5 Holding Shareholder Approval; Registration Statement and Proxy Statement/ Prospectus.

(a) Holding shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the Holding Shareholder Approval and such other matters as the Board of Directors of Holding may direct, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. WHC shall be entitled to have a representative attend such meeting of shareholders. The Board of Directors of Holding shall make the Holding Directors’ Recommendation to its shareholders and the Holding Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the Holding Board of Directors may withdraw, modify, or change in an adverse manner to Whitney its recommendations if the Board of Directors of Holding concludes in good faith (and based upon the advice of its outside counsel) that the failure to so withdraw, modify, or change its recommendations would constitute a breach of the fiduciary duties of Holding’s Board of Directors under applicable Law. Notwithstanding such withdrawal of such Holding Directors’ Recommendation, Holding shall nevertheless submit this Agreement to its shareholders for adoption unless such action is prohibited under applicable Law.

(b) As soon as reasonably practicable after the execution of this Agreement, WHC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(c) Each Party agrees, as to itself and Holding agrees as to its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to Holding shareholders and at the time of the meeting of Holding shareholders or any postponement or adjournment thereof, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.

4.6 Quotation of WHC Common Stock.  WHC shall cause the shares of WHC Common Stock to be issued in the Merger to be approved for quotation on Nasdaq prior to the Effective Time.

4.7 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all Consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.

(b) Immediately following the Effective Time (or such later time as WHC may direct), the Parties shall take all actions necessary to consummate the Bank Merger and cause the Bank Merger Agreement effecting the Bank Merger to be filed with the OCC. Subject to Section 1.2 hereof, the Bank Merger Agreement will be filed with and recorded by the OCC and the Bank Merger shall be effective at the date and time specified in the Bank Merger Agreement.

(c) Each Party undertakes and agrees to use its reasonable efforts to cause the Merger and Bank Merger, and to take no action that would cause the Merger and the Bank Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes.

(d) The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.

4.8 Applications and Consents.

(a) The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.

(b) Without limiting the foregoing, the Parties shall cooperate in (i) the filing of any required applications and notices with the Federal Reserve Board under the BHC Act and with the OCC, and obtaining approval of such applications and notices and (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices (collectively, the “Regulatory Consents”).

(c) Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or Holding’s Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.

4.9 Notification of Certain Matters.  The Company will give prompt notice to Whitney (and subsequently keep Whitney informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on Holding and its Subsidiaries, taken as a whole, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(b) to be satisfied, or otherwise constitute a breach of this Agreement by the Company due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b) or give rise to a termination right under Section 6.1. Holding shall deliver to WHC a copy of each written opinion of its financial advisor, Sheshunoff, as soon as reasonably practicable after Holding’s receipt thereof.

4.10 Investigation and Confidentiality.

(a) The Company shall permit Whitney to make or cause to be made such investigation of the business and Properties of Holding and its Subsidiaries and of the Holding’s and its Subsidiaries’ financial and legal conditions as Whitney reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations; and provided further, that neither Holding nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other privilege with respect to such information, contravene any Law, Order, or Contract, or result in disclosure of any trade secrets of third parties and the Parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding clause apply. No investigation by Whitney shall affect the representations and warranties of the Company or the right of Whitney to rely thereon. Between the date of the Original Agreement and the Effective Time, Holding shall permit Whitney’s senior officers to meet with the financial officers of the Company, including officers responsible for Holding’s Financial Statements, the internal controls of the Company and the disclosure controls and procedures of the Company, to discuss such matters as WHC may deem reasonably necessary or appropriate for WHC to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(b) Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreements, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party. Notwithstanding anything to the contrary in either Confidentiality Agreement, the Parties expressly agree that there is no limit on disclosure of the tax treatment or tax structure of any transaction contemplated under this Agreement.

4.11 Press Releases; Publicity.  Prior to the Effective Time, the Company shall consult with Whitney as to the form and substance of any Company press release, other public statement or shareholder communication related to or mentioning this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto; provided, that nothing in this Section 4.11 shall be deemed to prohibit the Company from making any disclosure that its counsel deems reasonably necessary or advisable in order to satisfy the Company’s disclosure obligations imposed by Law.

4.12 Acquisition Proposals.  The Company agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (a) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (b) engage or participate in any negotiations concerning, or (c) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event the Company receives an unsolicited bona fide Acquisition Proposal at any time prior to, but not after, the time this Agreement is adopted by the Holding Shareholder Approval, and Holding’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Holding concludes in good faith (and based upon the advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Holding shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. Holding will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the Original Agreement with any Persons other than WHC with respect to any Acquisition Proposal. Holding shall promptly (and in any event within two Business Days) advise WHC following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep WHC apprised of any related developments, discussions and negotiations on a current basis.

4.13 Takeover Laws.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Holding and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

4.14 Employee Benefits and Contracts.  All employees of the Company shall become or remain employees of the Bank upon consummation of the Merger, and upon consummation of the Bank Merger all employees of the Bank at the effective time of the Bank Merger shall become employees of WNB. Whitney and the Bank reserve the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee, subject to payment of any severance pay or other termination benefits due under terms of employment contracts with Holding or the Bank set forth in Section 4.14 of the Company Disclosure Letter. At the Effective Time, all such employees shall be eligible for such employee benefits as are generally available to employees of WNB having like tenure, officer status and compensation levels (including without limitation benefits under WNB’s Severance Pay Policy as detailed in WNB Human Resource Policies and Procedures No. 4.03) except (a) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of Whitney’s Compensation and Human Resources Committee and (b) all such employees shall be given full credit for all prior service (including, but not limited to, credit towards satisfaction of any waiting periods under WHC’s Savings Plus 401k Plan or WNB’s health and welfare plans) as employees of Holding or the Bank; provided, however, that all such employees shall be treated as newly hired WNB employees for purposes of eligibility and benefit accrual under WHC’s defined benefit retirement plan or any substitute plan that may be adopted by the board of directors of WHC or WNB from time to time. Prior to the Effective Time, the Board of Directors of Holding shall adopt resolutions approving freezing its existing Employee Stock Ownership Plan (with 401(k) provisions) (the “Holding 401K Plan”) as of the last day of the month immediately preceding the date of the Holding Shareholder Approval. Following the Merger, WNB will take appropriate actions with respect to the Holding 401K Plan pursuant to applicable law. Whitney may apply any pre-existing condition exclusion under its health plan(s) in which any employees of Holding or the Bank become eligible to participate, but only to the extent such exclusion does not exceed in duration the corresponding provision under the health plan maintained by Holding or the Bank, as applicable, under which such employees were covered as of the Effective Time and applying periods of creditable coverage under the Bank’s group health plan against such pre-existing exclusions or similar waiting periods. Whitney, through its medical and dental plan underwriters, shall use commercially reasonable efforts to provide employees and enrolled dependents credit for all eligible expenses incurred within the calendar year under plans maintained by Holding or the Bank for purposes of satisfying annual deductibles and out-of-pocket maximums under Whitney’s plans. Employees of Holding and the Bank are solely responsible for supplying satisfactory proof of previously incurred expenses to Whitney’s plan underwriters.

4.15 Indemnification.

(a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of the Original Agreement, or who becomes prior to the Effective Time, a director or officer of Holding or any of its Subsidiaries (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of Holding, its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, WHC shall indemnify, defend and hold harmless, to the same extent such Indemnified Parties are indemnified or have the right to advancement of expenses pursuant to the respective Organizational Documents of Holding and its Subsidiaries, and further subject to applicable Law, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation. Holding represents and warrants that there are no indemnification agreements in existence on the date of the Original Agreement between Holding or its Subsidiaries and an Indemnified Party. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (i) WHC shall have the right to assume the defense thereof and upon such assumption WHC shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if WHC elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between WHC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and WHC shall advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) WHC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (iii) WHC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b) WHC agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers, and employees of Holding and its Subsidiaries (the “Covered Parties”) as provided in their respective Organizational Documents as in effect as of the date of the Original Agreement or in any indemnification agreement in existence on the date of the Original Agreement with Holding and its Subsidiaries and disclosed in Section 4.15 of the Company Disclosure Letter with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of Whitney or WNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by WHC is required to effectuate any indemnification for any director or officer of Holding or its Subsidiaries, WHC shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between WHC and the Indemnified Party.

(c) Whitney, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of Holding at or before the Effective Time to be covered by Holding’s existing directors’ and officers’ liability insurance policy; provided, that Whitney may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy; provided further, that in no event shall the annual premium applicable to the coverage exceed 150% of the current annual premium paid by the Company (as set forth in Section 3.3(t) of the Company Disclosure Letter) for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

(d) If WHC or WNB or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of WHC or WNB, as applicable, as the surviving entities shall assume the obligations set forth in this Section 4.15.

(e) The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and Covered Party, as applicable, and his or her heirs and representatives.

4.16 Agreement of Affiliates.  The Company has disclosed in Section 4.16(a) of the Company Disclosure Letter each Person that is an officer, director or 5% or greater shareholder of Holding. The Company shall cause each officer and director of Holding, and shall use its commercially reasonable efforts to cause each 5% or greater shareholder of Holding, to deliver to WHC not later than the Effective Time, a written agreement, in substantially the form of Exhibit C. Set forth on Section 4.16(b) of the Company Disclosure Letter are the agreements that the Parties agree will be amended or terminated prior to the Effective Time. Following the Review Period, WHC will identify any additional agreements that it would like the Company to terminate or amend as of the Effective Time (the “Amended Agreements”). Prior to the Effective Time, the Company will use its best efforts to cause the Amended Agreements to be terminated or amended immediately prior to the Effective Time, as consented to and approved by WHC.

4.17 Excluded Assets.  Immediately prior to the Effective Time, the Company shall transfer and convey to the Company’s designee the assets set forth on Section 4.18 of the Company Disclosure Letter for a cash payment from the designee in the amount of the book value for such assets as set forth on Holding Financial Statements.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1 Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:

(a) Holding Shareholder Approval.  Holding shall have obtained the Holding Shareholder Approval.

(b) Regulatory Approvals.  All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement and, unless WHC elects to delay the Bank Merger in accordance with Section 1.2 of this Agreement, the Bank Merger Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a material adverse effect on the financial position, results of operations or prospects of Whitney or any of its subsidiaries, including the Company.

(c) No Orders or Restraints; Illegality.  No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains, or makes illegal the consummation of the Merger.

(d) Registration Statement.  The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Quotation of WHC Common Stock.  The shares of WHC Common Stock to be issued to the holders of Holding Common Stock upon consummation of the Merger shall have been authorized for quotation on Nasdaq.

5.2 Conditions to Obligations of Whitney.  The obligations of Whitney to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by WHC pursuant to Section 7.7:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of the Original Agreement, this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of the Original Agreement, this Agreement or some other date shall be true and correct as of such date), and Whitney shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Whitney shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.

(c) Corporate Authorization.  Whitney shall have received from the Company (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) a certificate of good standing, dated not more than three Business Days before the Closing Date, from the Secretary of State of the State of Louisiana.

(d) Consents.  The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.3(b)(v)(C) and Section 3.3(k)(i) of the Company Disclosure Letter.

(e) Material Adverse Effect.  Since the date of the Original Agreement, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole.

(f) Tax Opinions.  WHC shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of WHC and Holding will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of WNB and the Bank will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (iii) no gain or loss will be recognized by holders of Holding Common Stock with respect to the Stock Consideration received in the Merger (except with respect to any cash received in lieu of a fractional share interest in WHC Common Stock). In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Whitney and the Company reasonably satisfactory in form and substance to such counsel. WHC shall have also received satisfactory assurances from Alston & Bird LLP that the consummation of the Merger will not be a taxable event to WHC or Holding.

(g) Affiliate Agreements.  Whitney shall have received from the Persons listed in Section 4.16(a) of the Company Disclosure Letter an executed written agreement in substantially the form of Exhibit C.

(h) Protective Covenant Agreements.  Concurrently with the execution and delivery of the Original Agreement Gary B. Blossman shall have entered into the Protective Covenant Agreement in substantially the form of Exhibit D.

(i) Termination of Agreements.  Whitney shall have received the Amended Agreements set forth on the revised Section 4.16(b) of the Company Disclosure Letter in form and substance reasonably satisfactory to WHC.

(j) Shareholders’ Equity.  Holding’s net shareholders’ equity shall not be less than $56.5 million (which includes adjustments for Excess Compensation Amount, but such amount shall be $58.5 million if there is no adjustment pursuant to provisions (y)  and (z) of the definition of Excess Compensation Amount).

(k) Exercise or Termination of Holding Stock Options and Holding Phantom Options.  All outstanding Holding Options shall have been exercised or terminated as provided in Section 1.7 and Holding’s Board of Directors and shareholders shall have taken all action necessary to terminate the Holding Stock Plans effective prior to the Effective Time and Whitney shall receive such documents and instruments to demonstrate compliance. No Holding Stock Options or Holding Phantom Options, whether vested or unvested, shall be outstanding as of the Effective Time.

(l) Average Closing Price.  The Average Closing Price of WHC Common Stock as calculated in accordance with Section 1.5(a) shall not be less than $16.75.

5.3 Conditions to Obligations of the Company.  The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Holding pursuant to Section 7.7:

(a) Representations and Warranties.  The representations and warranties of Whitney set forth in this Agreement, after giving effect to Section 3.2, shall be true and correct as of the date of the Original Agreement, this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of the Original Agreement, this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Whitney by the chief executive officer and the chief financial officer of Whitney, to such effect.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Whitney to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Whitney by the chief executive officer and the chief financial officer of Whitney, to such effect.

(c) Tax Opinion.  Holding shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of WHC and Holding will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of WNB and the Bank will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (iii) no gain or loss will be recognized by holders of Holding Common Stock with respect to the Stock Consideration received in the Merger (except with respect to any cash received in lieu of a fractional share interest in WHC Common Stock). In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Whitney and the Company reasonably satisfactory in form and substance to such counsel.

(d) Average Closing Price.  The Average Closing Price of WHC Common Stock as calculated in accordance with Section 1.5(a) shall not be less than $16.75.

ARTICLE 6

TERMINATION

6.1 Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding Holding Shareholder Approval, this Agreement and the Bank Merger Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of Holding and the Board of Directors (or Executive Committee of the Board of Directors) of WHC; or

(b) By the Board of Directors of Holding or the Board of Directors (or Executive Committee of the Board of Directors) of WHC in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below; or

(c) By the Board of Directors of Holding or the Board of Directors (or Executive Committee of the Board of Directors) of WHC in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final nonappealable action of such Governmental Authority, or (ii) Holding Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Holding shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or

(d) By the Board of Directors of Holding or the Board of Directors (or Executive Committee of the Board of Directors) of WHC in the event that the Merger has not been consummated by December 31, 2008, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or

(e) By the Board of Directors (or the Executive Committee of the Board of Directors) of WHC in the event that (i) Holding has withdrawn, qualified or modified the Holding Directors’ Recommendation in a manner adverse to Whitney or shall have resolved to do any of the foregoing, (ii) Holding has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of Holding has recommended, endorsed, accepted or agreed to an Acquisition Proposal; or

(f) By the Board of Directors of Holding in the event that (i) the Board of Directors of Holding has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither Holding nor any of its Representatives has failed to comply in all material respects with Section 4.12; or

(g) By the Board of Directors (or the Executive Committee of the Board of Directors) of WHC if holders of more than 10% in the aggregate of the outstanding Holding Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon, or any adjournment or postponement thereof, and shall have given notice of their intention to exercise their appraisal rights in accordance with Section 131 of the LBCL; or

(h) By Whitney by delivery of a notice to terminate this Agreement pursuant to Section 3.1.

6.2 Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and neither WHC or its subsidiaries nor Holding or its Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (a) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (b) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Holding and its Subsidiaries or 15% or more of any class of equity or voting securities of Holding or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Holding, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Holding or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Holding, (c) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Holding or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Holding, or (d) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or the Bank Merger or that could reasonably be expected to dilute materially the benefits to Whitney of the transactions contemplated hereby.

“Affiliate” of a Person shall mean (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (b) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Applicable Requirements” shall mean and include, as of the time of reference, with respect to Holding’s and its Subsidiaries’ origination of Pipeline Loans, all contractual obligations of Holding and its Subsidiaries (including any contained in a Mortgage Loan Document).

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Benefit Plan” shall mean any material written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, any other material written employee program or agreement, any medical, vision, dental, or other written health plan, any life insurance plan, and any other material written employee benefit plan or fringe benefit plan, including any written “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), maintained by, sponsored in whole or in part by, or contributed to by a Party for the benefit of its and its Subsidiaries’ employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations promulgated thereunder.

“Business Day” shall mean any day that Nasdaq is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which national banks in New York, New York or New Orleans, Louisiana are authorized or required to close for regular banking business.

“Confidentiality Agreement” shall mean those certain Confidentiality Agreements, dated June 5, 2008, by and between WHC and Holding.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Default” shall mean (a) any breach or violation of or default under any Contract, Law, Order, or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenting Shares” shall mean shares of Holding Common Stock that are owned by shareholders properly exercising their appraisal rights pursuant to Section 131 of the LBCL.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and that are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (c) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.

“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Excess Compensation Amount” shall mean, (x) in connection with that certain Gary B. Blossman Deferred Compensation Plan, as amended (the “Deferred Comp Plan”), any amount or Liability of the Company or Whitney (following Closing) arising out of or in connection with the Deferred Comp Plan in excess of $6.4 million on a pre-tax basis, plus (y) an amount equal to fifty percent (50%) of any amount (net of taxes) paid by the Company or WHC in connection with any termination, amendment, settlement and/or early payout of any long-term employment Contracts with Company employees or directors, plus (z) an amount equal to fifty percent (50%) of the estimated increased tax expense to be paid by the Company or Whitney as a result of disallowed deductions under Section 280G of the Internal Revenue Code or any comparable provision of state Tax Law. The Company represents that there is an approximate $1.0 million accrual on Holding’s Financial Statements that is available to Whitney to be applied to any amount or Liability owed to Mr. Blossman under the Deferred Comp Plan.

“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Facilities” shall mean all buildings and improvements on the Property of the Company or its Subsidiaries.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“Hazardous Material” shall mean (a) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (b) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Environmental Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Governmental Authorities and any polychlorinated biphenyls).

“Holding Capital Stock” shall mean the Holding Common Stock and the Holding Preferred Stock.

“Holding Common Stock” shall mean the $0.01 par value per share common stock of Holding.

“Holding’s Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Holding and its Subsidiaries as of December 31, 2006 and 2007, and the audited related consolidated statements of operations, cash flows, and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for each of the three years ended December 31, 2005, 2006 and 2007, and the reports of its independent public accountants with respect to the audited financials, (ii) the unaudited consolidated balance sheets (excluding related notes and schedules) of Holding and its subsidiaries and the related statements of operations, shareholders’ equity and comprehensive income (excluding related notes and schedules) as of and for the period ended March 31, 2008, and (iii) the unaudited consolidated balance sheets of Holding and its Subsidiaries (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (excluding related notes and schedules) with respect to periods ended subsequent to March 31, 2008.

“Holding Option” shall mean an option to purchase a share or shares of Holding Common Stock issued under a Holding Stock Plan.

“Holding Phantom Option” shall mean an option issued pursuant to any Company phantom stock option agreement.

“Holding Preferred Stock” shall mean the no par value per share preferred stock of Holding.

“Holding Shareholder Approval” shall mean the approval of this Agreement by the holders of at least a majority of the outstanding shares of Holding Common Stock.

“Holding Stock Option” shall mean an option issued pursuant to the Parish National Bank 1995 Executive Stock Option Plan or the Parish National Corporation 2005 Executive Stock Option Plan.

“Holding Stock Plan” shall mean any equity, or phantom equity, compensation plan of Holding listed in Section 3.3(j)(i) of the Company Disclosure Letter.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan or Pipeline Loan, including any provider of private mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Mortgage Loan, Pipeline Loan or related Mortgaged Property.

“Intellectual Property” shall mean (a) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (b) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (c) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (d) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Knowledge” of any Party or “known to” a Party and any other phrases of similar import shall mean, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien or encumbrance of any nature whatsoever of, on, or with respect to any Property or Property interest, other than Liens for property Taxes not yet due and payable.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“Mortgage” shall mean a mortgage, deed of trust or other similar security instrument that creates a Lien on real property.

“Mortgage Loan” shall mean any loan that is, or upon closing or funding, will be, evidenced by a Mortgage or Mortgage Note and secured by a Mortgaged Property.

“Mortgage Loan Documents” shall mean the documents relating to Mortgage Loans or Pipeline Loans required by Applicable Requirements to originate the Mortgage Loans or Pipeline Loans, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.

“Mortgage Note” shall mean, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” shall mean a fee simple property (or such other estate in real property as is commonly accepted as collateral for mortgage loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a Mortgage.

“Nasdaq” shall mean the Nasdaq Global Select Market of The Nasdaq Stock Market, Inc.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, association or organization, certificate of incorporation, association or organization, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Party” shall mean Whitney, on the one hand, or the Company, on the other hand, and “Parties” shall mean Whitney and the Company.

“Pension Plan” shall mean any ERISA Plan that is also subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Permitted Expenses” shall mean (a) the reasonable expenses of the Company incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or other consultants incurred in connection with a merger or sale of the Company) not to exceed $200,000 in the aggregate and (b) the $1,500,000 fee payable to Sheshunoff, the Company’s financial advisor, in accordance with the engagement letter provided to Whitney prior to the execution of this Agreement.

“Permitted Issuances” shall mean issuances of Holding Common Stock upon exercise of outstanding Holding Options issued under the Holding Stock Plans and such dividends or distributions as may be required under the terms of the securities issued by the Statutory Trust.

“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.

“Pipeline Loans” shall mean Mortgage Loans which are sold to the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or any other investor or which are originated with the expectation of being so sold.

“Property” shall mean all real property leased or owned by Holding and its Subsidiaries or by Whitney, either currently or in the past.

“Proxy Statement/Prospectus” shall mean the proxy statement and other proxy solicitation materials of Holding and the prospectus of WHC constituting a part of the Registration Statement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by WHC under the 1933 Act with respect to the shares of WHC Common Stock to be issued to the shareholders of Holding in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Internal Revenue Service, all federal and state regulatory agencies having jurisdiction over Holding and its Subsidiaries and Whitney, FINRA, Nasdaq and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Party.

“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include Holding Options.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by (a) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the 1934 Act, (b) Rule 13a-14 or 15d-14 under the 1934 Act or (c) Section 906 of the Sarbanes-Oxley Act with respect to any report that is an SEC Report, filed, or required to be filed, by WHC with the SEC.

“SEC Rules and Regulations” shall mean the rules and regulations promulgated under the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940 and the Trust Indenture Act of 1939.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Holding Common Stock on terms that the Board of Directors of Holding concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Whitney to amend or modify the terms of the transactions contemplated by this Agreement), (a) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (b) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (c) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

“Tax” or “Taxes” shall mean, as the context shall require, all federal, state, local, municipal and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, municipal or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Return” shall mean any report, return, information return or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by the Company.

“Termination Fee” shall mean $5,000,000.

“WHC Common Stock” shall mean the no par value per share common stock of WHC.

“WHC’s Financial Statements” shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of WHC and its Subsidiaries as of March 31, 2008, and as of December 31, 2006 and 2007, and the related consolidated statements of operations, cash flows, and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for the three months ended March 31, 2008 and for each of the three years ended December 31, 2005, 2006 and 2007, as filed by WHC in its SEC Reports, and (b) the consolidated balance sheets of WHC and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows, and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) included in its SEC Reports filed with respect to periods ended subsequent to March 31, 2008.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Agreement	Parties
Amended Agreements	Section 4.16
Average Closing Price	Section 1.5(a)
Bank	Parties
Bank Merger	Preamble
Bank Merger Agreement	Preamble
Cash Component	Section 1.5(c)
Cash Consideration	Section 1.5(a)
Cash Election	Section 1.5(a)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Parties

Company Disclosure Letter	Section 3.1
Company Real Property	Section 3.3(p)(i)
Covered Parties	Section 4.15(b)
CRA	Section 3.3(r)
Dissenting Shareholder	Section 2.3
Effective Time	Section 1.4
Election	Section 1.5(d)(i)
Election Deadline	Section 1.5(d)(iv)
Exchange Agent	Section 1.5(d)(iv)
Exchange Fund	Section 2.1(d)
Exchange Ratio	Section 1.5(a)
Excluded Shares	Section 1.5(g)
Form of Election	Section 1.5(d)(ii)
Holder	Section 1.5(d)
Holding	Parties
Holding 401K Plan	Section 4.14
Holding Certificates	Section 1.5(b)
Holding Directors’ Recommendation	Section 3.3(b)(ii)
Holding Latest Balance Sheet	Section 3.3(d)(ii)
IIPI	Section 3.3(r)(i)
Indemnified Party	Section 4.15(a)
Insurance Agency	Section 3.3(ff)
LBCL	Section 1.1
Louisiana Certificate of Merger	Section 1.4
Material Adverse Effect	Section 3.2(b)
Merger	Preamble
Merger Consideration	Section 1.5(a)
Mortgage Files	Section 3.3(ee)(iii)(B)
Non-Election Shares	Section 1.5(d)(v)
Per Share Amount	Section 1.5(a)
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)
Review Period	Section 3.1
Sarbanes-Oxley Act	Section 4.10(a)
Shareholder Support Agreement	Preamble
Sheshunoff	Section 3.3(y)
Statutory Trust	Section 3.3(a)
Stock Consideration	Section 1.5(a)
Stock Election	Section 1.5(a)
Surviving Bank	Section 1.2
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.3(w)
WHC	Parties
Whitney	Parties
WNB	Parties

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

7.2 Non-Survival of Representations and Covenants.  Except for Articles 1 and 2, Sections 4.7(b), 4.7(c), 4.7(d), 4.10(b) and 4.15 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

7.3 Expenses.

(a) Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Whitney shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

(b) Nothing contained in this Section 7.3 or Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

7.4 Termination Fee.

(a) In the event that (i) (A) either WHC or Holding terminates this Agreement pursuant to Section 6.1(c)(ii) or (B) WHC terminates this Agreement pursuant to Section 6.1(b), as a result of a willful breach of a covenant or agreement by the Company or pursuant to Sections 6.1(e)(i) or 6.1(e)(ii), (ii) at any time after the date of the Original Agreement and prior to such termination, Holding shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (iii) within 12 months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by Holding with respect to an Acquisition Proposal, Holding shall pay WHC the Termination Fee within five Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds.

(b) In the event that WHC terminates this Agreement pursuant to Section 6.1(e)(iii), Holding shall pay to WHC the Termination Fee within five Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds. In the event that Holding terminates this Agreement pursuant to Section 6.1(f), Holding shall pay to WHC the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.

(c) The Company hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Whitney would not enter into this Agreement. In the event that Holding fails to pay when due any amount payable under this Section 7.4, then (i) Holding shall reimburse WHC for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) Holding shall pay to WHC interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to three percent (3%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by WHC) in effect on the date such overdue amount was originally required to be paid.

(d) In the event that WHC terminates this Agreement pursuant to Section 6.1(b) and Whitney is not in material breach of its material covenants and agreements contained in this Agreement or its representations and warranties, then Holding, whether or not any payment is made pursuant to Section 7.4, shall reimburse

WHC for all of its reasonable expenses in connection with this Agreement and the transactions contemplated hereby not later than three Business Days after submission of statements therefor.

7.5 Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly set forth in Section 4.15.

7.6 Amendments.  Before the Effective Time, this Agreement (including the Company Disclosure Letter and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Holding Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of Holding, unless such required approval is obtained.

7.7 Waivers.

(a) Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

7.8 Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

7.9 Notices.  All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

WHC:	Whitney Holding Corporation
228 St. Charles Avenue, Suite 615A
New Orleans, LA 70130
Telecopy Number: (504) 552-4851
Attention: Thomas L. Callicutt, Jr.
           Executive Vice President and
Chief Financial Officer

With copies to:	Aniko M. Ayres, Esq. Whitney National Bank Legal Department 228 St. Charles Avenue, Suite 626 New Orleans, LA 70130 Telecopy Number: (504) 552-4778

Copy to Counsel (which shall not constitute notice):	Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309 Telecopy Number: (404) 253-8340 Attention: Randolph A. Moore III, Esq.

Company:	Parish National Corporation 404 E. Kirkland Street Covington, LA 70433 Telecopy Number: (985) 898-5477 Attention: Gary B. Blossman President

Copy to Counsel (which shall not constitute notice):	Bradley Arant Rose & White LLP One Federal Place 1819 Fifth Avenue North Birmingham, AL 35203 Telecopy Number: (205) 488-6624 Attention: Paul S. Ware, Esq.

Carver Darden Koretzky Tessier Finn Blossman & Areaux, L.L.C. Energy Centre, Suite 3100 1100 Poydras Street New Orleans, Louisiana 70163 Telecopy: (504) 585-3507 Attention: Roy E. Blossman, Esq.

7.10 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Louisiana, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction, except that the Laws of the United States and the State of Louisiana shall govern the consummation of the Merger and the Bank Merger.

7.11 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

7.12 Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.13 Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

7.14 Severability.  If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.15 Attorneys’ Fees.

In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

7.16. Waiver of Jury Trial.

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

WHITNEY HOLDING CORPORATION	WHITNEY NATIONAL BANK

By:	By:
John M. Turner, Jr. President	John M. Turner, Jr. President

IN WITNESS WHEREOF, the Parties have executed this Agreement and the signatures of the officers have been attested as of the day and year first above written.

ATTEST WHITNEY HOLDING CORPORATION	ATTEST WHITNEY NATIONAL BANK

Teresa Z. Lygate Sr. Assistant Corporate Secretary	Teresa Z. Lygate Vice President/Sr. Assistant Corporate Secretary

IN WITNESS WHEREOF, the Parties have executed this Agreement and the signatures of the officers have been attested as of the day and year first above written.

ATTEST	PARISH NATIONAL CORPORATION

By:
Secretary	Gary B. Blossman President

ATTEST	PARISH NATIONAL BANK

By:
Secretary	Gary B. Blossman President

CERTIFICATE OF SECRETARY
OF
PARISH NATIONAL CORPORATION

I hereby certify that I am the duly elected Secretary of Parish National Corporation, a Louisiana corporation, currently serving in such capacity and that the foregoing Agreement and Plan of Merger was, in the manner required by law, duly approved, without alteration or amendment, by the shareholders of Parish National Corporation on          , 2008.

Certificate dated          , 2008.

Secretary

CERTIFICATE OF SECRETARY
OF
WHITNEY HOLDING CORPORATION

I hereby certify that I am the duly elected Corporate Secretary of Whitney Holding Corporation, a Louisiana corporation, presently serving in such capacity and that, in accordance with Section 112(E) of the Louisiana Business Corporation Law, the foregoing Agreement and Plan of Merger was not required to be submitted to the shareholders of Whitney Holding Corporation.

Certificate dated          , 2008.

Joseph S. Schwertz, Jr.
Corporate Secretary

EXECUTION BY CORPORATIONS

Considering the approval of this Agreement and Plan of Merger by the shareholders of WHC and Holding, as certified above, this Agreement is executed by WHC and Holding, acting through their respective Presidents and other officers, on the dates hereinafter set forth.

ATTEST	WHITNEY HOLDING CORPORATION

By:
Teresa Z. Lygate Sr. Assistant Corporate Secretary	John M. Turner, Jr. President

Date:	Date:

ATTEST	PARISH NATIONAL CORPORATION

Secretary	By: President

Date:	Date:

ACKNOWLEDGMENT AS TO
PARISH NATIONAL CORPORATION

STATE OF LOUISIANA

PARISH OF

BEFORE ME, the undersigned authority, personally came and appeared          , who, being duly sworn, declared and acknowledged before me that he is the President of Parish National Corporation and that in such capacity he was duly authorized to and did execute the foregoing Agreement and Plan of Merger on behalf of such corporation, for the purposes therein expressed and as his and such corporation’s free act and deed.

Sworn to and subscribed before me
this   day of          , 2008.

          , Notary Public
Notary Number
My commission expires at death

(SEAL)

ACKNOWLEDGMENT AS TO WHITNEY HOLDING CORPORATION

STATE OF LOUISIANA

PARISH OF ORLEANS

BEFORE ME, the undersigned authority, personally came and appeared John M. Turner, Jr., who, being duly sworn, declared and acknowledged before me that he is the President of Whitney Holding Corporation and that in such capacity he was duly authorized to and did execute the foregoing Agreement and Plan of Merger on behalf of such corporation, for the purposes therein expressed and as his and such corporation’s free act and deed.

John M. Turner, Jr.

Sworn to and subscribed before me
this   day of          , 2008.

Teresa Z. Lygate, Notary Public
Notary Number 34565
My commission expires at death

(SEAL)

Appendix B

June 8, 2008

Board of Directors
Parish National Corporation
404 East Kirkland Street
Covington, Louisiana 70433

Members of the Board:

You have requested Sheshunoff & Co. Investment Banking, LP’s (“Sheshunoff”) opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Parish National Corporation, Covington, Louisiana, a Louisiana corporation, (“PNC”) of the Agreement and Plan of Merger, as defined below, in the proposed merger with Whitney Holding Corporation, New Orleans, Louisiana, a Louisiana corporation, (“WHC”). Capitalized terms not defined herein shall have the meaning set out in the Merger Agreement.

Pursuant to the Agreement and Plan of Merger dated on or about June 8, 2008 (the “Merger Agreement”), WHC has agreed to exchange cash and stock in the amount of approximately $165,000,000 for all of the outstanding shares of common stock of PNC, (the “Merger Consideration”) less (i) the Stock Option Payment Amount, less (ii) the aggregate amount of any expenses incurred by PNC in connection with the Merger in excess of the Permitted Expenses, if any, and less (iii), the Excess Deferred Compensation Amount, if any. The current Per Share Amount is estimated to be approximately $159.05 after taking into account the cashing out of the in-the money portion of 30,200 options with a weighted average strike price of $38.73. The stock component is subject to a cuff of $19.50 and collar of $26.00 based on the price performance of WHC common stock over the 20 trading days preceding the fifth trading day immediately prior to the Effective Time.

WHC and PNC agree that, from and after the date of this Agreement until the Effective Time, PNC shall not pay any dividends on outstanding shares of PNC Common Stock, other than payment of its regular $0.50 per share quarterly dividend, consistent with past practices.

Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Sheshunoff is experienced in these activities and has performed assignments similar in nature to that requested by PNC on numerous occasions.

In connection with rendering the opinion, Sheshunoff, among other things:

1. Reviewed a draft of the Merger Agreement dated June 8, 2008;

2. Reviewed PNC’s audited financial statements for the period ending December 31, 2007;

3. Evaluated PNC’s regulatory reports as of December 31, 2007 and March 31, 2008;

4. Evaluated PNC’S consolidated results based upon a review of its regulatory reports for the five-year period ending December 31, 2007 and at March 31, 2008;

5. Conducted conversations regarding recent and projected financial performance of PNC with respective members of executive management;

6. Compared PNC’S recent operating results and pricing multiples for PNC in the Merger with those of certain other banks in Louisiana with assets greater than $100 million that have recently been acquired;

7. Compared PNC’s recent operating results and the pricing multiples for PNC in the Merger to those of certain other banks in the United States in transactions with assets between $250 million and $1 Billion that have recently been acquired;

8. Analyzed the present value of the after-tax cash flows PNC could produce on a stand-alone basis through March 31, 2013 based on projections provided by PNC’s management;

9. Held various on-site meetings with PNC’s management to discuss the potential sale of PNC; and

10. Performed such other analyses as we deemed appropriate.

Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to it by PNC and WHC for the purposes of this opinion. Sheshunoff assumed that any projections provided by PNC were reasonably prepared on a basis reflecting the best currently available estimates and judgments of PNC management and Sheshunoff has assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. Sheshunoff assumes no responsibility for and expresses no opinion on any such projections or the assumptions on which they are based. In addition, where appropriate, Sheshunoff relied upon publicly available information that it believes to be reliable, accurate, and complete; however, Sheshunoff cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

Sheshunoff did not make an independent evaluation of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of PNC or WHC, nor was Sheshunoff furnished with any such appraisals. Sheshunoff assumed that any off-balance sheet activities of PNC or WHC will not materially and adversely impact the future financial position or results of operation of PNC or WHC. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for PNC and WHC, respectively, are, in the aggregate, adequate to cover such losses. In addition, Sheshunoff has not reviewed any individual credit files or made an independent evaluation, appraisal or physical inspection of the assets or individual properties of PNC or WHC, nor has Sheshunoff been furnished with any such evaluations or appraisals.

Sheshunoff assumed that all required regulatory and third-party approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect PNC, WHC, the Merger or WHC’s operations following the Merger. Sheshunoff has also assumed that the executed Merger Agreement will conform in all material respects to the latest draft of the Merger Agreement that was provided to Sheshunoff.

Sheshunoff’s opinion is necessarily based on economic, market, and other conditions as they existed on the date hereof, and the information made available to it as the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion and the resulting conclusion, and Sheshunoff assumes no responsibility for advising any person of any change in any matter affecting this opinion. PNC’s management has informed Sheshunoff that it knows of no additional information, other than the estimated adjustments identified to us as of the date of the opinion that could have a material effect on its opinion. Other than for the proxy statement and at the Closing Date as defined in the Merger Agreement, Sheshunoff is not obligated to update, revise, or affirm this opinion.

Sheshunoff’s opinion is not an appraisal or opinion of value but is limited to the fairness of the Merger Consideration, from a financial point of view, to all holders of PNC common stock. Sheshunoff expresses no opinion on the underlying decision by PNC to engage in the Merger or the relative merits of the Merger as compared to the other transactions or business strategies that might be available to PNC. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement. The analyses and results thereof upon which this opinion is based and this opinion were reviewed and approved by a fairness committee of the firm.

Sheshunoff is acting as financial advisor to PNC in the Merger and will receive compensation for its services, a substantial portion of which is contingent upon the closing of the Merger. A portion of the fee, which is not contingent upon the closing of the Merger, is also payable upon the rendering of this opinion. In addition, PNC has agreed to reimburse our expenses and to indemnify us for certain liabilities that may arise out of this engagement.

Sheshunoff or its affiliates may also provide other investment banking services to PNC in connection with the Merger or for WHC in the future for which it may receive compensation.

It is understood that this opinion is for the information of the Board of Directors of PNC and may not be used for any other purpose without Sheshunoff’s prior written consent, except as may be required by law or by a court of competent jurisdiction and except that this opinion may be included in its entirety in any filing, if required, with respect to the Merger with the Securities and Exchange Commission or proxy statement sent to PNC shareholders.

Based on the foregoing, subject to the conditions noted above, and such other matters that Sheshunoff deemed relevant, it is Sheshunoff’s opinion, as of the date hereof, that the Merger Consideration to be received by the PNC shareholders pursuant to the Merger Agreement is fair, from a financial point of view.

Very truly yours,

SHESHUNOFF & CO.
INVESTMENT BANKING, LP

APPENDIX C

FULL TEXT OF SECTIONS 131
THE LOUISIANA BUSINESS CORPORATION LAW
LOUISIANA REVISED STATUTES — TITLE 12, CORPORATIONS AND
ASSOCIATIONS

§131. Rights of a shareholder dissenting from certain corporate actions

A. Except as provided in Subsection B of this Section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(G), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

B. The right of dissent provided by this Section shall not exist in the case of:

(1) A sale pursuant to an order of a court having jurisdiction in the premises.

(2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

(3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or, except in the case of shareholders of a corporation surviving the merger or consolidation in which each share of such corporation outstanding immediately prior to the effective date of the merger or consolidation is an identical outstanding or treasury share of such corporation after the effective date of the merger or consolidation, the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

C.(1)(a) Except as provided in Paragraph (4) of this Subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder’s last address on the corporation’s records.

(b) An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(2) Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock.

(3) Unless the objection, demand, and acknowledgment are made and delivered by the shareholder within the period limited in Paragraphs (1) and (2), he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken.

(4) In the case of a merger pursuant to R.S. 12:112(G), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation’s reply may be sent, deposit the certificates representing his shares in escrow as provided in Paragraph (2), and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as prescribed in Paragraph (2).

D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation’s disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder’s shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation’s statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation’s disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter’s rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 83 of the Louisiana Business Corporation Law (LBCL) provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his or her acts on behalf of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

The articles of incorporation and by-laws of Whitney Holding Corporation (Whitney) provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Whitney to the full extent permitted by Louisiana law.

Whitney maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Whitney pursuant to the foregoing provision or otherwise, Whitney has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following Exhibits are filed as part of this registration statement:

Exhibit
No.	Exhibit Description

2	Agreement and Plan of Merger among Whitney Holding Corporation, Whitney National Bank, Parish National Corporation and Parish National Bank, dated June 8, 2008 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement, and incorporated herein by reference).
3.1	Composite Charter of the Registrant, as amended (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-1026)).
3.2	By-laws of the Registrant, as amended (incorporated by reference from Exhibit 3.01 to the Registrant’s Current Report on Form 8-K, dated October 2, 2006 (File No. 0-1026)).
5	Opinion of Joseph S. Schwertz, Jr., general counsel and corporate secretary of Whitney Holding Corporation, as to the legality of the securities being registered.
8	Opinion of Alston & Bird LLP as to certain tax matters.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of LaPorte Sehrt Romig and Hand, a Professional Accounting Corporation.
23.3	Consent of Sheshunoff & Co. Investment Banking.

Exhibit
No.	Exhibit Description

23.4	Consent of Joseph S. Schwertz, Jr., general counsel and corporate secretary of Whitney Holding Corporation (included in Exhibit 5).
23.5	Consent of Alston & Bird LLP (included in Exhibit 8).
24 *	Powers of Attorney of directors of the Registrant (included on the signature page hereof).
99	Form of Proxy of Parish National Corporation.

*	Previously filed.

(b) Financial Statement Schedules

All financial statement schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes thereto incorporated by reference into this proxy statement-prospectus.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes as follows:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Orleans, state of Louisiana, on this 3rd day of October, 2008.

WHITNEY HOLDING CORPORATION

By:	/s/ Thomas L. Callicutt, Jr.
Thomas L. Callicutt, Jr.
Executive Vice President
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of October 3, 2008.

Signature	Title

/s/ John C. Hope III* John C. Hope III	Chairman of the Board, Chief Executive Officer, Director

/s/ R. King Milling* R. King Milling	Vice Chairman of the Board, Director

/s/ John M. Turner, Jr.* John M. Turner, Jr.	President, Director

/s/ Thomas L. Callicutt, Jr. Thomas L. Callicutt, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Joel B. Bullard, Jr.* Joel B. Bullard, Jr.	Director

/s/ Angus R. Cooper II* Angus R. Cooper II	Director

/s/ Richard B. Crowell* Richard B. Crowell	Director

Signature	Title

/s/ William A. Hines* William A. Hines	Director

/s/ Alfred S. Lippman* Alfred S. Lippman	Director

/s/ Michael L. Lomax* Michael L. Lomax	Director

/s/ Eric J. Nickelsen* Eric J. Nickelsen	Director

Kathryn M. Sullivan	Director

/s/ Dean E. Taylor* Dean E. Taylor	Director

/s/ Thomas D. Westfeldt* Thomas D. Westfeldt	Director

*By: /s/ Thomas L. Callicutt, Jr. Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Exhibit Description

5	Opinion of Joseph S. Schwertz, Jr., general counsel and corporate secretary of Whitney Holding Corporation, as to the legality of the shares being registered.
8	Opinion of Alston & Bird LLP as to certain tax matters.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of LaPorte Sehrt Romig and Hand, a Professional Accounting Corporation.
23.3	Consent of Sheshunoff & Co. Investment Banking.
23.4	Consent of Joseph S. Schwertz, Jr., general counsel and corporate secretary of Whitney Holding Corporation (included in Exhibit 5).
23.5	Consent of Alston & Bird LLP (included in Exhibit 8).
99	Form of Proxy of Parish National Corporation.